         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2000
                                                      REGISTRATION NO. 333-30858


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                            PARK NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            OHIO                             6021                31-1179518
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                              50 NORTH THIRD STREET
                                  P.O. BOX 3500
                             NEWARK, OHIO 43058-3500
                                 (740) 349-8451
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           DAVID C. BOWERS, SECRETARY
                            PARK NATIONAL CORPORATION
                              50 NORTH THIRD STREET
                                  P.O. BOX 3500
                             NEWARK, OHIO 43058-3500
                                 (740) 349-3708
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           --------------------------

                                   COPIES TO:
          CHARLES S. DEROUSIE, ESQ. AND               EDWIN L. HERBERT, ESQ.
          ELIZABETH TURRELL FARRAR, ESQ.              WERNER & BLANK CO., L.P.A.
          VORYS, SATER, SEYMOUR AND PEASE LLP         7205 WEST CENTRAL AVENUE
          52 EAST GAY STREET                          TOLEDO, OHIO  43617
          COLUMBUS, OHIO 43215                        (419) 841-8051
          (614) 464-6400

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement and upon the effective date of the merger of U.B. Bancshares, Inc. with and into the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus included as Part I of this Registration Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                               -------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                              U.B. BANCSHARES, INC.
                            -------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


         A special meeting of shareholders of U.B. Bancshares, Inc., an Ohio corporation, will be held at the main office of United Bank, N.A., 401 South Sandusky Avenue, Bucyrus, Ohio, on Wednesday, April 19, 2000, at 3:00 p.m., local time, for the following purposes:

         1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 14, 1999 and amended as of February 14, 2000, by and between Park National Corporation, an Ohio corporation, and U.B. Bancshares. Subject to the terms and conditions of the Agreement and Plan of Merger and the Amendment, at the effective time of the merger, each outstanding U.B. Bancshares common share will be canceled and extinguished and converted into the right to receive a number of Park National common shares equal to the exchange ratio determined under the terms of the Agreement and Plan of Merger and the Amendment.


         2. To transact such other business as may properly come before the meeting or any adjournment.


         THE BOARD OF DIRECTORS OF U.B. BANCSHARES UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE AMENDMENT.

         Only shareholders of record as of the close of business on March 17, 2000 will be entitled to vote at the U.B. Bancshares special meeting or any adjournment.

         We are enclosing a copy of the proxy statement/prospectus which describes the transactions contemplated by the Agreement and Plan of Merger.


         Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted at the U.B. Bancshares special meeting by delivering a later dated signed proxy card or a written notice of revocation to U.B. Bancshares or by voting in person at the special meeting. Your attendance at the special meeting will not, in and of itself, constitute a revocation of your proxy.

                                           By Order of the Board of Directors,


                                           /s/ Albert L. Stetzer
Bucyrus, Ohio                              Albert L. Stetzer, Secretary
March 20, 2000

--------------------------------------------- ----------------------------------
        PARK NATIONAL CORPORATION                   U.B. BANCSHARES, INC.
                PROSPECTUS                             PROXY STATEMENT
                   FOR                                      FOR
325,500 COMMON SHARES, WITHOUT PAR VALUE,     SPECIAL MEETING OF SHAREHOLDERS OF
                    OF                              U.B. BANCSHARES, INC.

        PARK NATIONAL CORPORATION                      TO BE HELD ON
TO BE ISSUED IN CONNECTION WITH THE MERGER        WEDNESDAY, APRIL 19, 2000
                    OF                                  AT 3:00 P.M.

  U.B. BANCSHARES, INC. WITH AND INTO
        PARK NATIONAL CORPORATION

--------------------------------------------- ----------------------------------


         The boards of directors of Park National and U.B. Bancshares have each unanimously approved the merger agreement between U.B. Bancshares and Park National. If the merger is completed, the shareholders of U.B. Bancshares will receive approximately .554 common shares of Park National for each common share of U.B. Bancshares which they own. In lieu of issuing fractional common shares, Park National will make a cash payment based on a formula in the merger agreement. Following the merger, U.B. Bancshares' subsidiary, United Bank, N.A., will be a subsidiary of Park National and U.B. Bancshares will no longer exist as a separate entity.

         On December 13, 1999, the last trading day prior to the joint public announcement by Park National and U.B. Bancshares of the proposed merger, Park National common shares, which are listed on the American Stock Exchange under the symbol "PRK," closed at $110.75 per share, and on March 14, 2000, the last trading day before the date of this proxy statement/prospectus, Park National common shares closed at $[ ] per share.


         This document is a proxy statement for use by U.B. Bancshares in soliciting proxies for its special meeting of shareholders. It is also a prospectus for Park National relating to the issuance of Park National common shares in connection with the merger. It gives detailed information about the merger, and includes a copy of the merger agreement. We urge you to read the document before deciding how to vote. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER, WHICH ARE DESCRIBED BEGINNING ON PAGE [ ].

         We cannot complete the merger unless the shareholders of U.B. Bancshares vote to adopt the merger agreement. YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO VOTE, THE EFFECT WILL BE A VOTE "AGAINST" ADOPTION OF THE MERGER AGREEMENT.




         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PARK NATIONAL COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY
STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         This proxy statement/prospectus is dated March 15, 2000 and is first being mailed to U.B. Bancshares shareholders on or about March 20, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION


         This proxy statement/prospectus incorporates important business and financial information about Park National from documents that Park National has filed with the Securities and Exchange Commission but has not included or delivered with this proxy statement/prospectus. If you call or write us, we will send you these documents, including exhibits specifically incorporated by reference into this proxy statement/prospectus, without charge. You can contact us at:


                            Park National Corporation
                              50 North Third Street
                                  P.O. Box 3500
                             Newark, Ohio 43058-3500
                      Attention: David C. Bowers, Secretary
                                 (740) 349-3708


         PLEASE REQUEST DOCUMENTS FROM PARK NATIONAL NO LATER THAN APRIL 12, 2000. If you request any documents, Park National will mail the documents to you by first class mail, or another equally prompt means, by the next business day after we receive your request.


         See "Where You Can Find More Information" on page [ ] for more information about the documents referred to in this proxy statement/prospectus.

                                TABLE OF CONTENTS



DESCRIPTION                                                                                                     PAGE
-----------                                                                                                     ----
Questions and Answers About the Merger............................................................................1
Summary...........................................................................................................3
    Selected Financial Data......................................................................................10
Risk Factors.....................................................................................................11
    Since the market price of Park National common shares fluctuates, U.B. Bancshares shareholders cannot be sure of the market value of the Park National common shares they will receive in the merger.....................................................................................................11
    We cannot assure you that Park National and U.B. Bancshares will be able to successfully integrate their businesses...........................................................................................11
    The termination fee may discourage other companies from trying to acquire U.B. Bancshares even if the other acquisition could offer higher immediate value to U.B. Bancshares' shareholders..................11
    Directors and executive officers of U.B. Bancshares may have interests that are different from or in addition to your interests as a shareholder................................................................12
    Park National's acquisition strategy could pose risks in the future..........................................13
The U.B. Bancshares Special Meeting..............................................................................13
    General......................................................................................................13
    Matters to be Considered at the U.B. Bancshares Special Meeting..............................................13
    Voting at the U.B. Bancshares Special Meeting; U.B. Bancshares Record Date...................................14
Principal Shareholders of Park National..........................................................................15
Principal Shareholders of U.B. Bancshares........................................................................18
The Merger.......................................................................................................19
    General......................................................................................................19
    Background and Reasons for Merger............................................................................19
    Opinion of Austin Associates.................................................................................21
        Comparative Transactions.................................................................................22
        Value of Park National Common Shares.....................................................................23
        Contribution Analysis....................................................................................23
        Dilution Analysis........................................................................................23
        Discounted Cash Flow Analysis............................................................................23
        Dividends................................................................................................23
    Effect on Outstanding Park National Common Shares and Exchange of U.B. Bancshares Common
     Shares......................................................................................................24
        Effect on Outstanding Park National Common Shares........................................................24
        Exchange of U.B. Bancshares Common Shares................................................................24
        No Fractional Park National Common Shares to Be Issued...................................................25
        Closing of U.B. Bancshares Share Transfer Books; Exchange of Certificates Evidencing U.B.
           Bancshares Common Shares..............................................................................25
        Rights of Holders of U.B. Bancshares Share Certificates Prior to Surrender...............................26
        Lost Share Certificates..................................................................................26
        Treatment of Outstanding U.B. Bancshares Stock Options...................................................26
    Accounting Treatment of the Merger...........................................................................26
    Federal Income Tax Consequences of the Merger................................................................27
    Interests of Certain Persons in the Merger...................................................................28
    Resale of Park National Common Shares Received in the Merger.................................................28
    Regulatory Approvals.........................................................................................28
    Other Transactions Involving Park National...................................................................29
    Existing Relationship Between Park National and U.B. Bancshares..............................................29
The Merger Agreement.............................................................................................29



    The Merger...................................................................................................29
    Conversion of Shares.........................................................................................30
    Representations and Warranties...............................................................................30
    Conduct of Business Pending the Merger.......................................................................31
    Conditions to the Consummation of the Merger.................................................................34
    Effective Time of the Merger.................................................................................37
    Amendment and Termination....................................................................................37
    Costs and Expenses; Indemnification..........................................................................38
    Recommendation and Vote......................................................................................39
Rights of Dissenting Shareholders................................................................................39
Business of Park National........................................................................................40
    General......................................................................................................40
    Additional Information.......................................................................................41
Management of Park National......................................................................................43
    Board of Directors...........................................................................................43
    Executive Officers...........................................................................................46
    Compensation Committee Interlocks and Insider Participation..................................................46
    Executive Compensation.......................................................................................47
        Summary of Cash and Certain Other Compensation...........................................................47
        Grants of Options........................................................................................48
        Option Exercises and Holdings............................................................................49
        Pension Plan; Supplemental Executive Retirement Plan.....................................................49
    Compensation of Directors....................................................................................50
    Transactions Involving Management............................................................................51
Business of U.B. Bancshares......................................................................................52
    General......................................................................................................52
    Market Prices................................................................................................53
Comparison of Rights of Holders of Park National Common Shares and Holders of U.B. Bancshares
   Common Shares.................................................................................................53
    General......................................................................................................53
    Board of Directors...........................................................................................54
    Voting Rights................................................................................................56
    Preemptive Rights............................................................................................57
    Dividends....................................................................................................58
    Anti-Takeover Statutes.......................................................................................58
    Director and Officer Liability and Indemnification...........................................................59
Regulation of Financial Institutions.............................................................................61
    Regulation of Bank Holding Companies.........................................................................62
    Transactions with Affiliates.................................................................................63

    Regulation of Nationally-Chartered Banks.....................................................................63

    Regulation of Ohio State-Chartered Banks and Consumer Finance Companies......................................63
    Federal Deposit Insurance Corporation........................................................................64
    Regulatory Capital...........................................................................................64
    Fiscal and Monetary Policies.................................................................................65
    Competition..................................................................................................66
    Prompt Corrective Regulatory Action..........................................................................66
    Limits on Dividends and Other Payments.......................................................................66
    Financial Services Modernization Act of 1999.................................................................67
Liquidity........................................................................................................68
    Park National................................................................................................68
    U.B. Bancshares..............................................................................................68
Legal Matters....................................................................................................69
Experts..........................................................................................................69
Cautionary Statement Regarding Forward-Looking Information.......................................................69
Where You Can Find More Information..............................................................................70
    SEC Filings..................................................................................................70




    Registration Statement.......................................................................................70
    Documents Incorporated by Reference..........................................................................70


                                       LIST OF APPENDICES

Appendix A          Agreement and Plan of Merger.........................................................       A-1
Appendix B          Amendment to Agreement and Plan of Merger............................................       B-1
Appendix C          Park National Corporation Annual Report to Shareholders for fiscal year
                      ended December 31, 1999............................................................       C-1
Appendix D          Opinion of Austin Associates, Inc....................................................       D-1
Appendix E          Ohio Revised Code Section 1701.85....................................................       E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHAT WILL U.B. BANCSHARES' SHAREHOLDERS RECEIVE FOR THEIR U.B. BANCSHARES COMMON SHARES IN THE MERGER?


A. When the merger is completed, U.B. Bancshares shareholders will receive approximately .554 Park National common shares for each of their common shares of U.B. Bancshares. Because the market price of the Park National common shares may change from day to day, U.B. Bancshares shareholders cannot be sure of the market value of the Park National common shares they will receive in the merger at the time they vote their common shares.

         The closing price of a Park National common share on December 13, 1999, the last trading day before the announcement of the merger, was $110.75. The closing price of a Park National common share on March 14, 2000, the last trading day before the date of this document, was $[ ].

Q.       WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A. We plan to continue paying dividends on U.B. Bancshares common shares until the closing of the merger. We are paying a quarterly dividend of $.32 per share on March 24, 2000 to shareholders of record on March 10, 2000. U.B. Bancshares and Park National agreed in the merger agreement to cooperate to assure that during any applicable period, there will not be a payment of both a Park National and an U.B. Bancshares dividend to former U.B. Bancshares shareholders as a result of the merger.


Q. WHAT WILL HAPPEN IF U.B. BANCSHARES' SHAREHOLDERS DO NOT ADOPT THE MERGER AGREEMENT?

A. If U.B. Bancshares' shareholders do not adopt the merger agreement, management and the board of directors will continue to operate U.B. Bancshares as before, and may consider other strategic alternatives. However, if U.B. Bancshares receives an alternative proposal prior to termination of the merger agreement and then enters into an agreement to sell U.B. Bancshares with another party prior to September 30, 2000, U.B. Bancshares may be required to pay Park National a termination fee of $1,000,000.


Q. WHAT HAPPENS IF I DO NOT SEND IN MY PROXY CARD, IF I DO NOT INSTRUCT MY BROKER, OR IF I ABSTAIN FROM VOTING?

A. If you do not send in your proxy card, if you do not instruct your broker to vote your common shares, or if you abstain from voting, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement.


Q.       WHAT DO I NEED TO DO NOW?

A. After you have carefully read this document, please indicate on your proxy card how you want to vote. Sign and date the proxy card and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your U.B. Bancshares common shares may be represented and voted at the U.B. Bancshares special meeting.

         In order for us to complete the merger, the holders of at least two-thirds of the issued and outstanding U.B. Bancshares common shares must vote to adopt the merger agreement. THE BOARD OF DIRECTORS OF U.B. BANCSHARES UNANIMOUSLY RECOMMENDS VOTING "FOR" ADOPTION OF THE MERGER AGREEMENT.

Q. IF MY BROKER HOLDS MY COMMON SHARES IN "STREET NAME," WILL MY BROKER VOTE MY COMMON SHARES FOR ME?

A. Your broker cannot vote your common shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your common shares, your common shares will not be voted.

Q.       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the U.B. Bancshares special meeting. Just send in a later dated, signed proxy card or a written notice of revocation to the U.B. Bancshares Secretary, Albert L. Stetzer, before the special meeting or attend the special meeting in person and vote. Your attendance alone will not revoke your proxy. If you have instructed your broker to vote your common shares, you must follow the directions received from your broker to change those instructions.


Q.       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. We are working toward completing the merger as quickly as possible. We anticipate completing the merger shortly after the special meeting is held, assuming that the U.B. Bancshares shareholders adopt the merger agreement.


Q.       WHERE CAN I FIND MORE INFORMATION ABOUT PARK NATIONAL?

A. Park National files reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. These documents are also available on the Internet site the SEC maintains at WWW.SEC.GOV and at the offices of the American Stock Exchange. You can also request copies of these documents from Park National.

Q.       WHO CAN ANSWER ANY OTHER QUESTIONS I MAY HAVE?

A.       If you have questions, you may contact us at:



            Park National Corporation                U.B. Bancshares, Inc.
            50 North Third Street                    401 South Sandusky Avenue
            P.O. Box 3500                            Bucyrus, Ohio  44820
            Newark, Ohio  43058-3500                 Attention:  Albert L. Stetzer, Secretary
            Attention:  David C. Bowers, Secretary   (419) 562-3040
            (740) 349-3708



                                     SUMMARY


         This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire proxy statement/ prospectus and the other documents referred to in this proxy statement/prospectus to fully understand the proposed merger.


INTRODUCTION


         We propose a merger between Park National and U.B. Bancshares. If the holders of at least two-thirds of the issued and outstanding U.B. Bancshares common shares adopt the merger agreement, and if all other conditions to the consummation of the merger are satisfied, U.B. Bancshares' operating subsidiary, United Bank, a national banking association, will become a wholly-owned subsidiary of Park National.


PARTIES TO THE MERGER

PARK NATIONAL CORPORATION (SEE PAGE [ ])
50 North Third Street
P.O. Box 3500
Newark, Ohio  43058-3500
(740) 349-8451

         Park National is an Ohio corporation registered as a bank holding company under the Bank Holding Company Act of 1956, and subject to regulation by the Board of Governors of the Federal Reserve System.

         Through its banking subsidiaries, The Park National Bank, Newark, Ohio, a national banking association; The Richland Trust Company, Mansfield, Ohio, an Ohio state-chartered bank; Century National Bank, Zanesville, Ohio, a national banking association; and The First-Knox National Bank of Mount Vernon, a national banking association, Park National is engaged in a general commercial banking and trust business in small to medium population Ohio communities. In early 1999, Park National organized Guardian Financial Services Company, an Ohio consumer finance company based in Hilliard, Ohio. Park National's subsidiaries operate 59 full-service offices and a network of 65 automatic teller machines in 15 central and southern Ohio counties.


         Park National Bank is further divided into two banking divisions with the Park National Division headquartered in Newark, Ohio and the Fairfield National Division headquartered in Lancaster, Ohio. First-Knox National Bank is similarly divided into two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio.


         As of December 31, 1999, Park National had total consolidated assets of approximately $2.6 billion.

U.B. BANCSHARES, INC. (SEE PAGE [  ])
401 South Sandusky Avenue
Bucyrus, Ohio  44820
(419) 562-3040


         U.B. Bancshares is an Ohio corporation registered as a bank holding company under the Bank Holding Company Act, and subject to regulation by the Federal Reserve Board. U.B. Bancshares' principal business activity is the ownership and management of its wholly-owned subsidiary, United Bank. United Bank operates under a national banking charter and provides commercial banking services primarily in Crawford, Marion and contiguous counties in Ohio. As a national bank, United Bank is subject to regulation by the Comptroller of Currency.

         As of December 31, 1999, U.B. Bancshares had total consolidated assets of approximately $180 million.

U.B. BANCSHARES SPECIAL MEETING (SEE PAGE [  ])


         U.B. Bancshares will hold a special meeting of shareholders on Wednesday, April 19, 2000, at 3:00 p.m., local time, at the main office of United Bank, 401 South Sandusky Avenue, Bucyrus, Ohio. Only the holders of record of the issued and outstanding U.B. Bancshares common shares at the close of business on March 17, 2000 will be entitled to notice of, and to vote at, the special meeting and any adjournment(s) of the special meeting. As of that record date, there were 551,971 U.B. Bancshares common shares issued and outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the shareholders at the U.B. Bancshares special meeting.


         At the special meeting, U.B. Bancshares will ask you to consider and vote upon:

         -  a proposal to adopt the merger agreement; and

         - the transaction of any other business that properly comes before the special meeting or any adjournment.


         The affirmative vote of the holders of at least two-thirds of the issued and outstanding U.B. Bancshares common shares, voting in person or by proxy, is required to adopt the merger agreement. If you abstain from voting or fail to return your properly executed proxy card, the effect will be a vote "AGAINST" adoption of the merger agreement. As of February 25, 2000, the directors and executive officers of U.B. Bancshares (14 persons) and their respective affiliates in the aggregate beneficially owned 31.2% of the outstanding U.B. Bancshares common shares, including 153,916 common shares and options exercisable within 60 days to acquire 26,600 U.B. Bancshares common shares.


         If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the U.B. Bancshares common shares represented by that proxy card will be voted at the special meeting, or any adjournment(s) of the meeting. The U.B. Bancshares common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted "FOR" adoption of the merger agreement.

         If you return a proxy card which has been voted "AGAINST" adoption of the merger agreement, your proxy will not be used to vote to adjourn the special meeting so that U.B. Bancshares may solicit further support for adoption of the merger agreement.

THE MERGER (SEE PAGE [  ])

Reasons for the Merger (See page [  ])

         The board of directors of U.B. Bancshares believes that the merger with Park National is fair and in the best interests of U.B. Bancshares and its shareholders. In negotiating the terms of the merger, management of U.B. Bancshares considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

         - the economic conditions and prospects for the markets in which U.B. Bancshares operates, including competitive pressures in the financial services industry in general;

         - the prospect for increased market liquidity provided by the Park National common shares;

         - the business, results of operations, asset quality and financial condition of Park National, compatibility of management and business philosophies and services and products offered to customers by Park National; and

         - the opinion of Austin Associates to the effect that the Park National proposal was fair to the holders of U.B. Bancshares common shares, from a financial point of view.

In negotiating the terms of the merger, management of Park National considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

         - earnings potential of the combined business;

         - realization of economies of scale;

         - commitment of United Bank management to remain with United Bank following the merger; and

         - expansion into two new counties which are contiguous to counties in which Park National has banking offices.

         The boards of directors of Park National and U.B. Bancshares each believe that the operating results of United Bank will improve as a result of the merger thereby providing a benefit to shareholders. The boards expect the improvement to result from United Bank's ability to offer new loan and deposit products and trust services following the merger and from the sharing of management information and the gain of operating efficiencies in the merger. Park National anticipates that it will reduce its operating expense by eliminating duplicate back office functions and administrative expenses, and by converting United Bank's data processing operations to Park National.


Opinion of Austin Associates (See page [  ])

         Austin Associates, U.B. Bancshares' financial advisor, has delivered its written opinion to the board of directors of U.B. Bancshares to the effect that, as of December 14, 1999, the financial terms of Park National's offer to acquire U.B. Bancshares were fair to U.B. Bancshares and its shareholders. A copy of the updated opinion of Austin Associates, dated as of the date of this proxy statement/prospectus, is attached as Appendix D. The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made and matters considered by Austin Associates as well as for a description of the limitations of the opinion.

Exchange of Common Shares (See page [  ])

         At the effective time of the merger, U.B. Bancshares will merge with and into Park National, after which Park National will be the continuing and surviving corporation. As a result of the merger, each of the issued and outstanding U.B. Bancshares common shares will be canceled and extinguished in consideration and exchange for a number of Park National common shares equal to the exchange ratio. All U.B. Bancshares common shares that are owned by U.B. Bancshares as treasury shares will be canceled and extinguished and no Park National common shares or other consideration will be delivered in exchange for those shares. The exchange ratio will be determined by dividing 325,500 by the number of U.B. Bancshares common shares outstanding as of the effective time of the merger.


         On February 25, 2000, there were 551,971 U.B. Bancshares common shares issued and outstanding and 35,400 U.B. Bancshares common shares subject to outstanding U.B. Bancshares stock options, the average exercise price of which was $21.64. Under the terms of the merger agreement and agreements signed by the holders of the stock options, following U.B. Bancshares' shareholder adoption of the merger agreement, and as of or prior to the effective time of the merger, all of the holders of U.B. Bancshares' stock options will exercise their options. Assuming the holders of the U.B. Bancshares stock options exercise their options to acquire the maximum number of shares covered by the stock options, immediately prior to the effective time of the merger, there will be 587,371 U.B. Bancshares common shares issued and outstanding. Based on this assumption, the exchange ratio will equal approximately .554, calculated by dividing 325,500 by 587,371.


         The actual exchange ratio will be greater than .554 if outstanding stock options are not exercised to acquire the maximum number of U.B. Bancshares common shares covered by the options as of the effective time of the merger. All option holders have signed letters agreeing to exercise their options as of or prior to the merger.


         The Park National common shares are listed on the American Stock Exchange, under the symbol "PRK." The U.B. Bancshares common shares are traded on the over-the-counter market, under the symbol "UBBC.OB". The following table sets forth the high and low sales prices on the American Stock Exchange of the Park National common shares on December 13, 1999 and the bid and ask prices reported on the over-the-counter market of the U.B. Bancshares common shares as of December 13, 1999, the last trading day prior to the joint public announcement by Park National and U.B. Bancshares of the proposed merger as well as the equivalent per share basis of the U.B. Bancshares common shares calculated by multiplying the high and low sales prices of the Park National common shares on December 13, 1999 by the assumed exchange ratio of approximately .554.

                                                         HIGH/ASK     LOW/BID
                                                         --------     -------
        Sales prices on December 13, 1999
        for Park National common shares...........       $110.75      $108.00

        Ask price and average bid price on December
        13, 1999 for U.B. Bancshares shares.......        $48.00*      $44.25*

        Equivalent per share basis................        $61.36       $59.83

---------------
* For additional information, see "Business of U.B. Bancshares - Market Prices" on page [ ].

         WE CANNOT GUARANTEE WHAT THE MARKET PRICE OF THE PARK NATIONAL COMMON SHARES WILL BE WHEN THE PARK NATIONAL COMMON SHARES ARE ACTUALLY ISSUED. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE PARK NATIONAL COMMON SHARES.

Fractional Shares (See page [   ])

         Park National will not issue fractional common shares in the merger. In lieu of fractional shares, Park National will pay to each holder of U.B. Bancshares common shares who otherwise would be entitled to receive a fraction of a Park National share, an amount in cash, without interest, equal to the average Park National trading price for the 20 trading days prior to the expiration of the waiting period following Federal Reserve Board approval of the merger, multiplied by that fraction.

Exchange of Certificates (See page [   ])

         As soon as practicable after the consummation of the merger, each U.B. Bancshares shareholder will be advised of the merger by letter accompanied by instructions for surrendering the certificate or certificates evidencing his or her U.B. Bancshares common shares to First-Knox National Bank, the exchange agent for the merger. Certificates for U.B. Bancshares common shares should not be forwarded to First-Knox National Bank until after receipt of the letter of transmittal and should not be returned to U.B. Bancshares with the enclosed proxy.

Accounting Treatment (See page [ ])

         The consummation of the merger is also conditioned upon the availability of the pooling-of-interests method of accounting for the merger. Accounting conventions provide that the exercise of dissenters' rights by shareholders owning, in the aggregate, more than 10% of the common shares of U.B. Bancshares may prevent the utilization of the pooling-of-interests method of accounting for the merger. Because pooling-of-interests accounting is a condition to the merger, the unavailability of this method could result in the termination of the merger agreement.

Federal Income Tax Consequences (See page [ ])

         The consummation of the merger is conditioned upon the receipt of an opinion of counsel to the effect that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. U.B. Bancshares shareholders will not recognize a gain or loss upon the issuance of Park National common shares to them. A gain or loss will be recognized, however, in respect of cash received upon the exercise of dissenters' rights by U.B. Bancshares shareholders and by U.B. Bancshares shareholders generally with respect to any cash received in lieu of fractional shares. Neither the opinion of counsel nor the discussion of federal income tax consequences in this proxy statement/prospectus is binding upon either the Internal Revenue Service, or "IRS", or the courts. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.

Interests of Certain Persons in the Merger (See page [ ])

         Park National has agreed to indemnify each of the officers, directors and employees of U.B. Bancshares and its subsidiaries from and against certain liabilities relating to each person's service as a director, officer or employee of U.B. Bancshares or any of its subsidiaries, in each case to the full extent U.B. Bancshares would have been required to indemnify that person under Ohio law and the articles of U.B. Bancshares. The merger agreement also provides for the continuation of director and officer liability insurance for these individuals for a period of three years.

         United Bank has employment agreements with seven of its senior officers that provide for a severance payment if the officer's employment is terminated for any reason other than for "cause" following a change of control. The severance payment would be equal to 12 months of the officer's normal salary from the termination date. These seven agreements will remain in force after the merger has been completed.


Resale of Park National Common Shares (See page [ ])

         The Park National common shares to be issued upon consummation of the merger have been registered with the SEC under the Securities Act of 1933 and will be freely transferable (except for Park National common shares received by persons who may be deemed to be affiliates of U.B. Bancshares). The term "affiliate" generally includes executive officers and directors of U.B. Bancshares. Affiliates may not sell their Park National common shares, except under an effective registration statement under the Securities Act covering the Park National common shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, U.B. Bancshares has obtained agreements with all directors, officers and affiliates of U.B. Bancshares under which those persons have agreed not to dispose of their Park National common shares in a manner that would adversely affect the ability of Park National to treat the merger as a pooling-of-interests for financial accounting purposes.


Regulatory Approvals (See page [ ])


         Consummation of the merger is subject to prior receipt by Park National and U.B. Bancshares of all necessary regulatory approvals. The principal regulatory approval required to be obtained is from the Federal Reserve Board. A bank holding company merger application was filed with the Federal Reserve Board on February 2, 2000. On March 6, 2000, that application was approved. Under the terms of that approval, the merger cannot be consummated before March 21, 2000 and must be consummated before June 6, 2000, unless the time period is extended by the Federal Reserve Board.

Other Transactions Involving Park National (See page [ ])


         On December 17, 1999, Park National entered into an agreement and plan of merger with SNB Corp., an Ohio corporation registered as a bank holding company under the Bank Holding Company Act, under which SNB will merge with and into Park National. Under the terms of the SNB merger agreement, as amended on March 3, 2000, the shareholders of SNB on the effective date of that merger will receive an aggregate of 835,500 Park National common shares in exchange for their SNB common shares. Completion of the SNB merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of shareholders of SNB and other specific conditions to closing.


THE MERGER AGREEMENT (SEE PAGE [ ])

Representations and Warranties; Covenants (See page [ ])

         In the merger agreement, Park National and U.B. Bancshares have each made representations and warranties to the other in respect of various matters. In addition, Park National and U.B. Bancshares have each made covenants in respect of various matters, including, but not limited to, the conduct of business between the date of the merger agreement and the effective time of the merger.

Conditions; Effective Time (See pages [ ] and [ ])

         The consummation of the merger is subject to the satisfaction or waiver of a number of conditions. These include:

         - the adoption of the merger agreement by the U.B. Bancshares shareholders;

         - the absence of any legal prohibitions against the merger;

         - material compliance by Park National and U.B. Bancshares with their obligations under the merger agreement;

         - the receipt of all required regulatory approvals;

         - the truth and correctness of the representations and warranties of Park National and U.B. Bancshares in all material respects; and

         - the listing on the American Stock Exchange of the Park National common shares to be issued in the merger.

         As soon as possible after the satisfaction or waiver of all conditions, Park National will file a certificate of merger with the Ohio Secretary of State. We currently anticipate that the merger will be completed during the second quarter of 2000.


Amendment and Termination (See page [ ])

         We may agree in writing to amend or terminate the merger agreement at any time without completing the merger, even after the U.B. Bancshares shareholders have approved it. U.B. Bancshares may also decide not to proceed with the merger if the average closing price of a Park National common share for the 20 trading days prior to the expiration of the waiting period following Federal Reserve Board approval of the merger is less than $85.71 and if the ratio for price decline of Park National common shares exceeds the ratio of decline for a specific group of bank holding companies. In addition, either U.B. Bancshares or Park National may decide to terminate the merger agreement:


         - upon specified breaches by the other party;

         - if the merger has not been completed by September 30, 2000;


         - if a regulatory authority fails to approve the merger; or


         - upon the occurrence or the failure to occur of other conditions described in the merger agreement and in greater detail later in this proxy statement/prospectus.


         Under specific circumstances, if the parties fail to consummate the merger, U.B. Bancshares could be required to pay a special fee to Park National. In the merger agreement, U.B. Bancshares has agreed not to solicit or encourage the submission of any other acquisition proposal by a third party. However, the board of directors of U.B. Bancshares is not prohibited from taking any action which is necessary in the exercise of its fiduciary duties. If the parties do not complete the merger because of another possible acquisition involving U.B. Bancshares, U.B. Bancshares may be required to pay a $1,000,000 special fee to Park National. This fee could discourage other companies from trying to acquire U.B. Bancshares before the merger.


Recommendation of the Board of Directors (See page [ ])

         The board of directors of U.B. Bancshares believes that the consummation of the proposed merger is in the best interest of U.B. Bancshares and its shareholders. Accordingly, the board of directors of U.B. Bancshares unanimously recommends that you vote "FOR" the adoption of the merger agreement.


RIGHTS OF DISSENTING SHAREHOLDERS (SEE PAGE [ ])

         Any shareholder of U.B. Bancshares who does not vote in favor of the adoption of the merger agreement and who delivers a written demand for payment of the fair cash value of his or her common shares in the manner provided by
Section 1701.85 of the Ohio Revised Code will be entitled, if and when the merger is consummated and upon strict compliance with the procedures described in Section 1701.85, to receive the fair cash value of his or her U.B. Bancshares common shares. The amount you will receive if you exercise your dissenters' rights may be equal to, more than or less than the value of the Park National common shares you would otherwise receive in the merger. If you wish to submit a written demand for payment of the fair cash value of your U.B. Bancshares common shares, you must deliver such notice by April 29, 2000 to U.B. Bancshares Inc., 401 Sandusky Avenue, Bucyrus, Ohio 44820, Attention: Albert L. Stetzer, Secretary. A copy of Section 1701.85 is attached as Appendix E.

SELECTED FINANCIAL DATA


         The following table presents selected consolidated financial data for Park National on an historical basis. Except for average balance information, the selected financial data for each of the years in the five-year period ended December 31, 1999 is derived from the audited consolidated financial statements of Park National (including notes to those financial statements) and other financial information included in the Park National annual report to shareholders included with this document, and should be read in conjunction with that information. All share and per share information for Park National has been restated to reflect the 5% share dividend effective as of December 15, 1999.


                 PARK NATIONAL UNAUDITED SELECTED FINANCIAL DATA



                                                                       Years Ended December 31,
                                                            (Dollars in thousands, except per share data)
                                                  1999           1998          1997            1996           1995
                                                  ----           ----          ----            ----           ----
Interest income                                $  191,920     $  185,946     $  180,288     $  163,193     $  150,288
Interest expense                                   76,063         78,295         77,032         69,155         64,347
Net interest income                               115,857        107,651        103,256         94,038         85,941
Provision for loan losses                           6,969          6,798          6,999          5,294          5,248
Noninterest income                                 23,088         23,969         20,701         16,660         16,049
Noninterest expense                                67,540         64,309         62,408         59,112         56,501
Income tax expense                                 18,689         18,941         16,857         14,592         12,412
                                               ----------------------------------------------------------------------
Net income                                     $   45,747     $   41,572     $   37,693     $   31,700     $   27,829
                                               ======================================================================


Earnings per share - basic                     $     4.69     $     4.24     $     3.82     $     3.23     $     2.82
Earnings per share - diluted                   $     4.67     $     4.22     $     3.81     $     3.22     $     2.81

Cash dividends declared per share              $     2.36     $     1.94     $     1.60     $     1.38     $     1.19

Book value per share (period end)              $    24.60     $    24.12     $    22.52     $    20.26     $    18.87

Average common shares outstanding - basic       9,753,656      9,807,582      9,855,119      9,819,497      9,865,108
Average common share equivalents - diluted      9,793,202      9,855,802      9,894,960      9,855,530      9,895,562
Common shares outstanding (period end)          9,739,834      9,773,312      9,861,956      9,822,159      9,702,798

Average balances:
Assets                                         $2,517,489     $2,335,483     $2,219,582     $2,011,795     $1,872,999
Earning assets                                  2,359,189      2,178,527      2,084,146      1,891,653      1,756,689
Deposits                                        1,961,471      1,876,976      1,779,463      1,628,181      1,513,731
Short-term borrowings                             295,309        190,175        162,626        126,721        139,035
Long-term debt                                      1,254         15,099         46,652         46,497         33,413
Shareholders' equity                              235,466        226,601        206,999        187,755        168,432

Year-end balances:
Assets                                         $2,634,337     $2,460,779     $2,288,383     $2,184,970     $1,973,107
Long-term debt                                         76          8,430         30,868         62,375         33,415

COMPARISON OF RIGHTS OF HOLDERS OF PARK NATIONAL COMMON SHARES AND OF U.B. BANCSHARES COMMON SHARES (SEE PAGE [ ])

         After the merger, U.B. Bancshares shareholders will become shareholders of Park National and their rights as shareholders will be governed by the articles and regulations of Park National. There are several differences between the articles and bylaws of U.B. Bancshares and articles and regulations of Park National. However, since U.B. Bancshares and Park National are both Ohio corporations, the rights of U.B. Bancshares shareholders will continue to be governed by Ohio law after the merger.


                                  RISK FACTORS

         You should consider the following matters in deciding how to vote. You also should consider the other information included or incorporated by reference in this document.

SINCE THE MARKET PRICE OF PARK NATIONAL COMMON SHARES FLUCTUATES, U.B. BANCSHARES SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE PARK NATIONAL COMMON SHARES THEY WILL RECEIVE IN THE MERGER.


         - At the time the merger is completed, each U.B. Bancshares common share will be converted into the right to receive approximately .554 Park National common shares. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of the Park National common shares or the U.B. Bancshares common shares. As a result, the value of the Park National common shares received by U.B. Bancshares shareholders in the merger may be higher or lower than the market value of the Park National common shares at the time you vote on the merger agreement. U.B. Bancshares may decide not to proceed with the merger if the average closing price of Park National common shares for the 20 trading days prior to the expiration of the waiting period following Federal Reserve Board approval of the merger is less than $85.71 and if the ratio of the price decline for Park National common shares exceeds the ratio of decline for a specific group of bank holding companies. U.B. Bancshares is not obligated to exercise this right and the parties could decide to proceed with the merger even if the average closing price for that period were less than $85.71 per share. If U.B. Bancshares notifies Park National that U.B. Bancshares intends to exercise its right, Park National may elect to complete the merger by increasing the number of Park National common shares to be issued.


WE CANNOT ASSURE YOU THAT PARK NATIONAL AND U.B. BANCSHARES WILL BE ABLE TO SUCCESSFULLY INTEGRATE THEIR BUSINESSES.

         - Park National currently intends to operate United Bank as a separate subsidiary after the merger under its present management. The merger will nevertheless require some integration of the management and operations of companies that have previously operated separately. This involves a number of risks, including the possible loss of key management personnel and additional demands on management resulting from the increase in the consolidated size of Park National after the merger.

THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE U.B. BANCSHARES EVEN IF THE OTHER ACQUISITION COULD OFFER HIGHER IMMEDIATE VALUE TO U.B. BANCSHARES' SHAREHOLDERS.

         - We have agreed to a termination fee that could discourage other companies from trying to acquire U.B. Bancshares. Other acquisitions might be superior to the merger for U.B. Bancshares' shareholders. If this termination fee were to be paid, U.B. Bancshares would experience a material negative impact on its financial condition and results of operations. This could discourage other companies from trying to acquire U.B. Bancshares.

DIRECTORS AND EXECUTIVE OFFICERS OF U.B. BANCSHARES MAY HAVE INTERESTS THAT ARE DIFFERENT FROM OR IN ADDITION TO YOUR INTERESTS AS A SHAREHOLDER.

         - When considering the recommendations of the U.B. Bancshares board of directors, you should be aware that some members of the U.B. Bancshares board of directors and some executive officers of U.B. Bancshares may have interests in the merger that are different from, or in addition to, your interests as shareholders.

         - After the merger, Park National will indemnify each of the officers and directors of U.B. Bancshares from and against specific liabilities arising out of the fact that the individual is or was a director, officer or employee of U.B. Bancshares or any of its subsidiaries. The merger agreement also provides for the continuation of director and officer liability insurance for these individuals for a period of three years.

         - Under the terms of their existing option agreements, all holders of options to acquire U.B. Bancshares common shares (including the directors and executive officers of U.B. Bancshares) will exercise those options as of or prior to the completion of the merger, whether or not those options are vested at the time of exercise, and unvested options held by option holders (including certain directors and executive officers) will become fully vested and exercisable by reason of the merger. In addition, under the terms of the existing option agreements, certain transfer restrictions applicable to shares issuable upon the exercise of options will lapse upon completion of the merger.

         - United Bank has employment agreements with seven of its senior officers that provide for a severance payment if the officer's employment is terminated for any reason other than for "cause" following a change of control. The severance payment would be equal to 12 months of the officer's normal salary from the termination date. These seven agreements will remain in force after the merger has been completed.

PARK NATIONAL'S ACQUISITION STRATEGY COULD POSE RISKS IN THE FUTURE.

         - On December 17, 1999, Park National entered into an agreement and plan of merger with SNB under which SNB will merge with and into Park National. Under the terms of the SNB merger agreement, as amended on March 3, 2000, the shareholders of SNB on the effective date of the SNB merger will receive an aggregate of 835,500 Park National common shares in exchange for their SNB common shares. In addition, Park National has grown through other acquisitions during recent years and anticipates that it will make additional acquisitions in the future. Park National may need to issue additional common shares to pay for future acquisitions, which would further dilute the ownership interest of Park National shareholders, including former U.B. Bancshares shareholders. Future acquisitions may also require Park National to use substantial cash or other liquid assets or to incur debt. If this occurs, Park National may be more susceptible to economic downturns and competitive pressures.



                       THE U.B. BANCSHARES SPECIAL MEETING


GENERAL

         This proxy statement/prospectus is furnished to the shareholders of U.B. Bancshares in connection with the solicitation on behalf of the Board of Directors of U.B. Bancshares of proxies for use at the U.B. Bancshares special meeting to be held at the main office of United Bank, 401 South Sandusky Avenue, Bucyrus, Ohio, on Wednesday, April 19, 2000 at 3:00 p.m., local time, or any adjournment. This proxy statement/prospectus and the accompanying form of proxy card were first mailed to U.B. Bancshares shareholders on or about March 20, 2000.


MATTERS TO BE CONSIDERED AT THE U.B. BANCSHARES SPECIAL MEETING

         At the U.B. Bancshares special meeting, U.B. Bancshares shareholders will be asked to consider and vote upon the adoption of the merger agreement. U.B. Bancshares shareholders will also consider and vote upon any other business which properly comes before the special meeting.

         The U.B. Bancshares Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" adoption of the merger agreement.


VOTING AT THE U.B. BANCSHARES SPECIAL MEETING; U.B. BANCSHARES RECORD DATE

         Only holders of record of U.B. Bancshares common shares at the close of business on March 17, 2000 will be entitled to vote at the U.B. Bancshares special meeting. As of that date, there were 551,971 U.B. Bancshares common shares outstanding. Each U.B. Bancshares common share entitles the holder thereof to one vote on each matter to be submitted to the U.B. Bancshares shareholders at the U.B. Bancshares special meeting. A majority of the issued and outstanding U.B. Bancshares common shares constitutes a quorum for the U.B. Bancshares special meeting.

         U.B. Bancshares common shares represented by signed proxy cards or voting instructions that are returned to U.B. Bancshares will be counted toward the quorum in all matters even though they are marked as "abstain" or "against" or they are not marked at all. Broker non-votes will also count toward the establishment of a quorum. BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING COMMON SHARES IS REQUIRED TO ADOPT THE MERGER AGREEMENT, THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE IS THE SAME AS A "NO" VOTE.

         If you properly sign and return the accompanying proxy card to U.B. Bancshares prior to the U.B. Bancshares special meeting and do not revoke it, your proxy will be voted in accordance with the instructions contained on the card. If you do not give any instructions, the persons designated as proxies in the accompanying proxy card will vote "FOR" adoption of the merger agreement. In that event, you will not have the right to dissent from the merger and demand payment of the "fair cash value" of your U.B. Bancshares common shares.

         THE PROXIES OF THE U.B. BANCSHARES BOARD OF DIRECTORS MAY NOT VOTE U.B. BANCSHARES COMMON SHARES REPRESENTED BY YOUR PROXY CARD WHICH HAVE BEEN VOTED "AGAINST" ADOPTION OF THE MERGER AGREEMENT TO ADJOURN THE U.B. BANCSHARES SPECIAL MEETING FOR THE PURPOSE OF SOLICITING FURTHER SUPPORT FOR ADOPTION OF THE MERGER AGREEMENT.

         The U.B. Bancshares board of directors is not currently aware of any matters other than those referred to above which will come before the U.B. Bancshares special meeting. If any other matter should be presented at the U.B. Bancshares special meeting for action, the persons named in the accompanying proxy card will vote your common shares in their own discretion.

         You may revoke your proxy at any time before it is actually voted at the U.B. Bancshares special meeting by delivering written notice of revocation to Albert L. Stetzer, Secretary of U.B. Bancshares, by submitting a later dated signed proxy card, or by attending the U.B. Bancshares special meeting and voting in person. YOUR ATTENDANCE AT THE U.B. BANCSHARES SPECIAL MEETING WILL NOT, IN AND OF ITSELF, CONSTITUTE A REVOCATION OF YOUR PROXY.

         Park National and U.B. Bancshares will share the expense of preparing, printing and mailing proxy materials to the U.B. Bancshares shareholders. In addition, proxies may be solicited personally or by telephone, mail or telegraph. Officers or employees of U.B. Bancshares may assist with personal or telephone solicitation and will receive no additional compensation for doing so. U.B. Bancshares will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the U.B. Bancshares common shares.

                     PRINCIPAL SHAREHOLDERS OF PARK NATIONAL

         The following table provides information regarding the beneficial ownership of Park National common shares as of February 25, 2000, for each of the current directors of Park National, each of the executive officers of Park National, all directors and executive officers of Park National as a group, and each person known by Park National to beneficially own more than 5% of the outstanding Park National common shares. None of the directors or executive officers of Park National currently hold U.B. Bancshares common shares.



                                        Amount and Nature of Beneficial Ownership (1)
                                        ---------------------------------------------

                                                              Park National
                                                              Common Shares                   Percent of Class (2)
                                                              Which Can Be                    --------------------
                                                              Acquired Upon
Name of Beneficial                     Park National       Exercise of Options
Owner or Number of                     Common Shares           Exercisable                  February 25,    Post-
Of Persons in Group                    Presently Held         Within 60 Days      Total         2000       Merger (3)
-------------------                    --------------         --------------      -----         ----       ----------
The Park National Bank,
    Trust Department                   1,334,381  (4)                0           1,334,381      13.7%        12.3%
50 North Third Street
Newark, OH  43055

John L. Warner                           851,828  (5)                0             851,828       8.8%         7.8%
868 Shoreham Road
Newark, OH  43055

Maureen Buchwald                           1,524                 1,303               2,827       (6)          (6)
James J. Cullers                           8,510  (7)              651               9,161       (6)          (6)
C. Daniel DeLawder (8)                    82,686  (9)            5,991              88,677       (6)          (6)
D. C. Fanello                              1,049  (10)               0               1,049       (6)          (6)
R. William Geyer                           4,882  (11)               0               4,882       (6)          (6)
Philip H. Jordan, Jr., Ph.D.               3,609  (12)               0               3,609       (6)          (6)
Howard E. LeFevre                         47,989  (13)(14)           0              47,989       (6)          (6)
Phillip T. Leitnaker                       2,513  (15)               0               2,513       (6)          (6)
Tami L. Longaberger                        1,663                     0               1,663       (6)          (6)
William T. McConnell (8)                 193,630  (13)(16)           0             193,630       2.0%         1.8%
James A. McElroy                          34,702  (17)           1,303              36,005       (6)          (6)
John J. O'Neill                          142,002  (13)               0             142,002       1.5%         1.3%
William A. Phillips                        8,793  (18)               0               8,793       (6)          (6)
J. Gilbert Reese                         432,306  (13)(19)           0             432,306       4.4%         4.0%
Rick R. Taylor                             1,452                     0               1,452       (6)          (6)
David C. Bowers (8)                       28,329  (20)           4,200              32,529       (6)          (6)
All current executive officers and
   directors as a group (17 persons)   1,847,467  (21)          13,448           1,860,915      19.1%        17.1%


------------------------


         (1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the Park National common shares reflected in the table. All fractional Park National common shares have been rounded to the nearest whole common share.

         (2) The percent of class is based on 9,719,637 Park National common shares outstanding and entitled to vote on February 25, 2000 and the number of Park National common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of that date.

         (3) The post-merger percent of class is based on the issuance of 325,500 Park National common shares in the U.B. Bancshares merger and 835,500 Park National common shares in the SNB merger. For more information, see "The Merger - Other Transactions Involving Park National" on page [ ].

         (4) The Trust Department of Park National Bank, as the fiduciary of various agency, trust and estate accounts, has sole voting and investment power with respect to 1,324,931 of these Park National common shares and shared voting and investment power with respect to 9,450 of these Park National common shares. The officers and directors of Park National Bank and Park National disclaim beneficial ownership of the Park National common shares beneficially owned by the Trust Department of Park National Bank. The number shown does not include Park National common shares held by Park National Bank's Trust Department in various trust accounts, as to which Park National Bank's Trust Department has no voting or investment power.

         (5) The number shown includes 358,386 Park National common shares held by Mr. Warner in a family trust for which Mr. Warner serves as trustee and exercises sole voting and investment power; 9,450 Park National common shares held in a family trust for which he serves as co-trustee with Park National Bank's Trust Department and exercises shared voting and investment power; and 5,722 Park National common shares held by the wife of Mr. Warner as to which she exercises sole voting and investment power.

         (6) Represents ownership of less than 1% of the outstanding Park National common shares.

         (7) The number shown includes 592 Park National common shares held by Mr. Cullers' wife; 622 Park National common shares held in a trust with respect to which Mr. Cullers has sole voting and investment power; 4,513 Park National common shares held in a Keough plan maintained by Mr. Cullers' law firm with respect to which Mr. Cullers has voting and investment power; 160 Park National common shares held by Mr. Cullers as custodian for his grandchildren; and 88 Park National common shares held by Mr. Cullers' wife as custodian for their grandchildren. The number shown does not include 20,127 Park National common shares held by Mr. Cullers as trustee of a trust as to which the grantor has retained sole voting and investment power.

         (8) Executive officer of Park National named in the Summary Compensation Table on page [ ].

         (9) The number shown includes 34,965 Park National common shares held by the wife of Mr. DeLawder as to which she exercises sole voting and investment power; 1,073 Park National common shares held by Mr. DeLawder's daughter and 1,072 Park National common shares held by Mr. DeLawder's son as to which Mr. DeLawder exercises shared voting and investment power; and 6,477 Park National common shares held for the account of Mr. DeLawder in the Park National 401(k) plan.

         (10) The number shown includes 1,049 Park National common shares held in a trust as to which Mr. Fanello has sole voting and investment power; but does not include 420 Park National common shares held in a grantor trust established for the benefit of the wife of Mr. Fanello, with respect to which Park National common shares Mr. Fanello has no voting or investment power.

         (11) The number shown includes 613 Park National common shares held by the wife of Mr. Geyer as to which she exercises sole voting and investment power; and 2,835 Park National common shares held in Mr. Geyer's account in a Keough plan.

         (12) The number shown includes 3,609 Park National common shares held in a trust with respect to which Mr. Jordan has sole voting and investment power.

         (13) The number shown does not include 27,803 Park National common shares owned by the Newark Campus Development Fund, an Ohio not for profit corporation, of which the following directors of the Park National serve as officers and/or trustees: Messrs. LeFevre, McConnell, O'Neill and Reese. None of these individuals has the power to vote these common shares without the consent of a majority of the Newark Campus Development Fund's board of trustees and, therefore, each disclaims beneficial ownership of the Park National common shares.

         (14) The number shown includes 47,989 Park National common shares held in an inter vivos trust created by Mr. LeFevre for which Park National Bank's Trust Department serves as trustee and Mr. LeFevre exercises sole voting and investment power.

         (15) The number shown includes 980 Park National common shares held jointly by Mr. Leitnaker and his wife as to which they share voting and investment power; and 525 Park National common shares held by the wife of Mr. Leitnaker as to which she exercises sole voting or investment power.

         (16) The number shown includes 70,954 Park National common shares held by the wife of Mr. McConnell as to which she exercises sole voting and investment power; 16,170 Park National common shares held in an inter vivos irrevocable trust established by Mr. McConnell with respect to which Park National Bank's Trust Department serves as trustee; and 3,676 Park National common shares held for the account of Mr. McConnell in the Park National 401(k) plan.

         (17) The number shown includes 20,127 Park National common shares held in a trust as to which Mr. McElroy exercises sole voting and investment power; 12,324 Park National common shares owned by AMG Industries, Inc., a corporation controlled by Mr. McElroy; and 651 Park National common shares held by Mr. McElroy's wife as to which she exercises sole voting and investment power.

         (18) The number shown includes 935 Park National common shares held for the account of Mr. Phillips in the Park National 401(k) plan and 3,675 Park National common shares held by Mr. Phillips' wife as to which she exercises sole voting and investment power.

         (19) The number shown includes 53,676 Park National common shares held by the wife of Mr. Reese as to which she exercises sole voting and investment power.

         (20) The number shown includes 4,250 Park National common shares held for the account of Mr. Bowers in the Park National 401(k) plan and 2,921 Park National common shares held by Mr. Bowers' wife as to which she exercises sole voting and investment power.

         (21) See Notes (5), (7) and (9) through (20) above.

                    PRINCIPAL SHAREHOLDERS OF U.B. BANCSHARES

         The following table furnishes information regarding the beneficial ownership of U.B. Bancshares common shares as of February 25, 2000 for each of the current directors of U.B. Bancshares, each of the executive officers of U.B. Bancshares, all directors and executive officers of U.B. Bancshares as a group, and each person known by U.B. Bancshares to beneficially own more than 5% of the outstanding U.B. Bancshares common shares.


                              Amount and Nature of Beneficial Ownership (1)
                              ---------------------------------------------

                                                  U.B. Bancshares
                                                   Common Shares
                                                   Which Can Be
                                                   Acquired Upon                                  Park National     Post-Merger
                                                    Exercise of                    Percentage        Common         Percentage
 Name of Beneficial           U.B. Bancshares         Options                      Ownership      Shares to be      Ownership
  Owner or Number             Common Shares         Exercisable                     of U.B.        Received in       of Park
of Persons in Group           Presently Held       Within 60 Days      Total     Bancshares (2)     Merger (3)     National (4)
-------------------           --------------       --------------      -----     --------------     ----------     ------------
Donald C. Binau                  2,499 (5)               0              2,499          (6)            1,384            (7)

J. H. Blicke                   103,786 (8)               0            103,786        18.8%           57,497            (7)
401 S. Sandusky Ave.
Bucyrus, OH  44820

W. J. Blicke                     1,882 (9)           6,000              7,882         1.4%            4,366 (10)       (7)
James Cotsamire                    793 (11)              0                793          (6)              439            (7)
Joe D. Donithen                    800              20,000             20,800         3.6%           11,523 (10)       (7)
John Gebhardt                    7,278                   0              7,278         1.3%            4,032            (7)
Kenneth A. Parr, Jr.               833                   0                833          (6)              461            (7)
Theodore Robinson               13,989 (12)              0             13,989         2.5%            7,749            (7)
Albert L. Stetzer                7,500 (13)              0              7,500         1.4%            4,155            (7)
Frederick Theiss                 2,168 (14)              0              2,168          (6)            1,201            (7)
Donald E. Widman                 8,694 (15)              0              8,694         1.6%            4,816            (7)
Douglas Wilson                   1,700 (16)              0              1,700          (6)              941            (7)
Daniel Wingate                   1,044 (17)              0              1,044          (6)              578            (7)
Harold Strang                      950                 600              1,550          (6)              858 (10)       (7)
All current directors and      153,916              26,600            180,516        31.2%          100,000 (10)       (7)
  executive officers as a
  group (14 persons)

---------------

                  (1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the U.B. Bancshares common shares reflected in the table.

                  (2) The percent of class is based on 551,971 U.B. Bancshares common shares outstanding and entitled to vote on February 25, 2000 and the number of U.B. Bancshares common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of that date.


                  (3) Assumes exchange ratio of approximately .554 Park National common shares for each U.B. Bancshares common share.


                  (4) The post-merger percent of class is based on 9,719,637 Park National common shares outstanding as of February 25, 2000, the issuance of 325,500 Park National common shares in the U.B. Bancshares merger and 835,500 Park National common shares in the SNB merger. For more information, see "The Merger - Other Transactions Involving Park National" on page [ ].

         (5) Includes 1,428 U.B. Bancshares common shares owned by spouse and 357 U.B. Bancshares common shares held in trust for which Mr. Binau is trustee.


         (6) Represents ownership of less than 1% of the outstanding common shares of U.B. Bancshares.

         (7) Represents ownership of less than 1% of the outstanding common shares of Park National.


         (8) Includes 87,426 U.B. Bancshares common shares held in trust for which Mr. J.H. Blicke is trustee.

         (9) Includes 1,000 U.B. Bancshares common shares held in trust for which Mr. W.J. Blicke is trustee.


         (10) Assumes exercise of options to acquire the maximum number of U.B. Bancshares common shares covered by the stock options.


         (11) Includes 193 U.B. Bancshares common shares held in trust for which Mr. Cotsamire is trustee.

         (12) Includes 1,000 U.B. Bancshares common shares owned by spouse and 5,850 U.B. Bancshares common shares held in trust for which Mr. Robinson is trustee.

         (13) Includes 3,942 U.B. Bancshares common shares owned jointly with spouse.

         (14) Includes 1,150 U.B. Bancshares common shares owned jointly with spouse.

         (15) Includes 7,980 U.B. Bancshares common shares owned by spouse.

         (16) Includes 200 U.B. Bancshares common shares owned by spouse and 900 U.B. Bancshares common shares owned jointly with spouse.

         (17) Includes 444 U.B. Bancshares common shares owned by spouse.



                                   THE MERGER

GENERAL

         This section of the proxy statement/prospectus contains a summary of the material terms of the merger which are more specifically described in the merger agreement attached to this document as Appendix A and the amendment to the merger agreement attached to this document as Appendix B. The following description summarizes all of the material terms of the merger; however, we do not address every provision of the merger agreement and qualify our description by reference to the merger agreement. We urge you to read the merger agreement in its entirety.


         Under the terms of the merger agreement, at the effective time of the merger, U.B. Bancshares will merge with and into Park National and the separate existence of U.B. Bancshares will end. At that time, each outstanding U.B. Bancshares common share will be canceled and extinguished and converted into the right to receive approximately .554 Park National common shares. All U.B. Bancshares common shares that are owned by U.B. Bancshares as treasury shares will be canceled and extinguished and no Park National common shares or other consideration will be delivered in exchange for those shares. For more information, see "The Merger - Effect on Outstanding Park National Common Shares and Exchange of U.B. Bancshares Common Shares - Exchange of U.B. Bancshares Common Shares" on page [ ]. As discussed further below, the consideration to be received by the U.B. Bancshares shareholders in the merger was determined by arm's-length negotiations between the management of Park National and U.B. Bancshares.


         Park National has provided all information contained in this proxy statement/prospectus relating to Park National and U.B. Bancshares has provided all information relating to U.B. Bancshares. The party providing the information is responsible for the accuracy of that information.

BACKGROUND AND REASONS FOR MERGER

         The decision of the Park National board of directors to approve the merger agreement and the decision of the U.B. Bancshares board of directors to approve the merger agreement and recommend that its shareholders adopt the merger agreement are the result of each board of directors' individual assessment of the opportunities to enhance shareholder value resulting from the merger.

         In April 1998, U.B. Bancshares completed the acquisition of two branches from another financial institution. As a result of the branch acquisitions, U.B. Bancshares began the sale of additional common shares in December 1998. Prior to completing the equity offering, Joe Donithen, President and Chief Executive Officer of U.B. Bancshares, contacted Austin Associates to discuss the future prospects of U.B. Bancshares and the manner by which U.B. Bancshares could maximize shareholder value. U.B. Bancshares completed the equity offering in April 1999, at which time Austin Associates met with the board of directors of U.B. Bancshares to discuss a variety of issues including the possible sale or merger of U.B. Bancshares with another financial institution.

         In July 1999, representatives from Austin Associates met again with the board of directors and the board of directors decided to pursue the possible sale of U.B. Bancshares. In August and September 1999, Austin Associates contacted several financial institutions, including Park National, regarding a possible sale or merger of U.B. Bancshares. Of particular concern to the board of directors was finding an institution with similar management and business philosophies that could maximize the return to U.B. Bancshares shareholders and provide excellent service to existing customers. In October 1999, Austin Associates received and reviewed four proposals with the U.B. Bancshares board of directors. Following extensive review and discussion of the four proposals, the board of directors elected to pursue further negotiations with Park National. That decision was based primarily on the superior financial performance of Park National and difference between the current aggregate value and long term value of Park National's proposal in comparison to the aggregate values of each of the three other proposals.

         In negotiating the terms of the merger, management of Park National considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

         - earnings potential of the combined business;

         - realization of economies of scale;

         - commitment of United Bank management to remain with United Bank following the merger; and

         - expansion into two new counties which are contiguous to counties in which Park National has banking offices.

         The U.B. Bancshares board of directors also considered numerous factors with a view to maximizing shareholder value in the intermediate and long term in arriving at its conclusion, including:

         - the economic conditions and prospects for the markets in which U.B. Bancshares operates, including competitive pressures in the financial services industry in general;

         - the prospect for increased market liquidity provided by the Park National common shares;


         - the business, results of operations, asset quality and financial condition of Park National, compatibility of management and business philosophies and services and products offered to customers by Park National; and


         - the opinion of Austin Associates to the effect that the Park National proposal was fair to the holders of U.B. Bancshares common shares, from a financial point of view.

         The boards of directors of Park National and U.B. Bancshares each believe that the operating results of United Bank will improve as a result of the merger thereby providing a benefit to shareholders. The boards expect the improvement to result from United Bank's ability to offer new loan and deposit products and trust services following the merger and from the sharing of management information and the gain of operating efficiencies in the merger. Park National anticipates that it will reduce its operating expense by eliminating duplicate back office functions and administrative expenses, and by converting United Bank's data processing operations to Park National.

         United Bank is headquartered in Bucyrus, Ohio, the county seat of Crawford County, and has branch offices in Marion County. Park National's affiliate banks are also generally located in the "county seats" of the counties in which they are located, and consequently, management has significant experience with "county seat" banking. Park National has developed a model that has been successfully used in previous acquisitions and currently has five separate banking affiliates in the "county seats" of the counties in which they are located in Central Ohio, each with outstanding operating results. Crawford and Marion Counties are contiguous to Richland and Morrow Counties, where Park National currently operates full service branch offices. Park National believes that the markets served by United Bank will beneficially add to Park National's current markets.

         The board of directors of Park National believes that the merger is fair and in the best interest of Park National and its shareholders. The board of directors of U.B. Bancshares also believes that the merger is fair and in the best interest of U.B. Bancshares and its shareholders, and recommends that the U.B. Bancshares shareholders vote "FOR" the adoption of the merger agreement.

         Park National's primary financial goal is to achieve a superior long-term return on shareholders' equity which the board of directors of Park National believes may be achieved through the merger. The tables below compare
(1) the return on average assets for Park National, all U.S. bank holding companies with $1 billion to $3 billion in consolidated assets, and U.B. Bancshares, and (2) the return on average equity for Park National, all U.S. bank holding companies with $1 to $3 billion in consolidated assets, and U.B. Bancshares.

                                       RETURN ON AVERAGE ASSETS
                                        Year Ended December 31,
                             ----------------------------------------------
                             1997                1998                 1999
                             ----                ----                 ----
Park National               1.70%                1.78%                1.82%
Peer U.S. bank              1.28%                1.20%                1.19% (1)
  holding companies
U.B. Bancshares             1.16%                0.86%                0.14%

                                          RETURN ON AVERAGE EQUITY
                                           Year Ended December 31,
                             ----------------------------------------------
                             1997                 1998                 1999
                             ----                 ----                 ----
Park National               18.21%               18.35%               19.43%
Peer U.S. bank              14.19%               13.63%               13.84%(1)
  holding companies
U.B. Bancshares             11.79%               10.34%                1.42%

-------------------

         (1) Peer group information for 1999 is as of September 30, 1999 because year-end information is not yet available.

OPINION OF AUSTIN ASSOCIATES

         Austin Associates is a recognized investment banking firm regularly engaged in the valuation of financial institutions and other business and their securities in connection with mergers and acquisitions and in valuation for estate, corporate and other purposes. U.B. Bancshares selected Austin Associates to serve as financial advisor in connection with the merger on the basis of its reputation and qualifications in representing financial institutions in mergers and acquisitions.

         Austin Associates has rendered a written opinion to the board of directors of U.B. Bancshares to the effect that the terms of the merger are fair from a financial point of view to the shareholders of U.B. Bancshares. Austin Associates based its opinion upon, among other things:

         - a comparison of the financial statements and other financial information concerning U.B. Bancshares and Park National included or incorporated by reference in this proxy statement/prospectus;

         - other financial information concerning U.B. Bancshares, including, but not limited to, operating budgets and loan loss reserve adequacy reports;

         - financial and share price data of U.B. Bancshares, Park National and comparable banking organizations;

         - the financial terms, to the extent publicly available, of selected comparable transactions;

         - the terms of selected other proposals received by U.B. Bancshares from other banking institutions;

         - discussions with the management of U.B. Bancshares and Park National regarding operations of the respective companies and the strategic objectives of the merger;

         - the pro forma impact of the merger on the combined company's financial performance; and

         - other analysis and other factors it deemed relevant.

         Park National and U.B. Bancshares and their representatives determined the terms of the merger agreement after arm's-length negotiations between the parties. Austin Associates participated in the negotiations on behalf of U.B. Bancshares.

         In connection with rendering its opinion, Austin Associates performed a variety of financial analyses, which are summarized below. Austin Associates believes that you must consider all of its analyses together and that if you select portions of the analyses and the factors considered in the analyses without considering all factors and analyses, you may have an incomplete view of the analyses and the process underlying the Austin Associates opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond U.B. Bancshares' or Park National's control. Any estimates contained in Austin Associates' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.


Comparative Transactions

         Austin Associates reviewed a comparison of prices paid in selected sale of control transactions announced in the Midwest between July 1, 1998 and December 13, 1999, for banks having assets of between $100 and $350 million. The 26 transactions reviewed had an average price to tangible book value ratio of 255% and a price to earnings multiple of 20.3. The median multiples were 265% of tangible book value and 20.3 times earnings. Austin Associates also reviewed a comparison of prices paid in selected sale of control transactions nationally between July 1, 1998 and December 13, 1999, for banks having assets of between $100 and $350 million, a return on average assets between 0.50% and 1.15% and a tangible equity to tangible asset ratio less than 8.0%. The 16 transactions reviewed had an average price to tangible book value ratio of 272% and a price to earnings multiple of 23.9. The median multiples were 276% of tangible book value and 22.1 times earnings.

         In preparing its comparative analyses, Austin Associates considered the normalized net income of U.B. Bancshares. For the year ended December 31, 1999, U.B. Bancshares normalized net income was calculated to be $1,375,000 or $2.46 per common share after adding back certain nonrecurring expenses and special provisions to the loan loss reserve. The aggregate market value of the consideration to be received by U.B. Bancshares' shareholders of $30,841,125 (based on Park National's market price of $94.75 at March 8, 2000) represents 262% of U.B. Bancshares' tangible book value at December 31, 1999, and is 22.4 times U.B. Bancshares' 1999 normalized net income.

Value of Park National Common Shares


         During the last 20 trading days, the Park National common shares have traded between $93.94 and $100.50 per share with a current per share price as of March 8, 2000 of $94.75. Austin Associates compared Park National's trading multiples to six Ohio banking organizations with assets ranging from $1 billion to $3 billion, or Park National's "peer group." As of March 8, 2000, the median price-to-tangible book multiple for the peer group was 205% compared to Park National's multiple of 405%. As of March 8, 2000, the median price-to-earnings multiple for the peer group was 11.8 compared to Park National's multiple of
20.3. The median dividend yield for the peer group was 3.42% compared to Park National's dividend yield of 2.49%. The median return on average assets of the peer group for the last 12 months was 1.30% compared to Park National's return on average assets of 1.82% . The median return on average equity of the peer group for the last 12 months was 14.61% compared to Park National's return on average equity of 19.43%.


Contribution Analysis


         Austin Associates compared the pro forma ownership interest in Park National that U.B. Bancshares shareholders would receive, in the aggregate, to the contribution of U.B. Bancshares to the total assets, equity and net income in the combined organization. Based on 325,500 Park National common shares issued to U.B. Bancshares shareholders, immediately following the U.B. Bancshares merger, the U.B. Bancshares shareholders would own approximately 3.0% of the outstanding Park National common shares on a pro forma basis. U.B. Bancshares' contribution of total assets would equal 5.8%, the contribution of total tangible equity would equal 4.3%, and the contribution of normalized net income for 1999 would equal 2.7%.


Dilution Analysis

         Austin Associates reviewed the pro forma effect of the merger to U.B. Bancshares' and Park National's December 31, 1999 earnings per share and tangible book value per share. U.B. Bancshares recorded normalized earnings per share in 1999 of $2.46 and a tangible book value of $21.35 per share as of year-end 1999. Giving effect to the merger, the equivalent U.B. Bancshares normalized earnings per share would have been $2.60, an increase of 6.0% over normalized results. Tangible book value per share would have decreased to $13.90 per share, a decrease of 34.9% over actual tangible book value. Giving effect to the merger, Park National's tangible book value per share would have been increased by $1.72 or 7.4%, and earnings per share would have been increased by $.03 or 0.6%.

         Based on Austin Associates' projected pro forma merger performance, U.B. Bancshares' earnings per share would continue to be enhanced over stand-alone projections by 11.0% in 2000, 16.2% in 2001 and 21.7% in 2002. Tangible book value per share would be decreased over stand-alone projections by 34.7% in 2000, 34.1% in 2001 and 33.2% in 2002. Park National's pro forma earnings per share would increase by 1.6% in 2000 and by 2.5% in 2001 from stand-alone projections. Park National's pro forma tangible book value would increase by 6.8% in 2000 and by 6.4% in 2001 from stand-alone projections.

Discounted Cash Flow Analysis


         Austin Associates performed a discounted cash flow analysis of the value of the common shares of U.B. Bancshares and Park National as of December 31, 1999. The discounted cash flow results were based on projections considered reasonable by Austin Associates for the five-year period from December 31, 1999 to December 31, 2004. The discounted cash flow value of U.B. Bancshares was determined to be in the range of $16.7 to $18.8 million compared to the value of the merger at $30.8 million. The discounted cash flow value of Park National, without consideration of the merger, was determined to be in the range of $92.17 to $100.70 per share. The Park National per share price of $94.75 falls within the range of values determined by Austin Associates.


Dividends

         Austin Associates reviewed the current cash dividends paid by U.B. Bancshares and Park National. Based on the assumed exchange ratio of approximately .554 Park National common shares for each common share of U.B.

Bancshares in the merger, equivalent dividends to U.B. Bancshares shareholders would have been $1.31 for the year ending December 31, 1999 compared to U.B. Bancshares' actual dividend of $1.30 per share.

         The summary set forth above does not purport to be a complete description of the analyses performed by Austin Associates. Further, Austin Associates did not conduct a physical inspection of any of the properties or assets of U.B. Bancshares or Park National. Austin Associates has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of U.B. Bancshares and Park National made in the merger agreement, and has not independently attempted to verify any of that information. Austin Associates has also assumed that the conditions to the merger described in the merger agreement would be satisfied and that the merger would be consummated on a timely basis in the manner contemplated by the merger agreement. Neither U.B. Bancshares nor Park National imposed any limitations on the scope of Austin Associates' investigation nor were any specific instructions given to Austin Associates in connection with its fairness opinion.


         For Austin Associates' service as financial advisor, U.B. Bancshares has paid Austin Associates a total of $65,000 through the date of this proxy statement/prospectus. U.B. Bancshares will pay Austin Associates additional fees at closing based on the total value of the transaction. Assuming a closing value of $31.0 million, U.B. Bancshares will pay Austin Associates additional fees of $168,000 at closing.

         THE FULL TEXT OF THE OPINION OF AUSTIN ASSOCIATES, DATED AS OF MARCH 13, 2000, WHICH DESCRIBES THE ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED TO THIS DOCUMENT AS APPENDIX D. WE URGE YOU TO READ THIS OPINION IN ITS ENTIRETY. AUSTIN ASSOCIATES' OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY U.B. BANCSHARES SHAREHOLDERS IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE AT THE U.B. BANCSHARES SPECIAL MEETING.


EFFECT ON OUTSTANDING PARK NATIONAL COMMON SHARES AND EXCHANGE OF U.B. BANCSHARES COMMON SHARES

Effect on Outstanding Park National Common Shares

         Each issued and outstanding Park National common share will continue to be one Park National common share after consummation of the merger.

Exchange of U.B. Bancshares Common Shares

         At the effective time of the merger, all U.B. Bancshares common shares that are owned by U.B. Bancshares as treasury shares will be canceled and extinguished and no Park National common shares or other consideration will be delivered in exchange for those shares. The exact number of Park National common shares to be received for each outstanding U.B. Bancshares common share is determined by dividing 325,500 Park National common shares by the total of:

         - the number of U.B. Bancshares common shares outstanding immediately prior to the effective time of the merger, and

         - the number of U.B. Bancshares common shares which may be acquired upon the exercise of U.B. Bancshares stock options in effect immediately prior to the effective time of the merger.


         At February 25, 2000, there were 551,971 U.B. Bancshares common shares outstanding and 35,400 U.B. Bancshares common shares subject to stock options. If the merger had been effective at that date, approximately .554 Park National common shares would have been issued for each U.B. Bancshares common share.


         If necessary, this exchange ratio will be proportionately adjusted to prevent dilution as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park National common shares prior to the effective date of the merger.

         If both of the following conditions are met, U.B. Bancshares may elect to terminate the merger agreement at any time during the three-day period beginning with the date on which the waiting period expires following the approval by the Federal Reserve Board of the merger:

         - the average closing price of a Park National common share on the American Stock Exchange during the 20 trading days prior to the beginning of the three-day period is less than $85.71, and


         - the ratio of that average closing price divided by $110.75 (the closing price of a Park National common share on the American Stock Exchange on December 13, 1999) is less than the number obtained by dividing:


           - the sum of the average daily closing sales price of a common share during the 20 trading days prior to the beginning of the three-day period of each company comprising the index group of 17 similar bank holding companies (multiplied by the appropriate weighting), by


           - the sum of each per share closing price of the common shares of each index group company (multiplied by the appropriate weighting) on December 13, 1999.

         If U.B. Bancshares notifies Park National of its intent to terminate the merger agreement because both conditions described above are satisfied, Park National will be entitled to prevent termination by giving notice to U.B. Bancshares, within five days after U.B. Bancshares' notice of termination to Park National, of its intent to prevent termination and agreeing that for purposes of calculating the exchange ratio, the number of Park National common shares exchanged in the merger will be increased to the number determined by dividing $27,900,000 by its 20 day average closing price described above.

         Before making any decision to terminate the merger agreement as a result of the events described above, the U.B. Bancshares board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision. The U.B. Bancshares board of directors is under no obligation to resolicit the U.B. Bancshares shareholders in the event U.B. Bancshares elects to exercise its termination right in connection with the occurrence of any of the above-described events. The U.B. Bancshares board of directors will make its decision regarding resolicitation of the shareholders based on the market conditions and other circumstances relating to the merger existing at the time. For more information, see "The Merger Agreement - Amendment and Termination" on page [ ].


No Fractional Park National Common Shares to Be Issued

         Park National will not issue scrip or fractional interests in Park National common shares in the merger. In lieu of fractional interests, Park National will pay the cash value of the fraction to each holder of U.B. Bancshares common shares who otherwise would have been entitled to a fraction of a Park National share, upon surrender of his or her certificates representing U.B. Bancshares common shares. The shareholder will receive an amount of cash (without interest) determined by multiplying the fractional share interest by the average trading price of a common share of Park National for the 20 trading days prior to the expiration of the waiting period following Federal Reserve Board approval of the merger.


Closing of U.B. Bancshares Share Transfer Books; Exchange of Certificates Evidencing U.B. Bancshares Common Shares

         The share transfer books in respect of the U.B. Bancshares common shares will be closed as of the close of business on the date which is three business days prior to the closing date.

         As soon as practicable after the effective time of the merger, each U.B. Bancshares shareholder will be advised of the effectiveness of the merger by letter accompanied by a letter of transmittal and instruction for use to surrender the certificate or certificates representing U.B. Bancshares common shares to Park National's exchange agent, First-Knox National Bank.

         The letter of transmittal will be used to exchange certificates for Park National common shares and cash in lieu of any fractional share interest. If any certificate representing Park National common shares is to be issued in a name other than that in which the U.B. Bancshares certificate surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such exchange must pay to Park National or First-Knox National Bank, any applicable transfer or other taxes required by reason of the issuance of the Park National certificate. CERTIFICATES FOR U.B. BANCSHARES COMMON SHARES SHOULD NOT BE FORWARDED TO FIRST-KNOX NATIONAL BANK UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO U.B. BANCSHARES WITH THE ENCLOSED PROXY CARD.

Rights of Holders of U.B. Bancshares Share Certificates Prior to Surrender

         Upon surrender to First-Knox National Bank of U.B. Bancshares certificates and a properly completed letter of transmittal, the holder of the certificates will be entitled to receive in exchange for the U.B. Bancshares certificates a certificate or certificates representing the Park National common shares (and cash in lieu of any resulting fractional share interest) to which he is entitled. Unless and until the shareholder surrenders the U.B. Bancshares certificates together with a properly completed letter of transmittal, no dividend payable to holders of record of Park National common shares as of any time after the effective time of the merger will be paid to that holder. Upon surrender of his outstanding U.B. Bancshares certificates to First-Knox National Bank together with a properly completed letter of transmittal, the former U.B. Bancshares shareholder will receive the dividends (without interest) that have become payable as of that time with respect to the Park National common shares to be issued upon such surrender and conversion.

Lost Share Certificates

         Any U.B. Bancshares shareholder who has lost or misplaced a certificate for any of his U.B. Bancshares common shares should immediately call Robin Kocher of U.B. Bancshares at (419) 562-3040 for information regarding the procedures to be followed in order to obtain Park National common shares in exchange for his U.B. Bancshares common shares.


Treatment of Outstanding U.B. Bancshares Stock Options

         As of February 25, 2000, there were 35,400 unexercised U.B. Bancshares stock options outstanding under all incentive and stock option programs of U.B. Bancshares. Under the merger agreement, as of or prior to the effective time of the merger, U.B. Bancshares is to take the actions reasonably necessary to cause each outstanding U.B. Bancshares stock option, whether vested or unvested, to be exercised. As of December 14, 1999, each holder of U.B. Bancshares stock options executed a letter agreeing to exercise all of his U.B. Bancshares stock options according to the terms of the merger agreement.


ACCOUNTING TREATMENT OF THE MERGER

         The merger, if completed as proposed, will qualify as a pooling-of-interests for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Park National and U.B. Bancshares will be retroactively combined for the entire fiscal period in which the merger occurs and for all periods prior to the merger at historically recorded amounts.

         The obligations of Park National and U.B. Bancshares to effect the merger are conditioned, among other things, upon their receipt from Park National's auditors of a letter, dated the effective time of the merger, to the effect that, for financial reporting purposes, the merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles if consummated in accordance with the merger agreement. For more information, see "The Merger Agreement -- Conditions to the Consummation of the Merger" on page [ ]. The merger agreement further provides that neither Park National nor U.B. Bancshares shall intentionally take or cause to be taken any action, whether before or after the effective time of the merger, which would disqualify the merger as a pooling-of-interests for accounting purposes.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


         Park National and U.B. Bancshares will receive an opinion of Vorys, Sater, Seymour and Pease LLP as of the closing date to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Park National and U.B. Bancshares each will be parties to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code and, accordingly, for federal income tax purposes:


         - no gain or loss will be recognized by either Park National or U.B. Bancshares as a result of the merger;


         - no gain or loss will be recognized by shareholders of U.B. Bancshares who exchange their U.B. Bancshares common shares solely for Park National common shares in the merger, except to the extent that those shareholders receive cash in lieu of a fractional share;

         - the tax basis of Park National common shares received by shareholders of U.B. Bancshares who exchange all of their U.B. Bancshares common shares solely for Park National common shares in the merger will be the same as the tax basis of the U.B. Bancshares common shares surrendered in exchange; and

         - the holding period of the Park National common shares received in the merger will include the holding period of U.B. Bancshares common shares surrendered in exchange therefor, provided the U.B. Bancshares common shares were held as capital assets at the effective time of the merger.

         The merger agreement provides that neither Park National nor U.B. Bancshares shall intentionally take or cause to be taken any action, whether before or after the effective time of the merger, which would disqualify the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code. The opinion of Vorys, Sater, Seymour and Pease LLP will be based on facts, representations and assumptions included in the opinion, the merger agreement, and certificates of officers of U.B. Bancshares and Park National, which will not have been independently investigated or verified.

         THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER TO U.B. BANCSHARES SHAREHOLDERS WHO PERFECT DISSENTERS' RIGHTS. FOR MORE INFORMATION, SEE "RIGHTS OF DISSENTING SHAREHOLDERS" ON PAGE [ ].

         THIS DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR THE TAX CONSEQUENCES OF THE MERGER TO CERTAIN SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL RULES, INCLUDING, FOR EXAMPLE, FOREIGN SHAREHOLDERS. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINION OF COUNSEL DESCRIBED ABOVE IS NOT BINDING UPON THE IRS, AND NO RULINGS OF THE IRS WILL BE SOUGHT OR OBTAINED. THERE CAN BE NO ASSURANCE THAT THE IRS WILL AGREE WITH THE TAX CONSEQUENCES OF THE MERGER DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A U.B. BANCSHARES SHAREHOLDER WHO ACQUIRED U.B. BANCSHARES COMMON SHARES UPON EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN THOSE TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Park National has agreed to indemnify each of the officers and directors of U.B. Bancshares from and against certain liabilities arising out of the fact that such person is or was a director, officer or employee of U.B. Bancshares or any of its subsidiaries, in each case to the full extent U.B. Bancshares would have been required to indemnify such person under Ohio law and the articles of U.B. Bancshares. The merger agreement also provides for the continuation of director and officer liability insurance for these individuals for a period of three years. For more information, see "The Merger Agreement -- Costs and Expenses; Indemnification" on page [ ] and "Comparison of

Rights of Holders of Park National Common Shares and Holders of U.B. Bancshares Common Shares -- Director and Officer Liability and Indemnification" on page [ ].

         United Bank has employment agreements with seven of its senior officers that provide for a severance payment if the officer's employment is terminated for any reason other than for "cause" following a change of control. The severance payment would be equal to 12 months of the officer's normal salary from the termination date. These seven agreements will remain in force after the merger has been completed.

RESALE OF PARK NATIONAL COMMON SHARES RECEIVED IN THE MERGER

         The Park National common shares that will be issued if the merger is consummated have been registered under the Securities Act and will be freely transferable, except for Park National common shares received by persons, including directors and executive officers of U.B. Bancshares, who may be deemed to be "affiliates" of U.B. Bancshares, as that term is defined in Rule 145 under the Securities Act. Affiliates may not sell Park National common shares acquired in the merger, except under an effective registration statement under the Securities Act or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Under Rule 145, an affiliate may generally resell Park National common shares received in the merger as long as Park National complies with specific reporting requirements and the affiliate complies with certain volume and manner of sale requirements.

         In addition, U.B. Bancshares has obtained written agreements from all directors, officers and affiliates of U.B. Bancshares under which those persons have agreed not to dispose of their Park National common shares in a manner that would adversely affect the ability of Park National to treat the merger as a pooling-of-interests for financial accounting purposes.

         PERSONS WHO MIGHT BE DEEMED AFFILIATES OF U.B. BANCSHARES SHOULD CONSULT WITH THEIR LEGAL ADVISORS PRIOR TO MAKING ANY OFFER OR SALE OF PARK NATIONAL COMMON SHARES RECEIVED IN THE MERGER.

REGULATORY APPROVALS

         Consummation of the merger is subject to prior receipt by Park National and U.B. Bancshares of all necessary regulatory approvals. The principal regulatory approval required to be obtained is from the Federal Reserve Board.


         The application to the Federal Reserve Board (which was submitted on February 2, 2000 to the Federal Reserve Bank of Cleveland under delegated authority) sought approval, as required by the Bank Holding Company Act, of the merger. On March 6, 2000, the Federal Reserve Bank of Cleveland approved the merger. Under the terms of the approval of the Federal Reserve Bank of Cleveland, the merger can not be consummated prior to March 21, 2000 and must be consummated before June 6, 2000 unless that period is extended by the Federal Reserve Board.


         Park National has filed an application with the American Stock Exchange to list the common shares to be issued in the merger.

         The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by U.B. Bancshares shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.


         We will not complete the merger before we receive all requisite regulatory approvals and all applicable waiting periods have expired and any conditions have been complied with. We cannot guarantee that all such approvals will be obtained or that such approvals will not impose conditions which would have a material adverse effect on the business, operations, assets or financial condition of Park National and the Park National subsidiaries taken as a whole or otherwise materially impair the value to Park National of U.B. Bancshares and the U.B. Bancshares subsidiaries as a whole. If the Federal Reserve Board imposes any such condition, the merger agreement permits the boards of directors of Park National and U.B. Bancshares to abandon the merger.

         We cannot assure you as to when, or if, all necessary regulatory approvals will be obtained. If we do not complete the merger by September 30, 2000, either of us may terminate the merger agreement. For more information, see "The Merger Agreement - Amendment and Termination" on page [ ].

OTHER TRANSACTIONS INVOLVING PARK NATIONAL


         On December 17, 1999, Park National entered into an agreement and plan of merger with SNB under which SNB will merge with and into Park National. Under the terms of the SNB merger agreement, as amended on March 3, 2000, the shareholders of SNB on the effective date of that merger will receive an aggregate of 835,500 Park National common shares in exchange for their SNB common shares. Completion of the SNB merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of shareholders of SNB and other specific conditions to closing.


EXISTING RELATIONSHIP BETWEEN PARK NATIONAL AND U.B. BANCSHARES


         Except in connection with the merger agreement and the transactions contemplated thereby, U.B. Bancshares has not conducted business with, nor has it had any business relationship with, Park National prior to the transactions described in the merger agreement. As of February 25, 2000, Park National and its affiliates owned a total of 2,500 U.B. Bancshares common shares.



                              THE MERGER AGREEMENT

THE MERGER

         The merger agreement provides that, subject to the adoption of the merger agreement by the shareholders of U.B. Bancshares and the satisfaction or waiver of the other conditions to the merger, U.B. Bancshares will be merged with and into Park National. Following completion of the merger, U.B. Bancshares will no longer exist as a separate corporation. The merger agreement provides for Park National and U.B. Bancshares to implement the merger by filing a certificate of merger with the Ohio Secretary of State consistent with the applicable provisions of the merger agreement.


         The material provisions of the merger agreement are briefly summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement and the amendment to the merger agreement which are reprinted as Appendix A and Appendix B to this proxy statement/prospectus and incorporated in this document by this reference. We urge you to read the merger agreement and the amendment in their entirety for a more complete description of the merger.

CONVERSION OF SHARES

         At the effective time of the merger, each U.B. Bancshares common share outstanding immediately prior to the effective time of the merger will be canceled and extinguished and converted into approximately .554 Park National common shares. All U.B. Bancshares common shares that are owned by U.B. Bancshares as treasury shares will be canceled and extinguished and no Park National common shares or other consideration will be delivered in exchange for those shares. For more information, see "The Merger --Effect on Outstanding Park National Common Shares and Exchange of U.B. Bancshares Common Shares" on page
[ ].


REPRESENTATIONS AND WARRANTIES

         In the merger agreement, U.B. Bancshares has made various representations and warranties concerning the following items:

         - U.B. Bancshares' and United Bank's due organization, good standing and qualification, and similar corporate matters;
         - U.B. Bancshares' capital structure;

         - U.B. Bancshares' subsidiaries;
         - U.B. Bancshares' corporate power and authority to enter into the merger agreement and consummate the merger, enforceability of the merger agreement and related matters;
         - regulatory and statutory approvals;
         - non-contravention of the merger agreement with U.B. Bancshares' corporate documents, applicable laws and contracts;
         - financial statements and reports, and the absence of a subsequent material adverse effect;
         - legal proceedings of U.B. Bancshares and its subsidiaries;
         - regulatory matters;
         - compliance with laws;
         - absence of defaults under material contracts;
         - engagement of Austin Associates as it relates to brokerage commissions, finder's fees or other payments;
         - employee benefit plans and compliance with certain provisions of the Employee Retirement Income Security Act of 1974;
         - labor matters;
         - non-applicability of takeover laws;
         - environmental matters;
         - taxes of U.B. Bancshares and its subsidiaries;
         - nature of risk management instruments;
         - completeness of books and records;
         - insurance;
         - accounting treatment of the merger;
         - the accuracy and completeness of information supplied to Park
           National;
         - Year 2000 compliance;
         - absence of any material adverse changes;
         - absence of undisclosed liabilities;
         - properties;
         - loans; allowance for loan losses;
         - repurchase agreements; and
         - deposit insurance.


         Park National has made various representations and warranties concerning the following items:

         - Park National's organization, good standing and qualification, and similar corporate matters;
         - Park National's capital structure;
         - Park National's corporate power and authority to enter into the merger agreement and consummate the merger, enforceability of the merger agreement and related matters;
         - regulatory and statutory approvals;
         - non-contravention of the merger agreement with Park National's corporate documents, applicable laws and contracts;
         - the reports and financial statements that have been filed with the SEC have complied in all material respects with all applicable requirements, and did not contain a material misrepresentation or omission, as of their respective dates;
         - the use of a broker or finder;
         - non-applicability of takeover laws;
         - accounting treatment of the merger;
         - the accuracy and completeness of information supplied to U.B. Bancshares;
         - Year 2000 compliance;
         - absence of a material adverse change; and
         - deposit insurance.

         Park National and U.B. Bancshares believe that the representations and warranties contained in the merger agreement are customary in transactions similar in nature to the merger. For more information, see Article V of the agreement and plan of merger which is attached as Appendix A to this proxy statement/prospectus.


CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement provides that U.B. Bancshares will not, and will cause each of its subsidiaries not to:

         - conduct business other than in the ordinary and usual course or fail to use reasonable efforts:

           - to perform any contractual obligations,

           - to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or

           - to voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon U.B. Bancshares' ability to perform any of its obligations under the merger agreement;

         - other than pursuant to previously disclosed rights:

           - issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional U.B. Bancshares common shares or any rights to acquire U.B. Bancshares common shares,

           - enter into any agreement with respect to the foregoing or

           - permit any additional U.B. Bancshares common shares to become subject to new U.B. Bancshares stock options, other rights or similar stock-based employee rights;

         - make, declare, pay or set aside for payment any dividend, other than quarterly cash dividends on U.B. Bancshares common shares in an amount not to exceed $.325 per share, with record and payment dates as indicated in the merger agreement and dividends from wholly-owned subsidiaries to U.B. Bancshares, or directly or indirectly adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire, any of its common shares;

         - enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee (other than the normal extension of the seven existing severance agreements with management), or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law or (3) to satisfy previously disclosed contractual obligations existing as of December 14, 1999;

         - enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. However, U.B. Bancshares may:

           - take any of these actions in order to satisfy either applicable law or previously disclosed contractual obligations existing as of December 14, 1999 or regular annual renewal of insurance contracts,

           - pay cash bonuses for performance during 1999 in the amounts accrued by U.B. Bancshares as of December 14, 1999 with respect to its incentive plans,

           - pay cash bonuses on the closing date in the amounts accrued by U.B. Bancshares as of the closing date with respect to its incentive plans, and

           - terminate its defined contribution 401(k) plan at any time before the effective time of the merger, with benefit distributions deferred until the IRS issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination. U.B. Bancshares and Park National will cooperate in good faith to apply for such approval and agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the tax-qualified 401(k) plan that Park National maintains for its employees;

         - sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business;

         - acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity;

         - merge or consolidate with any other entity or otherwise reorganize;

         - amend the articles or bylaws of U.B. Bancshares or adopt regulations for U.B. Bancshares, or amend the articles or regulations (or similar governing documents) of any of U.B. Bancshares' subsidiaries except for immaterial amendments to regulations previously disclosed to Park National;

         - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

         - enter into or terminate any contract requiring the payment or receipt of $10,000 or more in any 12 month period or amend or modify in any material respect any of its existing material contracts, other than loans and contracts of deposit made by United Bank;

         - except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to U.B. Bancshares and its subsidiaries, taken as a whole;

         - take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying for "pooling-of-interests" accounting treatment or as a reorganization within the meaning of
           Section 368(a) of the Internal Revenue Code;

         - take any action that is intended or is reasonably likely to result in:

           - any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger,

           - any of the conditions to the merger not being satisfied, or

           - a violation of any provision of the merger agreement except as required by law or regulation;

         - except as required by applicable law or regulation:

           - implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices,

           - fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or

           - fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

         - incur any indebtedness for borrowed money or incur any material obligation or liability other than in the ordinary course of business;

         - make any capital expenditures in excess of $25,000 in the aggregate or for any item in excess of $5,000;

         - fail to maintain insurance described in the merger agreement;

         - fail to maintain its property and facilities in their present condition and working order, ordinary wear and tear excepted; or

         - agree or commit to do any of the foregoing.

         The merger agreement also provides that Park National will not, and will cause each of its subsidiaries not to:

         - take any action which, at the time taken, is reasonably likely to have a material adverse affect upon Park National's ability to perform any of its material obligations under the merger agreement; or

         - take any action while knowing that:

           - the action would, or is reasonably likely to, prevent or impede the merger from qualifying:

             - for "pooling of interests" accounting treatment, or

             - as a reorganization within the meaning of Section 368(a) of the
               Internal Revenue Code; or

         - the action is intended or is reasonably likely to result in:

             - any of Park National's representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger,

             - any of the conditions to the merger not being satisfied, or

             - a material violation of any provision of the merger agreement except as required by law or regulation.

         Park National and U.B. Bancshares are required to use their reasonable best efforts to take all actions necessary to comply with all applicable legal requirements and to obtain all required governmental and third party consents. Park National has also filed a listing application with the American Stock Exchange covering the Park National common shares to be issued in the merger.

         U.B. Bancshares employees will continue to participate in the U.B. Bancshares employee benefit plans until:

         - Park National determines that those employees will (subject to eligibility requirements) participate in Park National's employee benefit plans, and

         - that all or some of the U.B. Bancshares plans will be terminated or merged into Park National's employee benefit plans.

Park National will give U.B. Bancshares employees credit for purposes of eligibility and vesting (but not for benefit accrual purposes) in Park National's employee benefit plans, and the employees will not be subject to:

         - any exclusion or penalty for pre-existing conditions that were covered under U.B. Bancshares' welfare plans, or

         - any waiting period relating to that coverage.

In addition, if Park National adopts a new plan or program for its employees or executives, to the extent its employees or executives receive past service credits for any reason, Park National will credit similarly-situated employees and executives of U.B. Bancshares with equivalent credit for service with U.B. Bancshares or its predecessors.

         Park National and U.B. Bancshares have agreed to coordinate the payment of dividends with respect to the Park National common shares and the U.B. Bancshares common shares and the record dates and payment dates relating to dividends.

         United Bank has employment agreements with seven of its senior officers that provide for a severance payment if the officer's employment is terminated for any reason other than for "cause" following a change of control. The severance payment would be equal to 12 months of the officer's normal salary from the termination date. These seven agreements will remain in force after the merger has been completed.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         The obligation of each of Park National and U.B. Bancshares to consummate the merger is subject to a number of conditions, including the following:

         - the adoption of the merger agreement by the requisite vote of the U.B. Bancshares shareholders;

         - all necessary regulatory approvals have been obtained in connection with the merger and all statutory waiting periods have expired;

         - regulatory approvals contain any conditions, restrictions or requirements which Park National reasonably determines would either before or after the effective time, have a material adverse effect on Park National or prevent Park National from realizing the economic benefits of the merger and related transactions;

         - no court or other governmental or regulatory authority has enacted, issued, promulgated, enforced, threatened commenced a proceeding with respect to, or entered, any statute, rule, regulation, judgment, decree, injunction or other order prohibiting or delaying consummation of the transactions contemplated by the merger agreement;

         - the Form S-4 Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued or no proceedings for that purpose initiated or threatened by the SEC;

         - all permits and other authorizations required under state securities laws to consummate the transactions contemplated by the merger agreement and issue the common shares of Park National to be issued in the merger have been received; and

         - Park National has received from Ernst & Young LLP, its opinion, dated the date of or shortly prior to the effective date of the merger that the merger qualifies for pooling-of-interests accounting treatment.


         The obligation of Park National to consummate the merger is also subject to a number of additional conditions, including the following:

         - the representations and warranties of U.B. Bancshares contained in the merger agreement are true and correct as of the effective time of the merger, or in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of that date, and U.B. Bancshares has delivered a certificate to Park National to that effect;

         - all obligations required to be performed by U.B. Bancshares under the merger agreement have been performed, and U.B. Bancshares has delivered a certificate to Park National to that effect;

         - Park National has received the opinion of Vorys, Sater, Seymour and Pease LLP stating that the merger constitutes a "reorganization" within the meaning of Section 368 of the Internal Revenue Code;


         - Park National has received the opinion of Werner & Blank Co., L.P.A., legal counsel to U.B. Bancshares, stating that:


           - U.B. Bancshares is a corporation in good standing under the laws of the State of Ohio,

           - the merger agreement was duly approved by the U.B. Bancshares board of directors and duly adopted and approved by the U.B. Bancshares shareholders,

           - the merger agreement was duly executed by U.B. Bancshares and, with certain stated exceptions, constitutes the binding obligation of U.B. Bancshares and is enforceable in accordance with its terms against U.B. Bancshares, and

           - that upon the filing of the certificate of merger with the Secretary of State of Ohio, the merger will become effective;

         - Park National has received an agreement from each U.B. Bancshares affiliate concerning the resale of Park National common shares received in the merger;

         - receipt of a certificate of merger duly executed by U.B. Bancshares in appropriate form for filing with the Secretary of State of Ohio; and

         - receipt of certified copies of resolutions adopted by the directors and shareholders of U.B. Bancshares approving and adopting the merger agreement and authorizing the consummation of the transactions described in the merger agreement.

         The obligation of U.B. Bancshares to consummate the merger is also subject to a number of additional conditions, including the following:

         - the representations and warranties of Park National contained in the merger agreement are true and correct as of the effective time of the merger, or in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of that date, and Park National has delivered a certificate to U.B. Bancshares to that effect;

         - all obligations required to be performed by Park National under the merger agreement have been performed, and Park National has delivered a certificate to U.B. Bancshares to that effect;

         - U.B. Bancshares has received the opinion of Vorys, Sater, Seymour and Pease LLP, legal counsel to Park National, stating that the merger constitutes a "reorganization" within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by shareholders of U.B. Bancshares who receive Park National common shares in exchange for U.B. Bancshares common shares, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests;

         - U.B. Bancshares has received the opinion of Vorys, Sater, Seymour and Pease LLP stating that:

           - Park National is a corporation in good standing under the laws of the State of Ohio,

           - the merger agreement was duly executed by Park National, and with certain stated exceptions, constitutes the binding obligation of Park National and is enforceable in accordance with its terms against Park National,

           - that the Park National common shares to be issued as consideration in the merger, when issued, shall be duly authorized, fully paid and non-assessable, and

           - that upon the filing of the certificate of merger with the Secretary of State of Ohio, the merger will become effective; and

         - U.B. Bancshares has received a fairness opinion from its financial advisor, Austin Associates, dated as of a date reasonably proximate to the date of the proxy statement/prospectus, stating that the consideration to be issued in the merger is fair to the shareholders of U.B. Bancshares from a financial point of view.

         Where the law permits, Park National or U.B. Bancshares could decide to complete the merger even though one or more conditions were not satisfied. By law, neither Park National nor U.B. Bancshares can waive (1) the condition of adoption of the merger agreement by U.B. Bancshares' shareholders, (2) a condition requiring regulatory approval by the Federal Reserve Board, or (3) any court order or law having the effect of making illegal or otherwise prohibiting the consummation of the merger. Whether any of the conditions would be waived would depend upon the facts and circumstances as determined by the reasonable business judgment of the boards of directors of Park National or U.B. Bancshares.

EFFECTIVE TIME OF THE MERGER

         Upon satisfaction or waiver of all conditions under the merger agreement, we will file an appropriate certificate of merger with the Ohio Secretary of State. The merger will become effective upon the filing of the certificate of merger or at a time after the filing that we agree to in writing and set forth in the certificate of merger.

         The closing of the transactions contemplated by the merger agreement will take place on a day designated by Park National which is not (1) earlier than the third business day after the last of the conditions described in the merger agreement has been satisfied or waived in accordance with the terms of the merger agreement, or (2) later than the last business day of the month in which that third business day occurs. However, the date chosen by Park National may not fall after September 30, 2000 or after the date or dates on which any regulatory authority approval (or extension) expires. We are also free to agree to close the transactions on a different date.

AMENDMENT AND TERMINATION

         We may amend the merger agreement at any time before or after the U.B. Bancshares special meeting. However, after approval of the matters to be considered at the special meeting, we may not make an amendment which by law requires further approval by the U.B. Bancshares' shareholders unless we obtain that further approval.

         We may agree in writing to terminate the merger agreement at any time before completion of the merger, even if the U.B. Bancshares shareholders have adopted it.

         Either U.B. Bancshares or Park National may decide to terminate the merger agreement if:

         - the other party breaches any representation or warranty or any covenant or agreement contained in the merger agreement and does not cure the breach within 30 days after receiving written notice of the breach, provided that the breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a material adverse effect;

         - the merger has not been completed by September 30, 2000 unless the failure to complete the merger arises out of or results from the knowing action or inaction of the party seeking to terminate; or

         - a governmental authority fails to approve the merger.

         Park National may decide to terminate the merger agreement if:

         - U.B. Bancshares fails to meet one or more closing conditions; or

         - the shareholders of U.B. Bancshares fail to adopt the merger agreement.

         U.B. Bancshares may decide to terminate the merger agreement if:

         - Park National fails to meet one or more closing conditions; or


         - during the three-day period beginning with the date on which the waiting period expires following Federal Reserve Board approval of the merger, both of the following conditions are satisfied:

           - the average closing price of a Park National common share on the American Stock Exchange during the 20 trading days prior to the beginning of the three-day period is less than $85.71, and


           - the ratio of such 20 day average closing price divided by $110.75 (the closing price of a Park National common share on the American Stock Exchange on December 13, 1999) is less than the number obtained by dividing:

             - the sum of the average daily closing sales price of a common share during the 20 trading day period ending on the trading day immediately prior to the beginning of the three-day period of each company comprising the index group of 17 similar bank holding companies (multiplied by the appropriate weighting), by

             - the sum of each per share closing price of the common shares of each index group company (multiplied by the applicable weighting) on December 13, 1999;

         - however, if U.B. Bancshares notifies Park National of its intent to terminate the merger agreement due to the satisfaction of the conditions relating to the average closing price, Park National may prevent termination by giving notice to U.B. Bancshares within five days after U.B. Bancshares' notice of termination to Park National of its intent to prevent termination, and agreeing that for purposes of calculating the exchange ratio, the number of Park National common shares exchanged in the merger will be increased to the number determined by dividing $27,900,000 by the average closing price calculated as described above.

         Prior to the receipt of the approval of its shareholders and upon payment of a $1,000,000 special fee to Park National, U.B. Bancshares may also terminate the merger agreement if its board of directors determines in good faith, based on the advice of Werner & Blank, that termination of the merger agreement and pursuit of another acquisition proposal for U.B. Bancshares would be more favorable to the U.B. Bancshares shareholders from a financial point of view than the merger.

         In the event of termination, the merger agreement will become void except that certain provisions regarding the accuracy and completeness of information submitted to the SEC, press releases, confidentiality, acquisition proposals, effect of termination and enforcement of the merger agreement and the miscellaneous provisions contained in Article IX will survive termination. In addition, if the merger agreement is terminated by reason of an acquisition proposal for U.B. Bancshares or if the U.B. Bancshares board of directors fails to recommend the merger to the U.B. Bancshares shareholders, withdraws or modifies its recommendation, announces its intention not to recommend the merger, recommends or approves another acquisition proposal or fails to solicit proxies to approve the merger, U.B. Bancshares will be required to pay the special fee of $1,000,000 to Park National.

COSTS AND EXPENSES; INDEMNIFICATION

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs and expenses, except that Park National and U.B. Bancshares will share all expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus equally and Park National will pay all fees due to regulatory authorities and the SEC in connection with the transactions contemplated by the merger agreement.

         Park National has agreed to indemnify each of the officers, directors and employees of U.B. Bancshares and its subsidiaries against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the effective time of the merger, in each case to the fullest extent U.B. Bancshares would have been required to indemnify and advance expenses to that person under Ohio law and the articles of U.B. Bancshares.

         In addition, for a period of three years after the effective time of the merger, Park National will provide director's and officer's liability insurance, on terms no less favorable than those in effect as of December 14, 1999, to indemnify the present and former officers and directors of U.B. Bancshares and its subsidiaries with respect to claims against those persons arising from facts or events which occurred prior to the effective time of the merger. Park National will not be required to pay more than 300 percent of the amount spent by U.B. Bancshares as of December 14, 1999 in order to maintain or procure that insurance, but if that limit is met, Park National must use its reasonable best efforts to maintain or obtain as much comparable insurance as can be obtained up to the 300 percent limit.

RECOMMENDATION AND VOTE


         The board of directors of U.B. Bancshares believes that the consummation of the proposed merger is in the best interest of U.B. Bancshares and its shareholders. The affirmative vote of the holders of two-thirds of the outstanding U.B. Bancshares common shares is required for the merger agreement to be adopted. THE U.B. BANCSHARES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.



                        RIGHTS OF DISSENTING SHAREHOLDERS

         The following is a description of the steps you must take to perfect dissenters' rights with respect to the merger. The description is not intended to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Revised Code, a copy of which is included as Appendix E to this proxy statement/prospectus. We recommend that you consult with your own counsel if you have questions with respect to your rights under the statute.

         "Dissenters' rights" is your right to dissent from the merger and to have the "fair cash value" of your U.B. Bancshares common shares determined by a court and paid in cash. The "fair cash value" of a U.B. Bancshares common share is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. Fair cash value is determined as of the day prior to the day on which the vote of the U.B. Bancshares shareholders to adopt the merger agreement is taken. When determining fair cash value, any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the fair cash value of a common share exceed the amount specified in the demand of the particular shareholder discussed in numbered paragraph 3 below.

         To perfect your dissenters' rights, you must satisfy each of the following conditions:


         1. You Must be a Shareholder of U.B. Bancshares on the Record Date. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares on March 17, 2000. If you have a beneficial interest in U.B. Bancshares common shares held of record in the name of any other person for which you desire to perfect dissenters' rights, you must cause the shareholder of record to timely and properly act to perfect those rights.

         2. You Must Not Vote in Favor of Adoption of the Merger Agreement. Only a shareholder whose U.B. Bancshares common shares are not voted in favor of adoption of the merger agreement is entitled, if the merger is completed, to be paid the fair cash value of the U.B. Bancshares common shares held of record by the shareholder on April 18, 2000. If you vote for adoption of the merger agreement, your vote will constitute a waiver of your dissenters' rights.


         3. You Must Serve a Written Demand. On or before the tenth day after the U.B. Bancshares special meeting, you must serve a written demand for payment of the fair cash value of your shares to U.B. Bancshares. Your written demand must state your name, address, the number of common shares as to which you seek relief and the amount claimed by you as the fair cash value of the common shares.

         4. You Must Deliver Your Share Certificates for Legending, if Requested by U.B. Bancshares. If requested by U.B. Bancshares, you must submit your share certificates for dissenting shares to U.B. Bancshares within fifteen days after U.B. Bancshares sends its request. U.B. Bancshares will then endorse the share certificates with a legend that demand for fair cash value has been made.

         5. You Must File a Petition in Court, if You and U.B. Bancshares Cannot Agree on the Fair Cash Value of Your Dissenting Shares. If U.B. Bancshares and any dissenting shareholder cannot agree on the fair cash value of the dissenting shares, either U.B. Bancshares or the shareholder must, within three months after service of the written demand by the shareholder, file or join in a petition in the Court of Common Pleas of Crawford County, Ohio, for a determination of the fair cash value of the dissenting shares.


         You must mail or deliver any written demand for payment to U.B. Bancshares, Inc., 401 South Sandusky Avenue, Bucyrus, Ohio 44820, Attention:
Albert L. Stetzer, Secretary. Because you must deliver the written demand within the ten-day period following the U.B. Bancshares special meeting, we recommend, but do not require, that if you use the mails, you use certified or registered mail, return receipt requested, to confirm that you have made a timely delivery.


         If you dissent from the merger, your right to be paid the fair cash value of your U.B. Bancshares common shares will terminate:

         - if, for any reason, the merger is not completed;

         - if you fail to serve a timely and appropriate written demand upon U.B. Bancshares;

         - if you do not, upon request of U.B. Bancshares, make timely and appropriate surrender of the share certificates evidencing your dissenting shares for endorsement of a legend that you have made a demand for the fair cash value of your common shares;

         - if you withdraw your demand with the consent of the board of directors of U.B. Bancshares;

         - if you and U.B. Bancshares do not agree upon the fair cash value per share of your U.B. Bancshares common shares and you have not timely filed or joined in an appropriate petition in the Court of Common Pleas of Crawford County, Ohio; or

         - if you otherwise fail to comply with the requirements of Section 1701.85 of the Ohio Revised Code.

         A dissenting shareholder of U.B. Bancshares who receives payment for shares in cash will recognize capital gain or loss (if the shares were held as a capital asset at the effective time of the merger) equal to the difference between the cash received and the holder's basis in such shares, provided the payment is not essentially equivalent to a dividend within the meaning of
Section 302 of the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenters' rights will not constitute such a "dividend" if, as a result of such exercise, the shareholder owns no Park National common shares as the surviving corporation in the merger (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code).

         If you are not in favor of the merger but do not wish to exercise dissenters' rights, you may, in the alternative, attempt to sell your U.B. Bancshares common shares in the open market at the then current market price.


                            BUSINESS OF PARK NATIONAL

 GENERAL

         Park National is a bank holding company which is incorporated under Ohio law. Through its banking subsidiaries, Park National Bank, Richland Trust, Century National Bank and First-Knox National Bank, Park National is engaged in a general commercial banking and trust business in small to medium population Ohio communities. Guardian Financial provides consumer finance services in the central Ohio area. Park National's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions and operate 59 full-service offices and a network of 65 automatic teller machines in fifteen central and southern Ohio counties.

         Park National Bank, Richland Trust, Century National Bank and First-Knox National Bank provide the following principal services:

         - the acceptance of deposits for demand, savings and time accounts and the servicing of those accounts;

         - commercial, industrial, consumer and real estate lending, including installment loans and automobile leasing, credit cards and personal lines of credit;

         - safe deposit operations;

         - trust services;

         - cash management;

         - electronic funds transfers; and

         - a variety of additional banking-related services tailored to the needs of individual customers.

         Park National Bank also leases equipment under terms similar to its commercial lending policies. Park Leasing Company, a division of Park National Bank, originates and services direct leases of equipment which Park National Bank acquires with no outside financing. In addition, Scope Leasing, Inc., a wholly-owned subsidiary of Park National Bank, specializes in aircraft financing.

         Park National is subject to regulation by the Federal Reserve Board. As national banks, Park National Bank, Century National Bank and First-Knox National Bank are supervised and regulated by the Office of the Comptroller of the Currency. As an Ohio state-chartered bank, Richland Trust is supervised and regulated by the Ohio Division of Financial Institutions. In addition, as insurer of their deposits, the Federal Deposit Insurance Corporation has some regulatory authority over Park National Bank, Richland Trust, Century National Bank and

First-Knox National Bank, including authority to impose assessments for deposit insurance. As an Ohio consumer finance company, Guardian Financial is supervised and regulated by the Ohio Division of Financial Institutions.

         Park National Bank, in addition to having seven offices in Newark (including the main office and the Operations Center) has offices in Granville, Heath (two offices), Hebron, Johnstown, Kirkersville, Pataskala and Utica in Licking County, an office in Columbus in Franklin County, an office in Cincinnati in Hamilton County and offices in Baltimore, Pickerington and Lancaster (seven offices) in Fairfield County. The offices in Fairfield County comprise the Fairfield National Division. Park National Bank also operates nine stand-alone automatic banking center locations.

         Richland Trust, in addition to six offices in Mansfield (including the main office), has offices in Butler, Lexington, Ontario and Shelby (two offices) in Richland County. Richland Trust also operates three stand-alone automatic banking center locations.

         Century National Bank, in addition to having four offices (including the main office) and a mortgage lending office in Zanesville, has offices in New Concord and Dresden in Muskingum County, Malta in Morgan County, New Lexington in Perry County, Logan in Hocking County, Athens in Athens County and Coshocton in Coshocton County. Century National Bank also operates seven stand-alone automatic banking center locations.

         First-Knox National Bank, in addition to having three offices (including the main office and operations center) in Mount Vernon, has offices in Loudonville and Perrysville in Ashland County, an office in Millersburg in Holmes County, offices in Centerburg, Danville and Fredericktown in Knox County, two offices in Mount Gilead in Morrow County and an office in Bellville in Richland County. The offices in Ashland County comprise the Farmers and Savings Division. First-Knox National Bank also operates four stand-alone automatic banking center locations.

          Guardian Financial has its main office in Hilliard in Franklin County and an office in Mansfield where it leases space from Richland Trust.

 ADDITIONAL INFORMATION

         For additional information concerning Park National, see "Where You Can Find More Information" on page [ ].

                           MANAGEMENT OF PARK NATIONAL


BOARD OF DIRECTORS

         The following table gives information concerning the individuals who are and will remain the members of the board of directors of Park National, the surviving corporation in the merger, as of February 25, 2000. Unless the table indicates otherwise, each person has held his or her principal occupation for more than five years.



                                               Position(s) Held with              Director of Park
                                          Park National and its Principal             National
                                                  Subsidiaries and                  Continuously
Name                              Age          Principal Occupations                   Since          Term Expires in
----                              ---          ---------------------              -----------------   ---------------
William T. McConnell              66      Chairman of the Board since                   1986                  2000
                                          1994, Chief Executive Officer from
                                          1986 to January, 1999, and President
                                          from 1986 to 1994, of Park National;
                                          Chairman of the Board since 1993,
                                          Chief Executive Officer from 1983 to
                                          January, 1999, President from 1979 to
                                          1993, and Director of Park National
                                          Bank; Director of Century National
                                          Bank; Director of First-Knox National
                                          Bank

C. Daniel DeLawder                50      Chief Executive Officer since                 1994                  2002
                                          January, 1999, and President
                                          since 1994, of Park National; Chief
                                          Executive Officer since January, 1999,
                                          President since 1993, Executive Vice
                                          President from 1992 to 1993, and
                                          Director of Park National Bank;
                                          Chairman of Advisory Board since 1989
                                          and President from 1985 to 1992 of the
                                          Fairfield National Division of Park
                                          National Bank; Director of Richland
                                          Trust; Chairman of the Board of
                                          Guardian Financial since February 1999

Maureen Buchwald                  68      Vice President of Ariel                       1997                  2001
                                          Corporation (manufacturer of
                                          reciprocating compressors)
                                          until her retirement in 1997;
                                          Director of First-Knox National
                                          Bank



                                               Position(s) Held with              Director of Park
                                          Park National and its Principal             National
                                                  Subsidiaries and                  Continuously
Name                              Age          Principal Occupations                   Since          Term Expires in
----                              ---          ---------------------              -----------------   ---------------
James J. Cullers                  69      Senior Partner, Zelkowitz,                    1997                  2000
                                          Barry & Cullers, Attorneys at
                                          Law, Mount Vernon, Ohio;
                                          Director of First-Knox National
                                          Bank

D. C. Fanello                     78      Vice Chairman and founder of                  1990                  2001
                                          Shiloh Corporation, Mansfield,
                                          Ohio (stamping/blanking);
                                          Director of Richland Trust

R. William Geyer                  68      Partner, Kincaid, Taylor                      1992                  2000
                                          and Geyer, Attorneys at
                                          Law, Zanesville, Ohio;
                                          Director of Century National
                                          Bank


Philip H. Jordan, Jr., Ph.D.      68      Retired.  From 1975 to 1995,                  1997                  2002
                                          President of Kenyon College;
                                          Chairman of the Board and
                                          Director of First-Knox National
                                          Bank


Howard E. LeFevre                 92      Chairman of the Board of                      1987                  2002
                                          Freight Service, Inc., Newark,
                                          Ohio (leasing and warehousing);
                                          Director of Park National Bank

Phillip T. Leitnaker              72      President and owner of Phillip                1990                  2001
                                          Leitnaker Construction, Inc.
                                          Baltimore, Ohio (construction
                                          company); Owner of Leitnaker
                                          Farms, Baltimore, Ohio
                                          (farming); President and
                                          majority owner of D & B Paving
                                          Company, Baltimore, Ohio
                                          (paving company); Member of
                                          Advisory Board of Fairfield
                                          National Division of Park
                                          National Bank



                                               Position(s) Held with              Director of Park
                                          Park National and its Principal             National
                                                  Subsidiaries and                  Continuously
Name                              Age          Principal Occupations                   Since          Term Expires in
----                              ---          ---------------------              -----------------   ---------------
Tami L. Longaberger               38      Chief Executive Officer since                 1996                  2002
                                          1998, President since 1994 and
                                          President, Sales and Marketing,
                                          from 1991 to 1993, and of The
                                          Longaberger Company, Dresden,
                                          Ohio (specialty goods
                                          manufacturer); Director of
                                          Century National Bank

James A. McElroy                  67      Chairman of the Board, AMG                    1997                  2000
                                          Industries, Inc. (manufacturer
                                          of automobile parts), Mount
                                          Vernon, Ohio; Director of
                                          First-Knox National Bank

John J. O'Neill                   79      President/Owner of Southgate                  1987                  2002
                                          Corporation, Newark, Ohio (real
                                          estate development and
                                          management); Director of Park
                                          National Bank

William A. Phillips               67      Chairman of the Board since                   1990                  2000
                                          1986, Chief Executive Officer
                                          from 1986 to 1998, and Director
                                          of Century National Bank

J. Gilbert Reese                  74      Senior Partner, Reese, Pyle,                  1987                  2001
                                          Drake & Meyer, P.L.L.,
                                          Attorneys at Law, Newark, Ohio;
                                          Chairman Emeritus of First
                                          Federal Savings and Loan
                                          Association of Newark, Newark,
                                          Ohio; Director of Park National
                                          Bank

Rick R. Taylor                    52      President of Jay Plastics                     1995                  2001
                                          Corp., Mansfield, Ohio (plastic
                                          parts manufacturer); Director
                                          of Richland Trust

John L. Warner                    72      Agent, Dawson, Coleman &                      1987                  2000
                                          Wallace Insurance Agency, Inc.
                                          (successor to W. A. Wallace
                                          Co.), Newark, Ohio
                                          (insurance);  Director of Park
                                          National Bank


EXECUTIVE OFFICERS


         The following table lists the names and ages of the executive officers of Park National as of February 25, 2000, the positions presently held by those officers and their individual business experience during the past five years. These individuals will be the executive officers of the surviving corporation in the merger. The board of directors may remove any of the executive officers at any time.


                             Positions Held with Park National and its Principal
Name                   Age         Subsidiaries and Principal Occupation
----                   ---         -------------------------------------
William T. McConnell   66          Chairman of the Board since 1994, Chief
                                   Executive Officer from 1986 to January,
                                   1999, President from 1986 to 1994 and
                                   Director of Park National; Chairman of
                                   the Board since 1993, Chief Executive
                                   Officer from 1983 to January, 1999,
                                   President from 1979 to 1993, and
                                   Director of Park National Bank; Director of Century National Bank; Director of
                                   First-Knox National Bank

C. Daniel DeLawder     50          Chief Executive Officer since January,
                                   1999, President since 1994 and Director
                                   of Park National; Chief Executive
                                   Officer since January, 1999, President
                                   since 1993, Executive Vice President
                                   from 1992 to 1993, and Director of Park
                                   National Bank; Chairman of Advisory
                                   Board since 1989 and President from 1985
                                   to 1992 of the Fairfield National
                                   Division of Park National Bank; Director
                                   of Richland Trust; Chairman of the Board
                                   of Guardian Financial since February
                                   1999

David C. Bowers        63          Secretary since 1987, Chief Financial
                                   Officer and Chief Accounting Officer
                                   from 1990 to 1998, and Director from
                                   1989 to 1990, of Park National;
                                   Executive Vice President since January
                                   1999, Senior Vice President from 1986 to
                                   January 1999, and Director of Park
                                   National Bank; Director of Guardian
                                   Financial

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The executive committee of the board of directors of Park National performs the functions of a compensation committee. C. Daniel DeLawder, who is Chief Executive Officer and President of Park National and Park National Bank, serves as a member of the executive committee. William T. McConnell, who serves as Chairman of the Board of Park National and Park National Bank, serves as a member of the executive committee of the Park National board of directors. Mr. McConnell sits on the board of directors of Freight Service, Inc. but not on its compensation committee. Howard E. LeFevre, chairman of the board and a director of Freight Service, Inc., serves as a member of the executive committee of the Park National board of directors.

         J. Gilbert Reese, who is senior partner in the law firm of Reese, Pyle, Drake & Meyer, P.L.L. which rendered legal services to certain of Park National's subsidiaries during the 1999 fiscal year and continues to do so, is also a member of the executive committee.

         John L. Warner, who serves as an agent for Dawson, Coleman & Wallace Insurance Agency, Inc. (and served as an agent for W.A. Wallace Co. prior to its acquisition by Dawson, Coleman & Wallace, in January 1999), also serves as a member of the executive committee of the Park National board of directors. During each of Park National's last three fiscal years, Park National and its subsidiaries have purchased insurance through these two agencies. The aggregate premiums paid to Dawson, Coleman & Wallace (and W.A. Wallace Co. prior to the acquisition) by Park National and its subsidiaries during 1999 were $351,113. The aggregate premiums paid to W.A. Wallace Co. by Park National and its subsidiaries during 1998 and 1997 were $205,245 and $136,363, respectively.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table shows, for the last three fiscal years, the cash compensation paid by Park National and its subsidiaries, as well as other compensation paid or accrued for those years, to each of Park National's executive officers.



                                            SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                  Compensation
                                                     Annual Compensation             Awards
                                                     -------------------             ------
                                                                                 Park National
                                                                                 Common Shares
Name and                                                                       Underlying Options      All Other
Principal Position                          Year    Salary ($)   Bonus($)(1)         (#)(2)        Compensation ($)
------------------                          ----    ----------   -----------         ------        ----------------
William T. McConnell, Chairman of the       1999     $326,000     $      0                0             $ 11,204 (4)
    Board of Park National and Park         1998     $325,988     $423,942                0             $  8,276
    National Bank (3)                       1997     $166,400     $373,895                0             $  7,657

C. Daniel DeLawder, President and Chief     1999     $326,000     $436,261            1,050             $  8,491 (4)
    Executive Officer of Park National      1998     $217,000     $311,799            1,050             $  6,983
    and Park National Bank (3)              1997     $110,000     $249,263            1,732             $  6,366

David C. Bowers, Secretary of Park          1999     $167,000     $181,508                0             $  8,322 (4)
    National and Executive Vice             1998     $164,000     $137,403            1,050             $  7,242
    President of Park National Bank (3)     1997     $ 97,000     $122,554            1,706             $  6,549


------------------

         (1) All bonuses reported were earned under Park National's incentive bonus plan. The amount of bonus reported for each executive officer for 1999 reflects the amount of bonus determined and paid for the 1999 fiscal year as of the date of this proxy statement/prospectus.


         (2) These numbers represent options for Park National common shares granted under the 1995 incentive stock option plan. Each number has been adjusted to reflect a 5% share dividend distributed on December 15, 1999. See the table under "Grants of Options" immediately following this section for more detailed information on these options.


         (3) Mr. McConnell stepped down from his positions as Chief Executive Officer of Park National and Park National Bank and Mr. DeLawder assumed those positions effective January 1999. Mr. Bowers became Executive Vice President of Park National Bank in January 1999.

         (4) "All Other Compensation" in 1999 for Messrs. McConnell, DeLawder and Bowers includes (a) the amounts of $7,065, $2,150 and $2,236, respectively, representing the amount of the premium deemed to have been paid on behalf of each executive officer under a "split-dollar" life insurance policy which has a death benefit equal to approximately two times the named executive officer's highest annual total compensation during his employment with Park National Bank;
(b) the amounts of $1,000, $5,000 and $5,000, respectively, representing contributions to the Park National 401(k) plan on their behalf to match 1999 pre-tax elective deferral contributions (included in "Salary") made by each executive officer to the Park National 401(k) plan; and (c) the amounts of $3,139, $1,341 and $1,086, respectively, representing the amount of the premium deemed to have been paid on behalf of each executive officer under the life insurance policy which funds that officer's account under the SERP.

Grants of Options

         The following table summarizes information concerning individual grants of options made during the 1999 fiscal year to each of the executive officers of Park National. Park National has never granted stock appreciation rights.


                       OPTION GRANTS IN LAST FISCAL YEAR



                               Number of       Percent of                                        Potential Realizable
                             Park National       Total                                            Value at Assumed
                             Common Shares      Options                                          Annual Rates of Share
                              Underlying       Granted to        Exercise                         Price Appreciation
                               Options         Employees in       Price        Expiration         for Option Term (1)
          Name                 Granted         Fiscal Year      ($/Share)         Date            5%              10%
          ----                 -------         -----------      ---------         ----            -------------------
William T. McConnell               0                --                --            --             --          --

C. Daniel DeLawder             1,050 (2)(3)       1.47%           $90.48 (2)      5/11/04        $26,250     $58,002

David C. Bowers                    0                --                --            --             --          --



-----------------

         (1) The amounts reflected in this table represent the specified assumed rates of appreciation only and have been rounded to the nearest whole dollar. Actual realized values, if any, on an option exercise will be dependent on the actual appreciation of the Park National common shares over the term of the option. There can be no assurances that the potential realizable values reflected in this table will be achieved.

         (2) This option was granted under the 1995 incentive stock option plan as an original option and was fully exercisable as of the grant date (May 11, 1999). The number of Park National common shares underlying the option and the exercise price have been adjusted to reflect the 5% share dividend distributed by Park National on December 15, 1999.

         (3) Upon the exercise of an option, the executive committee which administers the 1995 incentive stock option plan will automatically grant a new reload option covering the same number of Park National common shares as were the subject of the exercise; however, an optionee (a) may not be granted reload options in any one year of the term of the original option as established on the date of grant of the original option covering, with respect to all reload options granted in that one year, more than the number of Park National common shares which were subject to the original option on the date of grant of the original option; and (b) will be granted a reload option covering only that number of common shares which will allow the reload option and any other outstanding options granted to the optionee under the 1995 incentive stock option plan to qualify as incentive stock options under Section 422 of the Internal Revenue Code. If an option is exercised on or after the optionee's termination of employment, no reload options will be granted in connection with the exercise. If an optionee's employment terminates due to his retirement, his options may thereafter be exercised in full for a period of three months, subject to the stated term of the options. If an optionee's employment terminates due to his death or long-term disability, his options may thereafter be exercised in full for a period of one year, subject to the stated term of the options. If an optionee's employment is terminated for any other reason, his options are forfeited.

Option Exercises and Holdings

         The following table summarizes information concerning unexercised options held as of the end of the 1999 fiscal year by each of the executive officers of Park National. No executive officer exercised options during the 1999 fiscal year.



                                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                         Number of Park National
                                              Common Shares                     Value of Unexercised
                                         Underlying Unexercised                     In-the-Money
                                          Options At FY-End(#)                 Options At FY-End($)(1)
                                     ---------------------------------     -------------------------------
       Name                           Exercisable        Unexercisable     Exercisable        Unexercisable
       ----                           -----------        -------------     -----------        -------------
William T. McConnell                       0                  0                   --              --

C. Daniel DeLawder                     5,991 (2)              0             $189,206 (2)          --

David C. Bowers                        4,200 (2)              0             $151,513 (2)          --


---------------

         (1) "Value of Unexercised In-the-Money Options at FY-End" is based upon the fair market value of the Park National common shares on December 31, 1999 ($96.00) less the exercise price of in-the-money options at the end of the 1999 fiscal year; and has been rounded to the nearest whole dollar.

         (2) These numbers have been adjusted to reflect the 5% share dividend distributed by Park National on December 15, 1999.

Pension Plan; Supplemental Executive Retirement Plan

         The following table shows the estimated pension benefits payable to a covered participant assuming retirement at a "normal retirement age" of 65 on October 1, 1999 under the Park National pension plan based on compensation that is covered under the Park National pension plan, years of service with Park National and its subsidiaries and payment in the form of a 10-year certain and life annuity:


                                               PENSION PLAN TABLE

                         Estimated Annual Pension Benefits (rounded to nearest $100)(1)
                         --------------------------------------------------------------
                                   Based On Years of Credited Service Indicated
                                  --------------------------------------------

    Annualized
      Average                                 Years of Credited Service
      Monthly       --------------------------------------------------------------------------------
   Compensation         10           15           20             25            30         35 or more
   ------------     --------------------------------------------------------------------------------
      $100,000       $11,600      $17,400       $23,200        $29,000      $34,000        $39,700
       125,000        14,600       21,800        29,100         36,400       43,700         51,000
       150,000        17,900       26,700        35,600         44,400       53,300         62,200
       160,000        19,100       28,600        38,100         47,700       57,200         66,700
       and more


-----------------

         (1) Applicable provisions of the Internal Revenue Code currently limit the amount of annual compensation used to determine plan benefits under a defined benefit pension plan, such as the Park National pension plan, and the amount of plan benefits payable annually under such a plan. The Park National pension plan is operated in compliance with those provisions.


         The Park National pension plan covers employees of Park National, Park National Bank (both the Park National Division and the Fairfield National Division), Richland Trust, Century National Bank, First-Knox National Bank (both the First-Knox National Division and the Farmers and Savings Division) and Guardian Financial who have attained age 21 and completed one year of credited service. The Park National pension plan is funded and noncontributory.


         A participant's "average monthly compensation" for purposes of the Park National pension plan is based upon an amount equal to the total compensation paid by Park National or one of its subsidiaries, including elective deferral contributions, for the five consecutive years of credited service which produce the highest annual compensation within the last ten years preceding retirement divided by sixty. The projected "annualized average monthly compensation" as of the October 1, 1999 anniversary of the Park National pension plan was $160,000 for each of Messrs. McConnell, DeLawder and Bowers. Messrs. McConnell, DeLawder and Bowers had approximately 39, 28 and 13 years of credited service, respectively, under the Park National pension plan as of October 1, 1999.


         Benefits under the Park National pension plan become fully vested upon five years of credited service. The Park National pension plan provides for the payment of monthly benefits at "normal retirement date" (the later of age 65 or the fifth anniversary of the time participation in the Park National pension plan commenced, but no later than age 70 1/2) based upon 29% of an employee's average monthly compensation up to "covered compensation" (as determined annually from a table prepared by the Internal Revenue Service) plus 45% of an employee's average monthly compensation in excess of covered compensation, with these benefits being reduced by 1/420th for each month of credited service less than 420 months at normal retirement date. The Park National pension plan also provides for the payment of minimum monthly benefits at normal retirement date based upon 29% of an employee's average monthly compensation, with these minimum benefits being reduced 1/300th for each month of credited service less than 300 months at normal retirement date. Benefits payable under the Park National pension plan are not subject to any deduction for Social Security benefits. Benefits payable under the Park National pension plan are adjusted for retirement before normal retirement date. The normal form of payment of retirement benefits under the Park National pension plan will be a life annuity with 120 monthly payments guaranteed. Various other payment options are available under the Park National pension plan.


         Park National adopted the Park National SERP in December 1996. The Park National SERP currently benefits 29 officers of Park National and its subsidiaries. The Park National SERP is a non-qualified benefit plan designed to restore benefits lost due to limitations under the Internal Revenue Code on the amount of compensation covered by and the benefits payable under a defined benefit plan. Park National has purchased life insurance contracts to fund the Park National SERP. The Park National SERP is designed to provide a monthly retirement benefit of $4,433, $10,662, and $4,686 for Messrs. McConnell, DeLawder and Bowers, respectively. The Park National SERP also provides a life insurance benefit for officers of Park National and its subsidiaries participating in the Park National SERP that die before age 86. These additional benefits will only be achieved if the investment from the insurance contracts on funds invested in the contracts exceed a base level return to Park National during the life of each officer.

COMPENSATION OF DIRECTORS

         Each director of Park National who is not an employee of Park National or one of its subsidiaries receives as fees an annual retainer (which was paid in the form of 100 Park National common shares for the 1999 fiscal year), $750 for each meeting of the Park National board of directors attended, and $200 for each meeting of a committee of the Park National board of directors attended. If the date of a meeting of the Park National board of directors is changed from that provided for by resolution of the Park National board of directors and a non-employee director is unable to attend the rescheduled meeting, he or she receives $750 as though he or she had attended the meeting. Messrs. DeLawder, McConnell and Phillips receive no compensation for serving as members of the board of directors since they are employees of one of the subsidiaries of Park National.

         Park National and its subsidiaries maintain a life insurance policy with a death benefit of $100,000 on behalf of each director of Park National who is not an executive officer of Park National or one of its subsidiaries. The director has the right to designate the beneficiary to whom his or her share of the proceeds under the policy is to be paid. A director becomes fully vested with respect to his or her policy after three years of service. Park National and its subsidiaries maintain on behalf of each director who is an executive officer of Park National or one of its subsidiaries, in his capacity as an executive officer, a life insurance policy which will have a death benefit payable thereunder in an amount equal to approximately two times the named executive officer's highest annual total compensation during his employment with Park National and its subsidiaries. The executive officer has the right to designate the beneficiary to whom his share of the proceeds under the policy is to be paid. An executive officer's policy remains in effect following his retirement as long as specified conditions are met.

TRANSACTIONS INVOLVING MANAGEMENT


         As discussed more fully in the section entitled "Management of Park National -- Compensation Committee Interlocks and Insider Participation" on page [ ], during each of Park National's last three fiscal years, Park National and its subsidiaries have purchased insurance through Dawson, Coleman & Wallace (and its predecessor W. A. Wallace Co.) for which John L. Warner, a director of Park National, serves as an agent.


         J. Gilbert Reese, a director of Park National, is senior partner in the law firm of Reese, Pyle, Drake & Meyer, P.L.L. which rendered legal services to certain of Park National's subsidiaries during each of Park National's last three fiscal years and continues to do so.

         R. William Geyer, a director of Park National, is a partner in the law firm of Kincaid, Taylor and Geyer which rendered legal services to certain of Park National's subsidiaries during each of Park National's last three fiscal years and continues to do so.

         James J. Cullers, a director of Park National, is senior partner in the law firm of Zelkowitz, Barry & Cullers which rendered legal services to certain of Park National's subsidiaries during each of Park National's last three fiscal years and continues to do so.


         Directors and executive officers of Park National, members of their immediate families and corporations or organizations with which they are affiliated had banking transactions with Park National Bank (both the Park National Division and the Fairfield National Division), Richland Trust, Century National Bank and First-Knox National Bank (both the First-Knox National Division and the Farmers and Savings Division), in the ordinary course of their respective businesses during the last three fiscal years. Park National expects that similar banking transactions will be entered into in the future. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons. These loans have been subject to and are presently subject to no more than a normal risk of uncollectibility and present no other unfavorable features. The aggregate amount of loans to the 17 directors and executive officers of Park National and their associates as a group at December 31, 1999 was approximately $21,710,000. In addition, loans to the directors and executive officers of Park National's subsidiaries, who are not also directors or executive officers of Park National, totaled $31,028,000 at December 31, 1999. The aggregate amount of loans to the directors and executive officers of Park National and their associates as a group at December 31, 1998 was approximately $23,488,000. In addition, loans to the directors and executive officers of Park National's subsidiaries, who were not also directors or executive officers of Park National, totaled $21,591,000 at December 31, 1998. The aggregate amount of loans to the directors and executive officers of Park National and their associates as a group at December 31, 1997 was approximately $20,880,000. In addition, loans to the directors and executive officers of Park National's subsidiaries, who were not also directors or executive officers of Park National, totaled $22,675,000 at December 31, 1997. As of the date of this proxy statement/prospectus, all of the outstanding loans were performing loans.

                           BUSINESS OF U.B. BANCSHARES

GENERAL

         U.B. Bancshares was incorporated under the laws of the State of Ohio on November 26, 1986, and is registered as a bank holding company under the Bank Holding Company Act of 1956. U.B. Bancshares owns all of the voting common shares of United Bank. United Bank is the only subsidiary of U.B. Bancshares, and substantially all of U.B. Bancshares' operations are conducted through United Bank. U.B. Bancshares, through United Bank, operates in one industry segment, the commercial banking industry.

         United Bank was formed on January 2, 1982 when The Crawford County National Bank and The Bucyrus City Bank merged. These institutions were chartered in 1859 and 1886, respectively, to serve the commercial banking needs of Crawford County, Ohio.

         Since 1986, U.B. Bancshares has pursued a growth strategy to increase shareholders' return on investment. United Bank provides services in the State of Ohio to Crawford, Marion and contiguous counties. In 1990, United Bank added an office in Galion, Ohio, followed by two offices in Marion County in 1996 and a loan production office in Marion County in 1997. In April 1998, United Bank acquired two former National City Bank offices in Caledonia and Galion, Ohio. The new Galion office was then consolidated with the existing Galion office. The 1998 acquisitions added approximately $42,000,000 to United Bank's deposits.

         United Bank added a mortgage banking department in 1991 which has grown to the point where during 1999, the department closed more than $21,000,000 in real estate mortgage loans. Non-deposit investment services were introduced to United Bank's market area in 1994 with the securities licensing of a United Bank employee through a third-party broker/dealer.

         United Bank offers a wide range of commercial and retail banking services. Products are comprised of traditional bank services such as consumer loans, commercial and individual real estate loans, agricultural, small and medium sized business loans as well as personal loans. United Bank also offers standard business and individual checking accounts, money market accounts, savings accounts and certificates of deposit. United Bank has additional services, such as credit cards, access cards, safe deposit boxes, drive-up windows, wire transfers and night depositories. United Bank will operate as a separate subsidiary of Park National following the merger.

         U.B. Bancshares is subject to regulation by the Federal Reserve Board. As a national bank, United Bank is supervised and regulated by the Office of the Comptroller of the Currency.

         United Bank operates six full service facilities located in Bucyrus (main office), Crestline, Galion, Caledonia, Prospect and Waldo, Ohio. In addition, it operates a loan production office in Marion, Ohio and a drive-thru/loan processing center in Bucyrus, Ohio.

 MARKET PRICES

         The U.B. Bancshares common shares are quoted on the over-the-counter market under the symbol "UBBC.OB". The following table sets forth the high and low bid and ask prices for the U.B. Bancshares common shares for the periods indicated and the cash dividends per common share declared during those periods:



                                 SWENEY CARTWRIGHT & CO. (1)                     COMMUNITY BANC INVESTMENTS (1)
                                 ---------------------------                     ------------------------------
                                                                                                                      CASH DIVIDEND
                                                                                                                          DECLARED
      QUARTER ENDED     HIGH BID  LOW BID     HIGH ASK     LOW ASK     HIGH BID    LOW BID      HIGH ASK     LOW ASK
      -------------     --------  -------     --------     -------     --------    -------      --------     -------  -------------

March 31, 1998            $39.00   $39.00       $40.00       $40.00      $40.00      $40.00      $41.00        $41.00        --
June 30, 1998              40.00    39.00        40.00        40.00       42.00       42.00       43.00         43.00       $.65
September 30, 1998         40.00    40.00        42.00        42.00       42.00       42.00       43.00         43.00        --
December 31, 1998          40.25    40.00        42.00        42.00       42.00       42.00       43.00         43.00       $.65
March 31, 1999             40.25    40.25    none quoted       none       42.00       42.00       43.00         43.00        --
                                                             quoted
June 30, 1999              41.00    40.50        46.00        46.00       43.00       43.00       45.00         45.00       $.65
September 30, 1999         43.00    41.00    none quoted       none       43.00       43.00       45.00         45.00        --
                                                             quoted
December 31, 1999          42.50    42.50    none quoted       none       46.00       46.00       48.00         48.00       $.65
                                                             quoted
February 15, 2000 (2)        --       --          --           --          --          --           --           --           --


 -----------------

         (1) The bid and ask price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions. No established public trading market exists for U.B. Bancshares common shares.


         (2) As of December 31, 1999, there were 576 shareholders of U.B. Bancshares. The most recent bid and ask prices reported for a U.B. Bancshares common share were reported for the quarter ended December 31, 1999. Since that date, U.B. Bancshares has not received any additional bid or ask information from either Sweney Cartwright & Co. or Community Banc Investments. In addition, no ask price was provided by Sweney Cartwright & Co. after the quarter ended June 30, 1999. The ask price quoted in "Summary -- The Merger -- Exchange of Common Shares" on page [ ] is the ask price provided by Community Banc Investments, and the bid price quoted in that section is the average of the bid prices provided by Sweney Cartwright & Co. and Community Banc Investments.



         COMPARISON OF RIGHTS OF HOLDERS OF PARK NATIONAL COMMON SHARES
                  AND HOLDERS OF U.B. BANCSHARES COMMON SHARES

GENERAL

         As a result of the merger, the holders of U.B. Bancshares common shares, which are currently traded on the over-the-counter market under the symbol "UBBC.OB", will become holders of Park National common shares, which are listed on the American Stock Exchange under the symbol "PRK". Following the merger, the Park National articles and regulations will govern the rights of those shareholders. Both U.B. Bancshares and Park National are incorporated in Ohio, so the Ohio General Corporation Law will continue to govern the rights of U.B. Bancshares shareholders after the merger.


         There are certain differences between the rights of holders of the Park National common shares and the rights of holders of U.B. Bancshares common shares arising from the distinctions between the Park National articles and regulations and the U.B. Bancshares articles. U.B. Bancshares has no regulations; however, its board of directors has adopted bylaws. The rights of holders of Park National common shares and those of holders of U.B. Bancshares common shares are similar in many material respects. The differences are addressed below.

BOARD OF DIRECTORS

         General. The Park National regulations provide for a board of directors consisting of not more than sixteen and not less than five directors. Park National currently has sixteen directors. The regulations divide Park National's board of directors into three classes with staggered terms whereby one class is elected each year for a three-year term.

         Classification of directors makes it more difficult for shareholders to change the composition of the board of directors. Generally, two annual meetings, instead of one, are required to change the composition of more than one-half of the board of directors. Should a shareholder attempt to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and extra time period would allow the board sufficient time to review the proposal as well as any available alternatives in order to act in what it believes to be the best interests of the shareholders. However, the classification provisions may also discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of Park National. As a result, Park National may miss an opportunity to enter into a transaction that could be beneficial to Park National or its shareholders.

         The U.B. Bancshares bylaws provide for a board of directors consisting of not less than five and no more than twenty-five directors. U.B. Bancshares currently has thirteen directors. The U.B. Bancshares board of directors is not classified.

         Under the Park National regulations, there are two ways to change the number of directors. The number of directors can be changed by the affirmative vote of the holders of a majority of the shares represented in person or by proxy at any shareholder meeting to change the number of directors or by a majority of the Park National directors then in office. In the case of a change approved by the directors, the size of the board can only be changed by a maximum of two directors during any year and cannot exceed sixteen.

         Under the U.B. Bancshares bylaws, the number of directors may also be changed by either the shareholders or the directors. The shareholders may change the size of the board of directors by a resolution approved by a majority of shares voted at any meeting called for the purpose of electing directors and the directors may change the number of directors by a resolution of the majority of the full U.B. Bancshares board of directors. If the number of directors then on the board is sixteen or more, the board may not increase the number of directors.

         Nominations. Park National's regulations provide that shareholder nominations for election to Park National's board of directors must be made in writing and must be delivered or mailed to the president of Park National not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors. However, if Park National gives less than twenty-one days' notice of the meeting to its shareholders, the nomination must be mailed or delivered to the president of Park National not later than the close of business on the seventh day following the day on which Park National mailed the notice of the meeting. The notification must contain the following information to the extent known by the notifying shareholder:

         -   the name and address of each proposed nominee;

         -   the principal occupation of each proposed nominee;

         - the total number of Park National common shares that will be voted for each proposed nominee;

         -   the name and residence address of the notifying shareholder; and

         - the number of Park National common shares beneficially owned by the notifying shareholder.

Park National will disregard any nominations which the chairman of the meeting determines are not made in accordance with Park National's regulations.

         The U.B. Bancshares bylaws provide that nominations for U.B. Bancshares' board of directors may be made by the board of directors or any shareholder entitled to vote for the election of directors. Nominations by shareholders must be in writing and be delivered or mailed to the U.B. Bancshares president under the same time frame as Park National nominations, however, in addition to a nomination being mailed or delivered to the president of U.B. Bancshares, the nomination must also be mailed or delivered to the Federal Reserve Board.

         Removal. The holders of a majority of the voting power of Park National entitled to elect directors may remove a director with or without cause. Unless all directors are removed, however, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all of the directors or all of the directors of a particular class, would be sufficient to elect at least one director.

         The U.B. Bancshares articles and bylaws do not include provisions limiting the removal of directors. As a result of this omission, the Ohio General Corporation Law governs the removal of U.B. Bancshares directors. Under the statute, a director may be removed as follows:

         -   by the other directors if:

             -   he has been found to be of unsound mind;

             -   he is adjudicated bankrupt; or

             - within 60 days from the date of his election, he does not qualify by accepting in writing his election or by acting at a meeting of the board of directors; or

         - by a vote of the shareholders holding a majority of the voting power entitled to elect a director.

         Vacancies. Under the Park National regulations, the Park National directors then in office (even if less than a quorum) may fill vacancies in the board of directors or newly created directorships. Any Park National director chosen to fill a vacancy will serve until the next election of the class for which such director was chosen and until his or her successor is elected and qualified.

         Under the U.B. Bancshares bylaws, the remaining directors may fill any vacancy in the board of directors at any regular meeting or at a special meeting called for that purpose. Any U.B. Bancshares director chosen to fill a vacancy will serve the remainder of the unexpired term of the directorship.

VOTING RIGHTS

         Cumulative Voting. The holders of Park National common shares have the right to cumulate votes in the election of directors. With cumulative voting, it is possible for the holders of a minority of the Park National common shares to elect one or more directors to the Park National board of directors, even though the holders of a majority of the Park National common shares oppose the election of such director(s) to the board of directors. The absence of cumulative voting eliminates the ability of a minority of the shareholders of a corporation to elect one or more directors to that corporation's board or directors and allows the holders of a majority of the shares of that corporation to elect each of the directors.

         Neither the U.B. Bancshares articles nor bylaws alter the rights of the holders of U.B. Bancshares common shares to cumulatively vote their common shares.

         Special Voting Requirements. The Park National articles contain special voting requirements that may be deemed to have anti-takeover effects. These voting requirements are described in Article Eighth and apply when any of the following actions are contemplated:

         - any merger or consolidation of Park National with a beneficial owner of 20% or more of the voting power of Park National or an affiliate or associate of that 20% beneficial owner;

         - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 10% of the total assets of Park National to or with a 20% beneficial owner or its affiliates or associates;

         - any merger of Park National or one of its subsidiaries with a 20% beneficial owner or its affiliates or associates;

         - any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Park National of all or any part of the assets of a 20% beneficial owner (or its affiliates or associates), excluding any disposition which, if included with all other dispositions consummated during the fiscal year by the 20% beneficial owner or its affiliates or associates, would not result in dispositions having an aggregate fair value in excess of 1% of the total consolidated assets of Park National, unless all such dispositions by the 20% beneficial owner or its affiliates or associates during the same and four preceding fiscal years would result in disposition of assets in excess of 2% of the total consolidated assets of Park National;

         - any reclassification of Park National common shares or any recapitalization involving the common shares of Park National consummated within five years after a 20% beneficial owner becomes such; and

         -    any amendment to Article Eighth of the Park National articles.

         Because the Park National articles do not provide any voting requirements for amending the articles other than Article Eighth, the General Corporation Law of Ohio applies. Under the Ohio General Corporation Law, the affirmative vote of at least two-thirds of the voting power of Park National is required to amend the provisions of the Park National articles other than Article Eighth.

         The enlarged majority vote required when Article Eighth applies is the greater of:

         - four-fifths (4/5) of the outstanding Park National common shares entitled to vote on the proposed business combination, or

         - that fraction of the outstanding Park National common shares having:

              -    as the numerator a number equal to the sum of:

                   - the number of Park National common shares beneficially owned by the 20% beneficial owner (and its affiliates and associates), plus

                   - two-thirds (2/3) of the remaining number of Park National common shares outstanding,

         - and as the denominator, a number equal to the total number of outstanding Park National common shares entitled to vote.

         Article Eighth does not apply where (1) the shareholders who do not vote in favor of the transaction and whose proprietary interest will be terminated in connection with a transaction are paid a "minimum price per share" and (2) a proxy statement satisfying the requirements of the Exchange Act is mailed to the Park National shareholders for the purpose of soliciting shareholder approval of the transaction. If the price criteria and procedural requirements are satisfied, the approval of a business combination would require only that affirmative vote (if any) required by law or by the Park National articles or regulations.

         Neither the U.B. Bancshares articles nor bylaws provide for any special voting requirements; therefore, the General Corporate Law of Ohio governs. Under Ohio law, the affirmative vote of holders of at least two-thirds of the voting power of U.B. Bancshares is required to approve any merger, business combination or similar transaction involving U.B. Bancshares or to amend the U.B. Bancshares articles.

         Amendments of Regulations. The Park National regulations may be amended by the affirmative vote of two-thirds of the voting power of Park National at a meeting held for that purpose or without a meeting by the written consent of two-thirds of the voting power of Park National. The U.B. Bancshares bylaws may be amended at any regular meeting of the board of directors by a vote of a majority of the total number of the directors.

         Calling of Special Meeting. Under the Park National regulations, meetings of shareholders may be called by the chairman of the board of directors; the president; or, in case of the president's absence, death, or disability, the vice-president authorized to exercise the authority of the president; the secretary; a majority of the board of directors at a meeting or acting without a meeting; or the holders of at least 25% of the voting power of Park National.

         Under the U.B. Bancshares bylaws, the board of directors, or three or more shareholders, holding in the aggregate at least 25% of the voting power of U.B. Bancshares, may call a special meeting of shareholders.

PREEMPTIVE RIGHTS

         The shareholders of Park National have preemptive rights under specified circumstances. A preemptive right allows a shareholder to maintain a proportionate share of ownership by purchasing shares of any new share issuance. The purpose of the right is to protect shareholders from dilution of value and control when new shares are issued.

         On the offering or sale of any shares of Park National, on reasonable terms fixed by the Park National board of directors, shareholders of the same class of shares have the right to purchase additional shares in proportion to their respective share holdings at the price fixed for the sale of the shares. This right does not exist where:

         -    the shares offered or sold are treasury shares;

         - the shares offered or sold are issued as a share dividend or distribution;

         - the shares are offered or sold in connection with any merger or consolidation to which Park National is a party or any acquisition of, or investment in, another business entity or its assets by Park National;


         - the shares are offered or sold under the terms of a stock option plan or other employee benefit plan approved by the holders of three-fourths of the outstanding Park National common shares; or


         - the shares offered or sold are released from preemptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to preemptive rights.

         Neither the U.B. Bancshares articles nor bylaws alter the rights of U.B. Bancshares shareholders with respect to preemptive rights that are provided under the Ohio General Corporation Law.

DIVIDENDS

         As Ohio corporations, U.B. Bancshares and Park National, may, in the discretion of their respective boards of directors, generally pay dividends to their shareholders provided that the dividends do not exceed the surplus of the relevant corporation. However if either corporation pays a dividend out of capital surplus, it must notify its shareholders to that effect.

         The ability of Park National and U.B. Bancshares to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared by their subsidiaries. In addition, the Federal Reserve Board expects each of Park National and U.B. Bancshares to serve as a source of strength to its subsidiary banks, which may require it to retain capital for further investments in its subsidiary banks, rather than pay dividends to its shareholders. For more information, see "Regulation of Financial Institutions -- Limits on Dividends and Other Payments" on page [ ].

ANTI-TAKEOVER STATUTES

         Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code or the "Ohio Control Share Acquisition Act" provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of shares of an "issuing public corporation" that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

         -    one-fifth or more but less than one-third of the voting power;

         -    one-third or more but less than a majority of the voting power; or

         -    a majority or more of the voting power.

         An "issuing public corporation" is an Ohio corporation with fifty or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no valid close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Act, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders at which at least a majority of the voting power is represented in person or by proxy, the acquisition is approved by both:

         - a majority of the voting power of the corporation represented in person or by proxy at the meeting, and

         - a majority of the voting power at the meeting exercised by shareholders, excluding:

              -  the acquiring shareholder,

              - directors of the corporation who are also employees and officers, and

              - persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

         The Ohio Control Share Acquisition Act does not apply to a corporation whose articles or regulations so provide. The Ohio Control Share Acquisition Act applies to U.B. Bancshares since it has not taken any corporate action to opt out of it. Park National has opted out of the application of the Ohio Control Share Acquisition Act in its regulations.

         Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code or the "Ohio Merger Moratorium Statute" prohibits certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of shares representing 10% or more of the voting power of the corporation (an "interested shareholder") for at least three years after the interested shareholder becomes such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation's shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

         For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder or persons related to such shareholder are prohibited:

         -    the sale or acquisition of any interest in assets,

         -    mergers and similar transactions,

         -    a voluntary dissolution,

         - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the corporation's outstanding shares,

         - a transaction that increases the interested shareholder's proportionate ownership of the corporation, and

         - any other benefit that is not shared proportionately by all shareholders.

         After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

         - the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion specified in the corporation's articles), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or

         - the business combination results in shareholders, other than the interested shareholder, receiving a "fair price" for their shares determined by the method described in Section 1704.03(A)(4).

         A corporation may elect not to be covered by the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles. The Ohio Merger Moratorium Statute applies to U.B. Bancshares since it has not taken any corporate action to opt out of it. Park National has opted out of the Ohio Merger Moratorium Statute in its articles.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         Park National. The Park National regulations provide that Park National will indemnify its directors or officers against expenses (including, without limitation, attorney's fees, filing fees, court reporter's fees and transcript costs), judgments, fines and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of Park National or, at the request of Park National, were serving another entity in a similar capacity, if the directors or officers acted in good faith and in a manner they reasonably believed to be in the best interests of Park National. With regard to criminal matters, directors and officers will be similarly indemnified by Park National if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification will be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of Park National and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Park National will not indemnify any officer or director of Park National who was a party to any completed action or suit instituted by (or in the right of) Park National for any matter asserted in the action as to which the officer or director has been adjudged to be liable for acting with reckless disregard for the best interests of Park National or misconduct (other than negligence) in the performance of his or her duty to Park National. However, if the court in which the action was brought determines that the officer or director is fairly and reasonably entitled to be indemnified, Park National must indemnify that officer or director to the extent permitted by the court.

         Any indemnification not precluded by Park National's regulations will be made by Park National only upon a determination that the director or officer has met the applicable standard of conduct. That determination may be made only:

         -    by a majority vote of a quorum of disinterested directors,

         - if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel,

         -    by the shareholders, or

         -    by the court, if any, in which the action was brought.

Expenses incurred in defending any action, suit or proceeding will be paid by Park National in advance upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if such director or officer is not entitled to be indemnified by Park National.

         The Park National regulations state that the indemnification provided by the regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Park National regulations provide that Park National may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Park National, or who is or was serving another entity at the request of Park National, against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not Park National would have the obligation or power to indemnify him or her under the Park National regulations. Park National has purchased and maintains those policies.

         U.B. Bancshares. The U.B. Bancshares articles provide that U.B. Bancshares will indemnify, to the full extent permitted by the laws of the State of Ohio, any director or officer and any former director or officer of U.B. Bancshares for any costs or expenses incurred by him in his capacity, or arising out of his status, as a director, officer, or trustee of U.B. Bancshares. U.B. Bancshares has purchased a liability insurance policy insuring directors and officers against liabilities that may be incurred by them in their capacities as directors and officers of U.B. Bancshares.


         Under the terms of the merger agreement, Park National has agreed to indemnify the present officers and directors of U.B. Bancshares to the full extent required under Ohio law and the U.B. Bancshares articles. In addition, for a three-year period from the date of the merger, Park National will maintain directors' and officers' liability insurance policies covering the officers and directors of U.B. Bancshares so long as the cost does not exceed 300% of the current premiums paid by U.B. Bancshares for its directors' and officers' liability insurance policies. For more information, see "The Merger Agreement - Costs and Expenses; Indemnification" on page [ ].



                      REGULATION OF FINANCIAL INSTITUTIONS

         Park National and U.B. Bancshares, as bank holding companies, are regulated extensively under federal law. United Bank, Park National Bank, Century National Bank and First-Knox National Bank, as national banks, and Richland Trust, as an Ohio state-chartered bank, are regulated extensively under federal and state law. Guardian Financial, as an Ohio state-chartered consumer finance company, is regulated under state law. Park National and U.B. Bancshares are subject to regulation, supervision and examination by the Federal Reserve Board. United Bank, Park National Bank, Century National Bank and First-Knox National Bank are subject to regulation by the Office of the Comptroller of Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). Richland Trust is subject to regulation, supervision and examination by the Ohio Division of Financial Institutions and the FDIC and Guardian Financial is subject to regulation, supervision and examination by the Ohio Division of Financial Institutions.

         The following information describes selected federal and Ohio statutory and regulatory provisions and is qualified in its entirety by reference to the full text of the particular statutory or regulatory provisions. These statutes and regulations are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Park National, U.B. Bancshares and their respective subsidiaries could have a material effect on their respective businesses.



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

REGULATION OF BANK HOLDING COMPANIES

         Park National and U.B. Bancshares are registered with the Federal Reserve Board as bank holding companies under the Bank Holding Company Act of 1956. Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. Bank holding companies are required to file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and are subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things:

         -    the ability to assess civil money penalties,

         -    to issue cease and desist or removal orders, and

         - to require that a holding company divest subsidiaries (including its bank subsidiaries).

In general, the Federal Reserve Board may initiate enforcement actions for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support those subsidiary banks. Under this policy, the Federal Reserve Board may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

         The Bank Holding Company Act requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to:

         - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it,

         - acquire all or substantially all of the assets of another bank or bank holding company, or

         -    merge or consolidate with any other bank holding company.

         Section 4 of the Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks that ownership of shares of that company is appropriate. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the Bank Holding Company Act. These activities include:

         - operating a savings association, mortgage company, finance company, credit card company or factoring company;

         -    performing certain data processing operations;

         -    providing investment and financial advice; and

         - acting as an insurance agent for certain types of credit-related insurance.

         Effective March 11, 2000, subject to certain conditions, bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Also effective March 11, 2000, no regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve

Board. For more information, see "Regulation of Financial Institutions - Financial Services Modernization Act of 1999" on page [ ].

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

TRANSACTIONS WITH AFFILIATES

         Sections 23A and 23B of the Federal Reserve Act restrict transactions by banks and their subsidiaries with their affiliates. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B (1) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of that bank's capital stock and surplus (i.e., tangible capital) and (2) require that all such transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         A bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder by the Federal Reserve Board. Among other things, these loans must be made on terms substantially the same as those offered to unaffiliated individuals, the amount of loans a bank may make to these persons is based, in part, on the bank's capital position, and specified approval procedures must be followed in making loans which exceed specified amounts.

REGULATION OF NATIONALLY-CHARTERED BANKS

         As national banking associations, United Bank, Park National Bank, Century National Bank and First-Knox National Bank are subject to regulation under the National Banking Act and are periodically examined by the OCC. They are subject, as member banks, to the rules and regulations of the Federal Reserve Board. Each is an insured institution. United Bank, Park National Bank and First-Knox National Bank are members of the Bank Insurance Fund, and Century National Bank is a member of the Savings Association Insurance Fund. As a result, they are subject to regulation by the FDIC. The establishment of branches of each of United Bank, Park National Bank, Century National Bank and First-Knox National Bank is subject to prior approval of the OCC.

REGULATION OF OHIO STATE-CHARTERED BANKS AND CONSUMER FINANCE COMPANIES

         The FDIC is the primary federal regulator of Richland Trust. The FDIC issues regulations governing the operations of Richland Trust and examines Richland Trust. The FDIC may initiate enforcement actions against insured depository institutions and persons affiliated with them for violations of laws and regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the FDIC may appoint a conservator or a receiver for a nonmember bank.

         As a bank incorporated under Ohio law, Richland Trust is subject to regulation and supervision by the Ohio Division of Financial Institutions. Division regulation and supervision affects the internal organization of Richland Trust, as well as its savings, mortgage lending and other investment activities. The Division of Financial Institutions may initiate supervisory measures or formal enforcement actions against Ohio commercial banks. Ultimately, if the grounds provided by law exist, the Division of Financial Institutions may place an Ohio bank in conservatorship or receivership. Whenever the Superintendent of Financial Institutions considers it necessary or appropriate, the Superintendent may also examine the affairs of any holding company or any affiliate or subsidiary of an Ohio bank.

         As a consumer finance company incorporated under Ohio law, Guardian Financial is also subject to regulation and supervision by the Division of Financial Institutions. Division regulation and supervision affects the



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

lending activities of Guardian Financial. If grounds provided by law exist, the Division of Financial Institutions may suspend or revoke an Ohio consumer finance company's ability to make loans.

FEDERAL DEPOSIT INSURANCE CORPORATION

         The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of the "BIF" and savings associations are "SAIF" members. The insurance fund conversion provisions do not prohibit a SAIF member from either converting to a bank charter, as long as the resulting bank remains a SAIF member (as Century National Bank did when it converted to a national bank charter in April 1998), or merging with a bank, as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Exit and entrance fees must be paid to the FDIC in full conversions.

         Insurance Premiums. Insurance premiums for SAIF and BIF members are determined during each semi-annual assessment period based upon the members' respective categorization as either (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. The FDIC assigns banks to one of three supervisory subgroups within each capital group. The supervisory subgroup to which a bank is assigned is based on a supervisory evaluation provided to the FDIC by the bank's primary federal regulator and information which the FDIC determines to be relevant to the bank's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the bank's state supervisor). A bank's assessment rate depends on the capital category and supervisory category to which it is assigned.

         Effective January 1, 2000, the BIF assessment rate and the SAIF assessment rate became the same. This assessment (which includes the FICO assessment) currently ranges from 2.12 to 29.12 cents per $100 of domestic deposits. An increase in this assessment rate could have a material adverse effect on the earnings of the affected banks, depending on the amount of the increase.

         Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition enacted or imposed by the bank's regulatory agency.

         Depositor Preference. The Federal Deposit Insurance Act provides that, in the event of the "liquidation or other resolution" of a bank, the claims of depositors of the bank, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the bank. If a bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors.

         Liability of Commonly Controlled Banks. Under the Federal Deposit Insurance Act, a bank is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled bank or (b) any assistance provided by the FDIC to a commonly controlled bank in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies and state member banks. The OCC and the FDIC have each also adopted risk-based capital guidelines for national banks and state non-member banks, respectively. The guidelines provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures expressly into account in evaluating capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of certain prompt corrective action regulatory provisions.



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

         The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance sheet items such as standby letters of credit) is 8%. This total risk-based capital ratio must be at least 10% for a bank holding company to be considered well capitalized. At least half of the minimum total risk-based capital ratio (4%) must be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, a limited amount of qualifying preferred stock, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value (commonly known as "Tier 1" risk-based capital). To be considered well capitalized, the Tier 1 risk-based capital ratio must be at least 6%. The remainder of total risk-based capital (commonly known as "Tier 2" risk-based capital) may consist of mandatory convertible debt, subordinated debt, preferred stock not qualifying as Tier 1 capital, a limited amount of the loan and lease loss allowance and net unrealized gains, after applicable taxes, on available-for-sale equity securities with readily determinable fair values, subject to limitations established by the guidelines.

         Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         The Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The Federal Reserve Board guidelines provide for a minimum ratio of Tier 1 risk-based capital to average assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles), or "leverage ratio," of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the leverage ratio for a bank holding company must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels. The OCC and the FDIC have each also adopted minimum leverage ratio guidelines for national banks and for state non-member banks, respectively.

         Park National and U.B. Bancshares are in compliance with the current applicable capital guideline ratios. As of December 31, 1999, Park National and U.B. Bancshares had respective total risk-based capital ratios of 14.4% and 13.4%, Tier 1 risk-based capital ratios of 13.2% and 12.2% and leverage ratios of 9.1% and 7.1%. Park National anticipates that it will continue to meet current capital guideline ratios after the consummation of the merger. Park National's management believes that each of its subsidiary banks is "well capitalized" according to the guidelines described above, and U.B. Bancshares believes that United Bank is "well capitalized" according to those guidelines.

FISCAL AND MONETARY POLICIES


         The business and earnings of Park National and U.B. Bancshares are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Park National and U.B. Bancshares are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve Board are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Park National and U.B. Bancshares.




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


COMPETITION

         The financial services industry is highly competitive. The subsidiaries of Park National and U.B. Bancshares compete with financial services providers, such as banks, savings associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

PROMPT CORRECTIVE REGULATORY ACTION

         The federal banking agencies have established a system of prompt corrective action to resolve certain of the problems of undercapitalized institutions. This system is based on five capital level categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The federal banking agencies may (or in some cases must) take certain supervisory actions depending upon a bank's capital level. For example, the banking agencies must appoint a receiver or conservator for a bank within 90 days after it becomes "critically undercapitalized" unless the bank's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve regulatory purposes. Banking operations otherwise may be significantly affected depending on a bank's capital category. For example, a bank that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized depository institution must guarantee, in part, specific aspects of the bank's capital plan for the plan to be acceptable.

         Under the final rules implementing the prompt corrective action provisions:

         - a bank that has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater is deemed to be "well capitalized";

         - a bank with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater and a capital adequacy, asset quality, management administration, earnings and liquidity (or CAMEL) 1 rating), is considered to be "adequately capitalized";

         - a bank that has a total risk-based capital of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, and a leverage ratio that is less than 4% (or a leverage ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized";

         - a bank that has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized"; and

         - a bank that has tangible equity (Tier 1 capital minus intangible assets other than purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized".

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         There are various legal limitations on the extent to which subsidiary banks may finance or otherwise supply funds to their parent holding companies. Under federal and Ohio law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.



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

         None of United Bank or the Park National banking subsidiaries may pay dividends out of its surplus if, after paying these dividends, it would fail to meet the required minimum levels under the risk-based capital guidelines and minimum leverage ratio requirements established by the OCC and the FDIC. In addition, each bank must have the approval of its regulatory authority if a dividend in any year would cause the total dividends for that year to exceed the sum of the bank's current year's "net profits" (or net income, less dividends declared during the period based on regulatory accounting principles) and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by United Bank or any of the Park National banking subsidiaries may be restricted at any time at the discretion of its regulatory authorities, if such regulatory authorities deem such dividends to constitute unsafe and/or unsound banking practices or if necessary to maintain adequate capital.

         The ability of a bank holding company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by their subsidiary banks. However, the Federal Reserve Board expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for further investment in their subsidiary bank(s), rather than pay dividends to shareholders of the bank holding company. As stated previously, none of United Bank or the Park National banking subsidiaries may pay dividends to U.B. Bancshares or Park National, respectively, if, after paying those dividends, the respective bank(s) would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by United Bank or one of Park National's banking subsidiaries may be restricted at any time at the discretion of its applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice. These provisions could have the effect of limiting Park National's ability to pay dividends on the Park National common shares issuable in the merger.

FINANCIAL SERVICES MODERNIZATION ACT OF 1999

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (better known as the Financial Services Modernization Act of 1999) which will, effective March 11, 2000, permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the Federal Deposit Insurance Corporation Act of 1991 prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act, by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

         The Financial Services Modernization Act defines "financial in nature" to include:

         -    securities underwriting, dealing and market making;

         -    sponsoring mutual funds and investment companies;

         -    insurance underwriting and agency;

         -    merchant banking activities;

         - and activities that the Federal Reserve Board has determined to be closely related to banking.

         A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the



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subsidiary banks of the financial holding company or the bank has a Community
Reinvestment Act rating of satisfactory or better.

         The specific effects of the enactment of the Financial Services Modernization Act on the banking industry in general and on Park National and U.B. Bancshares in particular have yet to be determined due to the fact that the Financial Services Modernization Act was only recently adopted.


                                    LIQUIDITY

PARK NATIONAL

         Park National's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

         Cash and cash equivalents increased by $3.9 million during 1999 to $104.2 million at year-end. Cash provided by operating activities was $59.3 million in 1999, $42.8 million in 1998, and $44.8 million in 1997. Net income was the primary source of cash for operating activities during each year. Cash used in investing activities was $197.9 million in 1999, $166.1 million in 1998, and $93.4 million in 1997. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $195.1 million in 1999, $53.2 million in 1998, and $111.3 million in 1997. Cash of $2.6 million and $6.7 million was used in 1999 and 1997, respectively, to purchase branch offices and $11.6 million was used to acquire the related loans in 1997.

         Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $2.7 million of cash in 1999, used $109.4 million of cash in 1998 and provided $38.9 million in 1997. Cash provided by financing activities was $142.5 million in 1999, $130.0 million in 1998, and $60.4 million in 1997. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $60.5 million in 1999, $84.8 million in 1998 and $42.4 million in 1997. The purchase of deposits with the branch offices in 1999 and 1997 provided cash of $14.9 million and $49.2 million, respectively.


         Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $101.5 million in 1999, $95.0 million in 1998 and $16.5 million in 1997. Park National used cash to repay long-term debt of $8.4 million in 1999, $22.4 million in 1998 and $31.5 million in 1997.


         Park National has funds available from a number of sources, including its securities portfolio, core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for Park National to meet its cash flow needs.

         Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,300 million or 52.6% of interest earning assets at December 31, 1999. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by Park National.

U.B. BANCSHARES

         The liquidity of U.B. Bancshares' subsidiary, United Bank, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. Principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. United Bank also has the ability to borrow from the Federal Reserve Bank. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed security prepayments and maturing investments are more influenced by interest rates, general economic conditions and competition. United Bank maintains investments in liquid assets based upon management's assessment of (i) the



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need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets, and (iv) the objectives of the asset/liability management program. In the ordinary course of business, part of such liquid investment portfolio is composed of deposits at correspondent banks. Although the amount on deposit at such banks often exceeds the $100,000 limit covered by FDIC Insurance, United Bank monitors the capital of such institutions to ensure that such deposits do not expose United Bank to undue risk of loss.


                                  LEGAL MATTERS

         The federal income tax consequences of the merger, along with other legal matters in connection with the merger and the issuance of Park National common shares, will be passed upon for Park National by Vorys, Sater, Seymour and Pease LLP.


                                     EXPERTS


         The consolidated financial statements of Park National for the fiscal year ended December 31, 1999, included in Appendix C of this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. Those consolidated financial statements are included in this proxy statement/prospectus in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Park National incorporated by reference in this proxy statement/prospectus from Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been audited by Ernst & Young LLP as set forth in their report thereon incorporated by reference therein. Those consolidated financial statements are incorporated in this document by reference in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.



           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to:

         - benefits, revenues and earnings estimated to result from the merger; and

         -    estimated costs of combining our corporations.

         It also includes statements using words like "believes," "expects," "intends," "anticipates" or "estimates" or similar expressions.

         These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those discussed under "Risk Factors" above and the following:

         - income (interest and non-interest) following the merger is lower than expected;

         - the costs of providing compensation and benefits to our employees increase;

         -    competition increases in the banking industry or our markets;

         - costs or difficulties related to the integration of our businesses or other acquired businesses are greater than expected;



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         -    there are adverse changes in general economic conditions or in competitive forces;

         - technological changes are more difficult or expensive to implement than anticipated;

         -    there are adverse changes in the securities markets; and

         -    we suffer the loss of key personnel.

         There is also the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them are unsuccessful.

         Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

         All subsequent written and oral forward-looking statements attributable to Park National or U.B. Bancshares or any person acting on our behalf are qualified by the cautionary statements in this section. We have no obligation to revise these forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

SEC FILINGS

         Park National files annual, quarterly and current reports, proxy statements and other information with the SEC. Park National's SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You can also read and copy any document filed by Park National with the SEC at the SEC's public reference rooms located at:

  450 Fifth Street, N.W.     New York Regional Office   Chicago Regional Office
  Room 1024                  7 World Trade Center       Citicorp Center
  Washington, D.C.  20549    Suite 1300                 500 West Madison Street
                             New York, New York  10048  Suite 1400
                                                        Chicago, Illinois  60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of Park National's SEC filings by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         Park National's SEC filings are also available from commercial document retrieval services and from the American Stock Exchange. For information on obtaining copies of Park National's SEC filings at the American Stock Exchange, call (212) 306-1000.

REGISTRATION STATEMENT

         Park National has filed with the SEC a registration statement on Form S-4 to register the Park National common shares to be issued to U.B. Bancshares shareholders in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Park National and U.B. Bancshares. This proxy statement/prospectus is part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed as an appendix to this document or to documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

         Park National Documents. This proxy statement/prospectus incorporates by reference the Park National SEC documents described below. All of these documents were or will be filed under SEC File No. 1-13006.

         -    Annual Report on Form 10-K for the fiscal year ended December 31,
              1998;

         - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


         -    Current Report on Form 8-K dated February 29, 2000;


         - The description of the Park National common shares contained in the Current Report on Form 8-K filed on April 21, 1998, including any amendment or report filed to update such description; and


         - All reports and definitive proxy or information statements of Park National filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before completion of the merger and the exchange of Park National common shares for U.B. Bancshares common shares.

         This proxy statement/prospectus also includes the information contained in the section captioned "Financial Review," and the consolidated financial statements of Park National and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, all of which are contained in Park National's Annual Report to Shareholders for the fiscal year ended December 31, 1999. A copy of the 1999 Park National Annual Report to Shareholders is being delivered with this proxy statement/prospectus as Appendix C and is not to be deemed a part of the Form S-4 registration statement except to the extent specifically incorporated by this reference.


         Park National will provide, without charge, copies of any report incorporated by reference in this proxy statement/prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement/prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Park National at:

                            Park National Corporation
                              50 North Third Street
                                  P.O. Box 3500
                             Newark, Ohio 43058-3500
                      Attention: David C. Bowers, Secretary
                                 (740) 349-3708


         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 12, 2000 TO ASSURE THAT YOU WILL RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

         We have not authorized anyone to give any information or make any representation about the merger or our corporations that differs from, or adds to, the information in this proxy statement/prospectus or in the reports that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.


         This proxy statement/prospectus is dated March 15, 2000. The information contained in this document speaks only as of that date unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to you nor the issuance to you of Park National common shares will create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                December 14, 1999

                                 by and between

                            PARK NATIONAL CORPORATION

                                       and

                             U. B. BANCSHARES, INC.

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

RECITALS...................................................................  1

                              ARTICLE I Definitions

1.01     Certain Definitions...............................................  1

                              ARTICLE II The Merger

2.01     The Merger........................................................  7
2.02     Effectiveness of Merger...........................................  7
2.03     Effective Date and Effective Time.................................  7

                 ARTICLE III Consideration; Exchange Procedures

3.01     Merger Consideration..............................................  8
3.02     Rights as Shareholders, Stock Transfers...........................  8
3.03     Fractional Shares.................................................  8
3.04     Exchange Procedures...............................................  9
3.05     Anti-Dilution Provisions..........................................  10

                     ARTICLE IV Actions Pending Acquisition

4.01     Forbearances of UB................................................  10
4.02     Forbearances of Park..............................................  13

                    ARTICLE V Representations and Warranties

5.01     Disclosure Schedules..............................................  13
5.02     Standard..........................................................  14
5.03     Representations and Warranties of UB..............................  14
5.04     Representations and Warranties of Park............................  25

                              ARTICLE VI Covenants

6.01     Reasonable Best Efforts...........................................  28
6.02     Carry on Business in Normal Manner................................  28
6.03     Shareholder Approval..............................................  28
6.04     Registration Statement............................................  29
6.05     Press Releases....................................................  30
6.06     Access; Information...............................................  30
6.07     Acquisition Proposals.............................................  30
6.08     Affiliate Agreements..............................................  32

6.09     Takeover Laws......................................................  32
6.10     AMEX Listing.......................................................  32
6.11     Regulatory Applications............................................  32
6.12     Cooperation with Filings...........................................  33
6.13     Indemnification....................................................  33
6.14     Opportunity of Employment; Employee Benefits.......................  34
6.15     Notification of Certain Matters....................................  34
6.16     Dividend Coordination..............................................  34
6.17     UB Stock Options...................................................  35
6.18     Accounting and Tax Treatment.......................................  35
6.19     No Breaches of Representations and Warranties......................  35
6.20     Consents...........................................................  35
6.21     Insurance Coverage.................................................  35
6.22     Correction of Information..........................................  35
6.23     Supplemental Assurances............................................  35
6.24     Park Acquisition Proposal..........................................  36

              ARTICLE VII Conditions to Consummation of the Merger

7.01     Conditions to Each Party's Obligation to Effect the Merger.........  36
7.02     Conditions to Obligation of UB.....................................  37
7.03     Conditions to Obligation of Park...................................  38

                            ARTICLE VIII Termination

8.01     Termination........................................................  39
8.02     Effect of Termination and Abandonment; Enforcement of Agreement....  42

                            ARTICLE IX Miscellaneous

9.01     Survival...........................................................  42
9.02     Waiver; Amendment..................................................  42
9.03     Counterparts.......................................................  42
9.04     Governing Law......................................................  42
9.05     Expenses...........................................................  43
9.06     Notices............................................................  43
9.07     Entire Understanding; No Third Party Beneficiaries.................  44
9.08     Interpretation; Effect.............................................  44
9.09     Waiver of Jury Trial...............................................  44
9.10     Successors and Assigns.............................................  44

EXHIBIT A Form of UB Affiliate Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1999 (this "Agreement"), is by and between Park National Corporation ("Park") and U. B. Bancshares, Inc. ("UB").

                                    RECITALS

         A. UB. UB is an Ohio corporation, having its principal place of business in Bucyrus, Ohio.

         B. Park. Park is an Ohio corporation, having its principal place of business in Newark, Ohio.

         C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and that it be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         D. Board Action. The respective Boards of Directors of each of Park and UB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving UB or any of its Subsidiaries or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities of, or 15% or more of the assets or deposits of, UB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Affiliate" means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Agreement to Merge" means this Agreement.

         "AMEX" means the American Stock Exchange.

         "Average Closing Price" has the meaning set forth in Section 8.01(e).

         "Bank" means United Bank, N.A., a wholly-owned subsidiary of UB.

         "BHCA" means the Bank Holding Company Act of 1956, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

         "Consultants" has the meaning set forth in Section 5.03(m).

         "Costs" has the meaning set forth in Section 6.13(a).

         "Determination Date" has the meaning set forth in Section 8.01(e).

         "Directors" has the meaning set forth in Section 5.03(m).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenting Shares" means any shares of UB Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.03.

         "Employees" has the meaning set forth in Section 5.03(m).

         "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "Exchange Ratio" has the meaning set forth in Section 3.01.

         "FFIEC" means Federal Financial Institutions Examination Committee.

         "Final Index Price" has the meaning set forth in Section 8.01(e).

         "Final Price" has the meaning set forth in Section 8.01(e).

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Substances" means (a) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act or regulations promulgated thereunder, (b) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (c) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemical, materials or substances listed or identified in, or regulated by, any Environmental Law.

         "Indemnified Party" has the meaning set forth in Section 6.13(a).

         "Index Price" has the meaning set forth in Section 8.01(e).

         "Initial Index Price" has the meaning set forth in Section 8.01(e).

         "IRS" has the meaning set forth in Section 5.03(m).

         The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president and that party's in-house counsel, if any.

         "Latest Statement Date" has the meaning set forth in Section 5.03(g).

         "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Material Adverse Effect" means, with respect to PARK or UB, any effect, change, event, occurrence or state of facts that (i) is material and adverse to the financial position, results of operations or business of Park and its Subsidiaries taken as a whole, or UB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Park or UB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger directed by Park or restructuring charges taken in connection with the Merger directed by Park, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred and Previously Disclosed in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

         "Merger" has the meaning set forth in Section 2.01.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "Merger Shares" has the meaning set forth in Section 3.01(a).

         "New Certificate" has the meaning set forth in Section 3.04.

          "OCC" means The Office of the Comptroller of the Currency.

         "OGCL" means the Ohio General Corporation Law.

         "Old Certificate" has the meaning set forth in Section 3.04.

         "OSS" means the Office of the Secretary of State of the State of Ohio.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Park" has the meaning set forth in the preamble to this Agreement.

         "Park Articles" means the Articles of Incorporation of Park, as amended.

         "Park Board" means the Board of Directors of Park.

         "Park Code" means the Code of Regulations of Park, as amended.

         "Park Common Stock" means the common shares, without par value, of Park.

         "Park SEC Documents" has the meaning set forth in Section 5.04(f).

         "Park Stock" means the Park Common Stock.

         "Person" means any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

         "Pension Plan" has the meaning set forth in Section 5.03(m).

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Proxy/Prospectus" has the meaning set forth in Section 6.04.

         "Proxy Statement" has the meaning set forth in Section 6.04.

         "Registration Statement" has the meaning set forth in Section 6.04.

         "Regulatory Authority" has the meaning set forth in Section 5.03(i).

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Starting Date" has the meaning set forth in Section 8.01(e).

         "Starting Price" has the meaning set forth in Section 8.01(e).

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Superior Proposal" shall have the meaning set forth in Section 6.07
(c).

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03 (o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean issued shares of UB Stock held by UB or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

         "UB" has the meaning set forth in the preamble to this Agreement.

         "UB Articles" means the Articles of Incorporation of UB, and any amendment thereto.

         "UB Affiliate" has the meaning set forth in Section 6.08(a).

         "UB Board" means the Board of Directors of UB.

         "UB Bylaws" means the bylaws adopted by the directors of UB and any amendments thereto.

         "UB Common Stock" means the common stock, stated value $1.67 per share, of UB.

         "UB Financial Statements" has the meaning set forth in Section 5.03(g).

         "UB Meeting" has the meaning set forth in Section 6.03.

         "UB Properties" has the meaning set forth in Section 5.03(p).

         "UB Special Event" has the meaning set forth in Section 6.07(b).

         "UB Stock" means UB Common Stock.

         "UB Stock Option" and collectively "UB Stock Options" have the meanings set forth in Section 6.17.

         "UB Stock Option Plans" has the meaning set forth in Section 6.17.


                                   ARTICLE II

                                   THE MERGER

         2.01 THE MERGER. At the Effective Time, UB shall merge with and into Park (the "Merger"), the separate corporate existence of UB shall cease and Park shall survive and continue to exist as an Ohio corporation (Park, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Park may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of UB Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of UB's shareholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.02 EFFECTIVENESS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL or such later date and time as may be set forth in such filings. The Merger shall have the effects prescribed in the OGCL.

         2.03 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the day designated by Park which day shall not be earlier than the third business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or later than the last business day of the month in which such third business day occurs; provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) OUTSTANDING UB COMMON STOCK AND UB RIGHTS. Each share, excluding Treasury Stock, of UB Common Stock issued and outstanding immediately prior to the Effective Time and each share of UB Common Stock covered by a UB Stock Option exercised as of or prior to the Effective Time (pursuant to the letters described in Section 6.17) shall be cancelled and extinguished and, in substitution and exchange therefor, the holders shall be entitled to receive that number of shares of Park Common Stock (the "Exchange Ratio") equal to a number (rounded to the nearest hundredth) obtained by dividing 325,500 ("Merger Shares") by the total of (i) the number of shares of UB Common Stock outstanding immediately prior to the Effective Time, and (ii) all shares of UB Common Stock which may be acquired upon the exercise of UB Stock Options in effect immediately prior to the Effective Time. The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

         (b) TREASURY STOCK. Each share of UB Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) OUTSTANDING PARK STOCK. Each share of Park Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of UB Common Stock shall cease to be, and shall have no rights as, shareholders of UB, other than to receive any dividend or other distribution with respect to such UB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and appraisal rights in the case of Dissenting Shares. After 3 business days prior to the Effective Time, there shall be no transfers on the stock transfer books of UB or the Surviving Corporation of any shares of UB Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Park Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Park shall pay to each holder of UB Common Stock who would otherwise be entitled to a fractional share of Park Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Park Common Stock to which the holder would be entitled by the Average Closing Price of Park Common Stock.

         3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Park shall deposit, or shall cause to be deposited, with First-Knox National Bank (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of UB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Park Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of UB Common Stock.

         (b) As promptly as practicable after the Effective Date, Park shall send or cause to be sent to each former holder of record of shares of UB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. Park shall cause the New Certificates into which shares of a shareholder's UB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of UB Common Stock (or security or an indemnity affidavit reasonably satisfactory to Park and the Exchange Agent, if any Old Certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of UB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to Park Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of UB Common Stock converted in the Merger into the right to receive shares of such Park Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Park Common Stock such holder had the right to receive upon surrender of the Old Certificates.

         (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of UB for six months after the Effective Time shall be delivered to Park. Any shareholders of UB who have not theretofore complied with this Article III shall thereafter look only to Park for payment of the shares of Park Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Park Common Stock deliverable in respect of each share of UB

Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (f) Park may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III of this Agreement to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

         (g) Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any person shall perfect dissenters' rights in respect of one or more Dissenting Shares in accordance with Section 1701.85 of the OGCL (sometimes hereafter called the "Statute"), then:

         (a) Each such Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

         (b) Each person perfecting such dissenter's rights shall thereafter have only such rights (and shall have such obligations) as are provided in the Statute, and [unless such rights and such obligations of such person are terminated in accordance with division (D) of Section 1701.85] Park shall not be required to deliver any Park Common Stock or cash payments to such person in substitution for each such Dissenting Share in accordance with this Agreement.

         No person entitled to relief as a dissenting shareholder shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a dissenting shareholder shall be invalid.

         3.05 ANTI-DILUTION PROVISIONS. In the event Park changes (or establishes a record date for changing) the number of shares of Park Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01 FORBEARANCES OF UB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the UB Disclosure Schedule, without the prior written consent of Park, UB will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Except as otherwise provided in this Section 4.01, conduct the business of UB and its Subsidiaries other than in the ordinary and usual course or fail to use

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reasonable efforts to perform its contractual obligations, to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon UB's ability to perform any of its obligations under this Agreement.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of UB Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of UB Stock to become subject to new UB Stock Options, other Rights or similar stock-based employee rights.

         (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on UB Stock in an amount not to exceed $.325 per share, with record and payment dates as indicated in Section
6.16 hereof, and (B) dividends from wholly owned Subsidiaries to UB, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of UB or its Subsidiaries (other than the normal extension of the seven existing severance agreements with management), or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

         (e) Benefit Plans. Enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of UB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided that UB may (i) take such actions in order to satisfy either applicable law or Previously Disclosed contractual obligations existing as of the date hereof or regular annual renewal of insurance contracts;
(ii) pay cash bonuses for performance during 1999 in the amounts accrued by UB as of the date hereof with respect to its incentive plans as set forth in
Section 4.01(e) of the Disclosure Schedule; (iii) pay cash bonuses on the Closing Date in the amounts accrued by UB as of the Closing Date with respect to its incentive plans as set forth in Section 401(e) of the Disclosure Schedule;
(iii) terminate its defined contribution 401k plan at any time before the Effective Time, with benefit distributions deferred until the IRS issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination and with UB and Park to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the tax-qualified 401k plan that Park maintains for its employees.

         (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (g) Acquisitions, Reorganizations. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity; or merge or consolidate with any other Person or otherwise reorganize.

         (h) Governing Documents. Amend the UB Articles, UB Bylaws or adopt regulations for UB or amend the articles of incorporation or code of regulations (or similar governing documents) of any of UB's Subsidiaries except for immaterial code of regulations amendments Previously Disclosed to Park.

         (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (j) Contracts. Enter into or terminate any contract requiring the payment or receipt of $10,000 or more in any 12 month period or amend or modify in any material respect any of its existing material contracts, other than loans and contracts of deposit made by the Bank. Park will not unreasonably withhold its consent to a request by UB for UB to enter into, terminate, amend or modify such a contract.

         (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to UB and its Subsidiaries, taken as a whole.

         (l) Adverse Actions. (a) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) Indebtedness. Incur any indebtedness for borrowed money or incur any material obligation or liability other than in the ordinary course of business.

         (o) Capital Expenditures. Make any capital expenditures in excess of $25,000 in the aggregate or for any item in excess of $5,000.

         (p) Maintenance of Insurance. Fail to maintain insurance described in
Section 5.03(t).

         (q) Maintenance of Property. Fail to maintain its property and facilities in their present condition and working order, ordinary wear and tear excepted.

         (r) Commitments. Agree or commit to do any of the foregoing.

         4.02 FORBEARANCES OF PARK. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of UB, Park will not, and will cause each of its Subsidiaries not to:

         (a) Performance of Obligations. Take any action which, at the time taken, is reasonably likely to have a material adverse affect upon Park's ability to perform any of its material obligations under this Agreement.

         (b) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, UB has delivered to Park a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its respective covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a

Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. UB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on UB arising solely from actions taken in compliance with a written request of Park.

         5.02 STANDARD. No representation or warranty of UB or Park contained in
Section 5.03 or 5.04 (other than those paragraphs for which this standard shall not apply) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such breach of representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect. The standard set forth in this Section 5.02 shall not apply to paragraphs (a), (b), (c), (d) or (g) of
Section 5.03 or paragraphs (a), (b), (d) or (f) of Section 5.04.

         5.03 REPRESENTATIONS AND WARRANTIES OF UB. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, UB hereby represents and warrants to Park:

         (a) ORGANIZATION, STANDING AND AUTHORITY. UB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. UB is registered as a bank holding company under the BHCA. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. As a national bank, Bank is qualified to do business where it does business. UB has delivered to Park accurate and complete copies of the UB Articles and UB Bylaws and the Bank's articles of association and bylaws.

         (b) CAPITAL STRUCTURE OF UB. The authorized capital stock of UB consists solely of 1,000,000 shares of UB Common Stock, of which 551,971 shares are outstanding. The outstanding shares of UB Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as Previously Disclosed in its Disclosure Schedule, (i) there are no shares of UB Common Stock authorized and reserved for issuance, (ii) UB has no Rights issued or outstanding with respect to UB Common Stock, and (iii) UB has no commitment to authorize, issue or sell any UB Common Stock or Rights, except pursuant to this Agreement. All UB Common Stock has been issued in full compliance with all applicable federal and state securities laws.

         (c) SUBSIDIARIES. (i)(A) UB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, UB owns of record and beneficially all the issued and outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its

Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to UB's rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by UB or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C.
Section 55) and are owned by UB or its Subsidiaries free and clear of any Liens.

                  (ii) UB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of UB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) CORPORATE POWER; AUTHORIZED AND EFFECTIVE AGREEMENT. Each of UB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and UB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

         (e) CORPORATE AUTHORITY. Subject to receipt of the requisite adoption of this Agreement by the holders of at least two-thirds of the outstanding shares of UB Common Stock entitled to vote thereon (which is the only shareholder vote required thereon) and compliance with the requirements of
Section 1701.831 of the OGCL, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of UB and the UB Board prior to the date hereof. This Agreement is a valid and legally binding obligation of UB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The UB Board has received the written opinion of Austin Associates, Inc. to the effect that as of the date hereof the consideration to be received by the holders of UB Common Stock in the Merger is fair to the holders of UB Common Stock from a financial point of view.

         (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by UB or any of its Subsidiaries in connection with the execution, delivery or performance by UB of this Agreement or to consummate the Merger except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the certificate of merger with the OSS pursuant to the OGCL. As of the date hereof, UB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt of the regulatory and shareholder approvals and other actions referred to in paragraphs 5.03(e) and (f) above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of UB or of any of its Subsidiaries or to which UB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the UB Articles or the UB Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL STATEMENTS AND REPORTS; MATERIAL ADVERSE EFFECT. (i) The consolidated balance sheets of UB as of December 31, 1998 and 1997 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the three (3) years in the period ended December 31, 1998 (the "Latest Statement Date"), certified by Robb, Dixon, Francis, Davis, Oneson & Company, accurate and complete copies of which have been furnished by UB to Park; the unaudited balance sheets of UB (parent-only) and the Bank as of September 30, 1999 and the related statements of income and shareholders equity of UB and the statement of income of the Bank for the nine (9) months then ended, accurate and complete copies of which have been furnished by UB to Park, in the form prepared for UB's internal use, and FR Y-6 Report for the year ended December 31, 1998, as filed with the Federal Reserve Bank, accurate and complete copies of which have been furnished by UB to Park (collectively the "UB Financial Statements"), have been prepared in accordance with generally accepted accounting principles and practices ("GAAP") in effect at the time as described in the UB Financial Statements applied on a consistent basis, and present fairly in all material respects the consolidated financial condition of UB at the dates, and the consolidated results of operations and cash flows for the periods stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of UB believes necessary for a fair presentation of such financial information, have been made.

                  (ii) Since September 30, 1999, UB and its Subsidiaries have not incurred any material liability not disclosed in UB's Financial Statements, other than in the ordinary course of business consistent with past practice.

                  (iii) Since September 30, 1999, except as disclosed in the UB Financial Statements, (A) UB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby); (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material

Adverse Effect with respect to UB or the Bank; and (C) neither UB nor any of its Subsidiaries has taken any action or failed to take any action which would have violated Section 4.01 if this Agreement had been entered into on September 30, 1999.

         (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against UB or any of its Subsidiaries and, to UB's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i) REGULATORY MATTERS.

             (i) Neither UB nor any of its Subsidiaries or UB's or their properties is a party to or is subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

             (ii) Neither UB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j) COMPLIANCE WITH LAWS. Each of UB and its Subsidiaries:

             (i) has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to UB's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received no notification or communication from any Governmental Authority (A) asserting that UB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to UB's knowledge, do any grounds for any of the foregoing exist).

         (k) MATERIAL CONTRACTS; DEFAULTS. Except for this Agreement and as Previously Disclosed, neither UB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision) or (iii) constitutes a power of attorney. Neither UB nor any of its Subsidiaries, nor any other party to such contracts, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) NO BROKERS. Except for the engagement of Austin Associates, Inc., no action has been taken by UB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of UB's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of ERISA), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (a) UB or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") officer or former officer (the "Officers"), or director or former director (the "Directors") of UB or any of its Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (b) any ERISA Affiliate (collectively, the "Compensation and Benefit Plans"). Neither UB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

             (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under

Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and UB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of UB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither UB nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject UB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

             (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by UB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate Plan") which is considered one employer with UB under Section 4001(a)(14) of ERISA or
Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate"). None of UB, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to UB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of UB, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which UB or any of its Subsidiaries is a party have been timely made or have been reflected on UB's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of UB, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and
(y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under
Section 412(n) of the Code or pursuant to ERISA.

             (v) Except as disclosed in Section 5.03(m)(v) of UB's Disclosure Schedule, neither UB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in Section 5.03(m)(v) of UB's Disclosure Schedule, there has been no communication to Employees by UB or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

             (vi) UB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

             (vii) With respect to each Compensation and Benefit Plan, if applicable, UB has provided or made available to Park, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto;
(B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement;
(E) most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300, or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code
Section 401(k) and 401(m) tests).

             (viii) Except as disclosed on Section 5.03(m)(viii) of UB's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

             (ix) Except as disclosed on Section 5.03(m)(ix) of UB's Disclosure Schedule, neither UB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

             (x) Except as disclosed on Section 5.03(m)(x) of UB's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Park, UB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of UB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) LABOR MATTERS. Neither UB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is UB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel UB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to UB's knowledge, threatened, nor is UB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Except as Previously Disclosed, neither UB nor any of its Subsidiaries is a party to any employment or consulting agreement not terminable at will.

         (o) TAKEOVER LAWS. UB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the State of Ohio, with the exception of any action required to be taken to comply with the requirements of Section 1701.831 of the OGCL.

         (p) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of UB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien ("UB Properties"), violates or violated Environmental Laws, no condition has existed or event has occurred with respect to any of them or any UB Property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither UB nor any of its Subsidiaries has received any notice from any person or entity that UB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. None of the UB Properties has asbestos, urea formaldehyde, or lead paint. None of the UB Properties is on any state or federal list of properties suspected to contain hazardous wastes or Hazardous Substances, or has or currently contain any underground storage tanks, above ground storage tanks, manufactured gas activities, industrial/manufacturing activities, or the storage of any Hazardous Substances (except in small quantities used in compliance with all Environmental Laws for residential or commercial cleaning purposes). None of the UB Properties is known by UB or any of its Subsidiaries to be within 500 feet of any property which has or had underground storage tanks, above ground storage tanks, manufactured gas activities, industrial/manufacturing activities, or the storage of any Hazardous Substances (except in small quantities used in compliance with all Environmental Laws for residential or commercial cleaning purposes). Neither UB nor any of its Subsidiaries has participated in the management of any business or property owned, leased or controlled by any third party which generated, managed, stored, treated or disposed of any Hazardous Substances.

         (q) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to UB and its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, and no such examination has been threatened (iv) except for Tax Returns for fiscal years ended on or after December 31, 1995, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of UB or its Subsidiaries. UB has made or will make available to Park true and correct copies of the United States federal income Tax Returns filed by UB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. Neither UB nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the UB Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the UB Financial Statements. As of the date hereof, neither UB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. UB and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of UB or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither UB nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither UB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither UB nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of
Section 1504 of the Code, other than an affiliated group of which UB is or was the common parent corporation.

             (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

             (iii) UB and its Subsidiaries will not be liable for any Taxes as a result of the transfer contemplated by this Agreement.

         (r) RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for UB's own account, or for the account of one or more of UB's Subsidiaries or their customers (all of which are listed on UB's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of UB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither UB nor its Subsidiaries, nor to UB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) BOOKS AND RECORDS. The books and records of UB and its Subsidiaries have been fully, properly and accurately maintained, have been maintained in accordance with sound business practices and there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) INSURANCE. UB's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by UB or its Subsidiaries and a description of all claims filed against the insurers of UB and its Subsidiaries since December 31, 1997. UB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of UB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; UB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (v) DISCLOSURE. The representations and warranties contained in this
Section 5.03, the UB Disclosure Schedule, and the other written materials furnished by UB to Park pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in light of the circumstances under which such statements were made.

         (w) YEAR 2000. Neither UB nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Office of the

Comptroller of the Currency or other Regulatory Authority Year 2000 Report of Examination. UB has disclosed to Park a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries and such plan is in material compliance with the schedule set forth in the FFIEC statements.

         (x) MATERIAL ADVERSE CHANGE. UB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 1999.

         (y) ABSENCE OF UNDISCLOSED LIABILITIES. Neither UB nor any of its Subsidiaries has any liability (contingent or otherwise), except as disclosed in the UB Financial Statements and except for liabilities and obligations incurred since the Latest Statement Date in the ordinary course of business.

         (z) PROPERTIES. UB and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the UB Financial Statements as being owned by UB as of September 30, 1999 or acquired after such date, except (i) liens for current taxes in amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties,
(iv) dispositions and encumbrances in the ordinary course of business none of which exceed $25,000 in the aggregate, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which UB or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that UB or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to UB's knowledge, the lessor. All of the assets of UB and its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate to continue to conduct the business of UB and its Subsidiaries as such businesses are presently being conducted.

         (aa) LOANS. Each loan reflected as an asset in the UB Financial Statements as of December 31, 1998 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $500,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of UB or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(g) or (h) of the Federal Reserve Act, as amended, or to 12 C.F.R. Part 215, comply therewith.

         (bb) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected in the UB Financial Statements, as of their respective dates, is adequate under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

         (cc) REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which UB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, UB or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (dd) DEPOSIT INSURANCE. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         5.04 REPRESENTATIONS AND WARRANTIES OF PARK. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule, if any, corresponding to the relevant paragraph below, Park hereby represents and warrants to UB as follows :

         (a) ORGANIZATION, STANDING AND AUTHORITY. Park is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Park is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Park is registered as a bank holding company under the BHCA.

         (b) PARK STOCK. (i) As of the date of this Agreement, the authorized capital stock of Park consists of 20,000,000 common shares, without par value, all of which shares are Park Common Stock, of which 9,275,660 shares are outstanding and Park has declared a 5% share dividend payable on December 15, 1999 to shareholders of record on December 3, 1999. As of the date of this Agreement, except as set forth in the Park SEC Documents and options granted by Park since January 1, 1999, Park does not have any Rights issued or outstanding with respect to Park Common Stock and Park does not have any commitment to authorize, issue or sell any Park Common Stock or Rights, except pursuant to this Agreement. The outstanding shares of Park Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.

                  (ii) The shares of Park Common Stock to be issued in exchange for shares of UB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (c) CORPORATE POWER. Each of Park and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Park has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (d) CORPORATE AUTHORITY; AUTHORIZED AND EFFECTIVE AGREEMENT. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Park and the Park Board prior to the date hereof and no shareholder approval is required on the part of Park. This Agreement is a valid and legally binding agreement of Park, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (e) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Park or any of its Subsidiaries in connection with the execution, delivery or performance by Park of this Agreement or to consummate the Merger except for (A) the filing of applications or notices, as applicable, with and the approval of certain federal banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the certificate of merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Park Common Stock in the Merger; and
(E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Park is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Park or of any of its Subsidiaries or to which Park or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or Code of Regulations (or similar governing documents) of Park or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (f) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Park's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Park's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to

December 31, 1998 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Park SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Park SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Park and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such Park SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and cash flows, as the case may be, of Park and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

             (ii) Since September 30, 1999, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Park.

         (g) BROKERAGE AND FINDER'S FEES. Park has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

         (h) TAKEOVER LAWS. Park has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Park.

         (i) ACCOUNTING TREATMENT. As of the date hereof, Park is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (j) DISCLOSURE. The representations and warranties contained in this
Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading in light of the circumstances under which such statements were made.

         (k) YEAR 2000. Neither Park nor any of its Subsidiaries has received, or has reason to believe that it will receive, a written rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. Park has disclosed to UB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project

Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

         (l) MATERIAL ADVERSE CHANGE. Park has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 1999 that has had a Material Adverse Effect on Park.

         (m) DEPOSIT INSURANCE. The deposits of Park's bank subsidiaries are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and said banks have paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                    COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of UB and Park agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 CARRY ON BUSINESS IN NORMAL MANNER. From the date of this Agreement to the Effective Date, UB shall carry on its business in substantially the same manner as heretofore and, without the written consent of Park, UB shall not (a) do any of the things which UB represents and warrants herein have not been done since September 30, 1999 or the date hereof, as the case may be, except as necessary to carry out this Agreement on the part of UB; (b) take any action which would be inconsistent with any representation or warranty of UB set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such action; or (c) engage in any lending activities other than in the ordinary course of business consistent with past practice. UB shall send to Park via facsimile transmission a copy of all loan presentations made to UB's Board at the same time as such presentations are transmitted to said board and all other proposals for loans in excess of $250,000 to enable one of Park's senior loan committee members to review, comment and make reasonable recommendations to the loan committee with respect to such loan presentations. UB shall consult with Park prior to (x) hiring any full-time officer, other than replacement employees for positions then existing and (y) purchasing any investment securities in an amount exceeding $150,000 per transaction. UB will use its reasonable best efforts to keep its business organizations intact, to keep available the services of present employees, and to preserve the goodwill of customers, suppliers, and others having business relations with them.

         6.03 SHAREHOLDER APPROVAL. UB agrees to take, in accordance with applicable law and the UB Articles and UB Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by UB's shareholders for consummation of the Merger (including any adjournment or postponement, the "UB Meeting"), as promptly as practicable after the Registration Statement is declared effective. The UB Board shall recommend that its shareholders adopt this Agreement at the UB Meeting unless otherwise necessary under the applicable fiduciary duties of the UB Board, as determined by the UB Board in good faith after consultation with and based upon advice of independent legal counsel.

         6.04 REGISTRATION STATEMENT. (a) Park agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Park with the SEC in connection with the issuance of Park Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of UB constituting a part thereof (the "Proxy Statement") and all related documents). UB agrees to cooperate, and to cause its Subsidiaries to cooperate, with Park, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that UB and its Subsidiaries have cooperated as required above, Park agrees to file the Registration Statement, which will include the Proxy Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of UB and Park agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Park also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. UB agrees to furnish to Park all information concerning UB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of UB and Park agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the UB shareholders and at the time of the UB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of UB and Park further agrees, if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement.

         (c) Park agrees to advise UB, promptly after Park receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Park Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.05 PRESS RELEASES. Each of UB and Park agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or AMEX rules.

         6.06 ACCESS; INFORMATION. (a) UB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Park and Park's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Park may reasonably request and, during such period, UB shall furnish promptly to Park (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of UB as Park may reasonably request.

         (b) Each of UB and Park agrees that it will not, and will cause its representatives not to, use any confidential information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, UB shall promptly furnish Park with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.07 ACQUISITION PROPOSALS. (a) UB agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, subject to the extent that the UB Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Park with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. UB shall promptly (within 24 hours) advise Park following the receipt by UB of any inquiries or information concerning an Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Park of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         (b) SPECIAL FEE. In order to induce Park to enter into this Agreement and to compensate Park for the time and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and the losses suffered by Park from foregone opportunities, if the Effective Time has not occurred on or before September 30, 2000, and a "UB Special Event" (as defined below) has occurred, UB shall pay to Park on September 30, 2000, $1,000,000 in immediately available funds; provided, however, that if prior to September 30, 2000, UB notifies Park that it cannot consummate the Merger because of a UB Special Event, then UB shall pay to Park $1,000,000 in immediately available funds within three business days following the date of such notice.

         For purposes of the foregoing, "UB Special Event" shall mean any of the following to occur on or prior to September 30, 2000: (i) a Person which is not an Affiliate of Park has publicly announced or proposed, or consummated a purchase, exchange or tender offer for shares of UB Common Stock representing, on a fully diluted basis, more than 10% of the outstanding shares of UB Common Stock, which causes the Merger not to be consummated; or (ii) a Person that is not an Affiliate of Park has entered into an agreement with respect to a merger, share exchange, consolidation, reorganization, combination or similar transaction involving UB or the Bank or a purchase, lease or other acquisition of all or any significant portion of the assets of, or an equity interest (or an option, warrant or securities convertible into an equity interest) from, UB or the Bank; or (iii) UB shall have caused the Merger not to be consummated by September 30, 2000 for the purposes of pursuing any proposal by any Person concerning (i) or (ii) above; (iv) failure of UB directors to recommend the Merger or withdrawal or modification or announced intention to not recommend the Merger; (v) recommendation or approval by the UB Directors of another Acquisition Proposal; or (vi) failure of UB to solicit proxies in favor of the Merger.

         (c) (i) Notwithstanding any other provisions of this Agreement, prior to the receipt of the approval of the UB shareholders described in 7.01(a) the Board of Directors of UB, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of counsel, may withdraw or modify its approval of the recommendation of this Agreement or the Merger, approve or recommend any Superior Proposal, enter into an agreement with respect to such Superior Proposal and terminate this Agreement, so long as concurrently with entering into any agreement with respect to a Superior Proposal, UB pays, or causes to be paid, to Park the Special Fee described in Section 6.07(b) hereof. "Superior Proposal" as used herein means any bona fide written Acquisition Proposal made by a third party which the Board of Directors of UB determines in its good faith judgement is reasonably capable of being completed and that, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal would, if consummated, be more favorable to the UB shareholders from a financial point of view than the Merger.

             (ii) Prior to receipt of the UB shareholder approval described in
Section 7.01(a) hereof, to the extent required by the fiduciary obligations of the Board of Directors of UB, UB may, upon receipt of an unsolicited Acquisition Proposal, and in response to it, (i) furnish information with respect to UB and the Bank to any Person pursuant to a customary confidentiality agreement (as determined by UB's counsel) and answer questions about such information and (ii) participate in negotiations regarding such unsolicited Acquisition Proposal.

         6.08 AFFILIATE AGREEMENTS. (a) In the UB Disclosure Schedule and not later than the 15th day prior to the mailing of the Proxy Statement, UB shall deliver to Park a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the UB Meeting, deemed to be an "affiliate" of UB (each, a "UB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. UB shall use its reasonable best efforts to cause each person who may be deemed to be a UB Affiliate (who has not executed and delivered to Park concurrently with the execution of this Agreement) to execute and deliver to UB on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

         6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.10 AMEX LISTING. Park shall file a listing application, or other document or notice, as required by AMEX, with respect to the shares of Park Common Stock to be issued to the holders of UB Common Stock in the Merger.

         6.11 REGULATORY APPLICATIONS. Park and UB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Park and UB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         6.12 COOPERATION WITH FILINGS. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.13 INDEMNIFICATION. (a) Following the Effective Date, Park shall indemnify, defend and hold harmless the present directors, officers and employees of UB and its Subsidiaries (each, an "Indemnified Party") against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that UB is required to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Ohio and the UB Articles as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Ohio law and the UB Articles shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Park) selected by Park and reasonably acceptable to such officer, director or employee.

         (b) For a period of three years from the Effective Time, Park shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of UB or any of its Subsidiaries (determined as of the Effective Time) (as opposed to UB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Park may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Park be required to expend more than 300 percent of the current amount expended by UB (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further that if Park is unable to maintain or obtain the insurance called for by this Section 6.13(b), Park shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of UB or any Subsidiary may be required to make application and provide customary representations and warranties to Park's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Park thereof; provided that the failure so to notify shall not affect the obligations of Park under Section 6.13(a) unless and to the extent that Park is actually prejudiced as a result of such failure.

         (d) If Park or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Park shall assume the obligations set forth in this Section 6.13.

         6.14 OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS. The existing employees of UB shall have the opportunity to continue as employees of Park or one of its Subsidiaries, on the Effective Date; subject, however, to the right of Park and its Subsidiaries to terminate any such employees for "cause." It is understood and agreed that nothing in this Section 6.14 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, UB employees shall continue to participate in the UB employee benefit plans in effect at the Effective Time unless and until Park, in its sole discretion, shall determine that UB employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Park and that all or some of the UB plans shall be terminated or merged into certain employee benefit plans of Park. Notwithstanding the foregoing, each UB employee shall be credited with years of UB (or predecessor) service for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Park, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under UB's welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage. If, after the Effective Date, Park adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Park shall credit similarly-situated employees and executives of UB with equivalent credit for service with UB or its predecessors. The foregoing covenants shall survive the Merger, and Park shall before the Effective Time adopt resolutions that amend its tax-qualified retirement plans to provide for UB service credits referenced herein.

         6.15 NOTIFICATION OF CERTAIN MATTERS. UB shall give prompt notice to Park of any fact, event or circumstance known to UB that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.16 DIVIDEND COORDINATION. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Merger, during any applicable period, there shall not be a payment of both a Park and a UB dividend to former UB shareholders.

         6.17 UB STOCK OPTIONS. Concurrently with the execution of this Agreement, each holder of an outstanding option to purchase shares of UB Common Stock ("UB Stock Option") under the U.B. Bancshares, Inc. Amended and Restated 1989 Non-Qualified Stock Option Plan and the U.B. Bancshares, Inc. 1998 Non-Qualified Stock Option Plan (the "UB Stock Option Plans") has delivered to Park an executed letter under which such holder agrees to exercise all UB Stock Options held by such holder as of or prior to the Effective Time. Park acknowledges that the UB Stock Option Plans permit each holder of a UB Stock Option, following UB shareholder approval of this Agreement to exercise the UB Stock Options to acquire all shares of UB Common Stock covered by the UB Stock Options, regardless of whether such right is presently vested.

         6.18 ACCOUNTING AND TAX TREATMENT. Each of Park and UB agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a "pooling-of-interests" in accordance with GAAP or UB or the shareholders of UB to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of Park and UB agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of Park or UB (as the case may be) to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

         6.19 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Park and UB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

         6.20 CONSENTS. Each of Park and UB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.21 INSURANCE COVERAGE. UB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

         6.22 CORRECTION OF INFORMATION. Each of Park and UB shall promptly correct and supplement any information furnished under this Agreement (including supplements to Disclosure Schedules) so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

         6.23 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, UB shall deliver to Park a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of UB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) On the date the Registration Statement becomes effective and on the Effective Date, Park shall deliver to UB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of UB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.24 PARK ACQUISITION PROPOSAL. Park shall not accept any offer from any Person regarding an Acquisition Proposal (as defined in Section 1.01, however, references therein to UB shall be deemed for purposes of this section to refer to Park) unless such offer is expressly conditioned upon or the offeror agrees to the performance by Park or its successor in interest of its obligations under this Agreement. Park acknowledges that the restrictions and agreements contained in this section are reasonable and necessary to protect the legitimate interests of UB and that any violation of this section will cause substantial and irreparable injury to UB that would not be quantifiable and for which no adequate remedy would exist at law and agrees and consents to, in addition to all other remedies which may be available to UB, the entry of an injunction by any court of competent jurisdiction against consummation of any transaction involving Park and another Person which does not comply with this section until such transaction does comply with this section.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Park and UB to consummate the Merger is subject to the fulfillment or written waiver by Park and UB prior to the Effective Time of each of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement (including the Plan of Merger) shall have been duly adopted by the requisite vote of the shareholders of UB.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule, or order shall contain any conditions, restrictions or requirements which Park reasonably determines would either before or after the Effective Time (i) have a Material Adverse Effect on Park and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger; or (ii) prevent Park from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby that Park currently anticipates obtaining.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) prohibiting or delaying consummation of the transactions contemplated by this Agreement.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Park Common Stock to be issued in the Parent Merger shall have been received and be in full force and effect.

         (f) ACCOUNTING TREATMENT. Park shall have received from Ernst & Young, LLP, Park's independent auditors, a letter, dated the date of or shortly prior to the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         7.02 CONDITIONS TO OBLIGATION OF UB. The obligation of UB to consummate the Merger is also subject to the fulfillment or written waiver by UB prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Park set forth in this Agreement shall be true and correct, subject to
Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date), and UB shall have received a certificate, dated the Effective Date, signed on behalf of Park by the Chief Executive Officer and the Chief Financial Officer of Park to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF PARK. Park shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and UB shall have received a certificate, dated the Effective Date, signed on behalf of Park by the Chief Executive Officer and the Chief Financial Officer of Park to such effect.

         (c) TAX OPINION. UB shall have received an opinion of counsel to Park, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by shareholders of UB who receive shares of Park Common Stock in exchange for shares of UB Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu

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

of fractional share interests. In rendering its opinion, counsel to Park will require and rely upon representations contained in letters from UB and Park.

         (d) OPINION OF PARK'S COUNSEL. UB shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Park is a corporation in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by Park and constitutes the binding obligation of Park, enforceable in accordance with its terms against Park, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that the Park Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that upon the filing of the certificate of merger with the OSS, the Merger shall become effective.

         (e) FAIRNESS OPINION. UB shall have received a fairness opinion from Austin Associates, Inc., financial advisor to UB, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the shareholders of UB from a financial point of view.

         7.03 CONDITIONS TO OBLIGATION OF PARK. The obligation of Park to consummate the Merger is also subject to the fulfillment or written waiver by Park prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date) and Park shall have received a certificate, dated the Effective Date, signed on behalf of UB by the Chief Executive Officer and the Chief Financial Officer of UB to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF UB. UB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Park shall have received a certificate, dated the Effective Date, signed on behalf of UB by the Chief Executive Officer and the Chief Financial Officer of UB to such effect.

         (c) TAX OPINION. Park shall have received an opinion of its counsel, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, counsel to Park will require and rely upon representations contained in letters from UB and Park.

         (d) OPINION OF UB'S COUNSEL. Park shall have received an opinion of Werner & Blank Co., LPA, counsel to UB, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) UB is a corporation in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly approved by the UB Board and duly adopted by the shareholders of UB, (iii) this Agreement has been duly executed by UB and constitutes a binding obligation on UB, enforceable in accordance with its terms against UB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, (iv) that upon the filing of the certificate of merger with the OSS, the Merger shall become effective.

         (d) AFFILIATE AGREEMENTS. Park shall have received the agreements referred to in Section 6.07 from each UB Affiliate.

         (e) CERTIFICATE OF MERGER. Park shall have received from UB a certificate of merger duly executed by UB in accordance with Section 1701.81 of the OGCL and in appropriate form for filing with the OSS.

         (f) CORPORATE RESOLUTIONS. Park shall have received from UB copies of resolutions adopted by the directors and shareholders of UB approving and adopting this Agreement and authorizing the consummation of the transactions described herein accompanied by a certificate of the secretary or assistant secretary of UB dated as of the Effective Date and certifying (1) the date and manner of adoption of each such resolution; and (2) that each such resolution is in full force and effect, without amendment, as of the Effective Date.

                                  ARTICLE VIII

                                   TERMINATION

                 8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Park and UB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by Park or UB, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02); or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) DELAY. At any time prior to the Effective Time, by Park or UB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) NO APPROVAL. By UB or Park, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the UB shareholders fail to adopt this Agreement at the UB Meeting; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

         (e) PARK COMMON STOCK. By notice given by UB to Park, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-day period commencing with the Determination Date if both of the following conditions are satisfied: (i) the Average Closing Price on the Determination Date shall be less than $85.71; and (ii) the ratio of the Average Closing Price to the Starting Price, rounded to the nearest one one-hundredth, shall be less than the number obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price on the Starting Date, rounding to the nearest one one-hundredth; except that the termination notice by UB shall not be effective and this Agreement shall not be terminated by such notice if Park gives notice to UB within five (5) days after UB's notice, that Park agrees that for purposes of calculating the Exchange Ratio, the number of Merger Shares shall be increased to the number determined by dividing $27,900,000 by the Average Closing Price.

         For purposes of this Section 8.01(e), the following terms shall have the meanings indicated:

         "Average Closing Price" shall mean the average of the closing prices of a share of Park Common Stock on the AMEX (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

         "Determination Date" shall mean the date on which the waiting period expires following the last required approval of a Governmental Entity with respect to the Merger.

         "Final Index Price" shall mean the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighting.

         "Final Price," with respect to any company belonging to the Index Group, shall mean the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the trading day prior to the Determination Date.

         "Index Group" shall mean the 17 bank holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

    BANK HOLDING COMPANY                   TICKER               WEIGHTING
    --------------------                   ------               ---------
FirstMerit Corporation                      FMER                 5.882%
Provident Financial Group Inc.              PFGI                 5.882%
Old National Bancorp                        OLDB                 5.882%
Citizens Banking Corporation                CBCF                 5.882%
Sky Financial Group Inc.                    SKYF                 5.882%
Republic Bancorp Inc.                       RBNC                 5.882%
First Financial Bancorp.                    FFBC                 5.882%
1st Source Corporation                      SRCE                 5.882%
National City Bancshares, Inc.              NCBE                 5.882%
Chemical Financial Corporation              CHFC                 5.882%
Irwin Financial Corporation                 IRWN                 5.882%
Second Bancorp, Incorporated                SECD                 5.882%
First Merchants Corporation                 FRME                 5.882%
BancFirst Ohio Corp.                        BFOH                 5.882%
Capitol Bancorp Ltd.                        CBCL                 5.882%
Independent Bank Corporation                IBCP                 5.882%
Peoples Bancorp Inc.                        PEBO                 5.882%

         "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

         "Initial Index Price" shall mean the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

         "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

         "Starting Price" shall mean the closing price of a share of Park Common Stock on the AMEX (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

         If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(e).

         8.02 EFFECT OF TERMINATION AND ABANDONMENT; ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13, 6.14 and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04(b), 6.05, 6.06(b), 6.07, 8.02, and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the UB Meeting, this Agreement may not be amended if it would violate the OGCL or the federal securities laws.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between UB and Park. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Park.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to UB, to:

                  U.B. Bancshares, Inc.
                  401 South Sandusky Street
                  Bucyrus, Ohio 44820
                  Attn: Joe D. Donithen
                        President

                  With a copy to:

                  Werner & Blank Co., LPA
                  7205 West Central Avenue
                  Toledo, Ohio  43617
                  Attn: Edwin L. Herbert, Esq.

                  If to Park, to:

                  Park National Corporation
                  50 North Third Street
                  Newark, Ohio 43055
                  Attn: C. Daniel DeLawder
                        President

                  With a copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  52 East Gay Street
                  P.O. Box 1008
                  Columbus, Ohio 43216-1008
                  Attn: Charles S. DeRousie, Esq.

         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. The Disclosure Schedules shall be deemed to be a part of this Agreement and shall not be amended without the prior written consent of the other party hereto. Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, with respect to Park, any acquiring party pursuant to Section 6.25 hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                           PARK NATIONAL CORPORATION




                                           By: /s/ C. Daniel DeLawder
                                              ----------------------------------
                                               Name: C. Daniel DeLawder
                                               Title: President


                                           U. B. BANCSHARES, INC.


                                           By: /s/ Joe D. Donithen
                                              ----------------------------------
                                               Name:  Joe D. Donithen
                                               Title: President

                            Exhibit and Schedules to
                          Agreement and Plan of Merger
                         dated as of December 14, 1999
                                 by and between
                           Park National Corporation
                           and U.B. Bancshares, Inc.
                           -------------------------

1.       Exhibit A - Form of U.B. Bancshares Affiliate Agreement.

2.       Disclosure Schedules.

         The above-described Exhibit and Schedules are not being filed herewith. Park National agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.

                                                                      APPENDIX B

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This Amendment, dated as of the date specified below, is by and between Park National Corporation ("Park") and U.B. Bancshares, Inc. ("UB").

                                    RECITALS

A. Park and UB have entered into an Agreement and Plan of Merger dated as of December 14, 1999 (the "Agreement").

B. Terms used but not defined herein will have the meanings defined for them in the Agreement.

C. Section 3.01(a) of the Agreement sets forth the Exchange Ratio with respect to the Merger, the method of computation of the Exchange Ratio stating that it will equal a number rounded to the nearest hundredth.

D. Park and UB desire to amend the Agreement so that the Exchange Ratio is more precise.

                               TERMS OF AMENDMENT

         In consideration of the premises and of the mutual covenants contained herein, Park and UB agree to amend Section 3.01(a) of the Agreement so that it reads in its entirety as follows:

         (a) OUTSTANDING UB COMMON STOCK AND UB RIGHTS. Each share, excluding Treasury Stock, of UB Common Stock issued and outstanding immediately prior to the Effective Time and each share of UB Common Stock covered by a UB Stock Option exercised as of or prior to the Effective Time (pursuant to the letters described in Section 6.17) shall be cancelled and extinguished and, in substitution and exchange therefor, the holders shall be entitled to receive that number of shares of Park Common Stock (the "Exchange Ratio") equal to a number obtained by dividing 325,500 ("Merger Shares") by the total of (i) the number of shares of UB Common Stock outstanding immediately prior to the Effective Time, and (ii) all shares of UB Common Stock which may be acquired upon the exercise of UB Stock Options in effect immediately prior to the Effective Time. The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

         The Agreement otherwise remains unchanged.

         This Amendment may be signed in a number of counterparts, each of which will be considered to be an original and when taken together will constitute one document.

Dated as of February 14, 2000.



PARK NATIONAL CORPORATION


By: /s/ John W. Kozak

Name: John W. Kozak

Title: Chief Financial Officer


U.B. BANCSHARES, INC.

By: /s/ Joe D. Donithen

Name: Joe D. Donithen

Title: President

                                                                      APPENDIX C


                        Annual Report to Shareholders for
                       Fiscal Year Ended December 31,1999


It's getting harder to read stockholders' letters these days. To read and make sense of them, that is. It used to be that if the letter opened by saying, "Last year was a year of rebuilding..." or, "Your management team spent this past year aggressively re-engineering your company to position it to meet the challenges of the future..." or something like that, then you knew immediately that earnings were down. But, if the letter began: "This was a year of record earnings..." then you might safely assume that something good had happened. Not so any more. Nowadays, you have to read further; and then be on your guard. The more gobbledygook you run into, the more likely it is that things didn't go well last year.

For instance, a letter might begin something like this:

    We just had a record year -- even though the figures the accountants prepare for this report don't show it. It's true that the figure reported as "net income" is down, but that doesn't give a fair picture of the progress we've made. There were a number of NON-RECURRING items that distorted the real results -- the results from CONTINUING OPERATIONS (or ONGOING OPERATIONS). Although we had to charge off a bunch of bad loans, that's certainly not going to happen every year. Another ONE-TIME EVENT was the visit from the tax folks when they insisted that we pay some back taxes that got overlooked inadvertently. And, of course, we took a RESTRUCTURING CHARGE against income to account for the overpayment for several of last year's acquisitions. Except for these and a few other minor reporting problems, last year was a record year.

This, of course, is an exaggeration. Perhaps not as much of an exaggeration as you might imagine. A stockholders' letter should enlighten, not confuse. It should do more than just reiterate the numbers. They all appear elsewhere in the report. Rather, the letter should help the reader who is not trained in accounting and finance to understand what happened to the company and what that means.

Well, with all that as a preamble, what we want to report to you is that 1999 was a good year for Park National Corporation. And what that means in financial terms is that earnings (any way you care to measure them) were up and that, when compared with our peers, Park National looked very good indeed. Specifically, net income totaled $45.7 million last year versus $41.6 million the year before, an increase of 10.0 percent. On a per share basis the increase was somewhat greater, 10.7 percent. The reason for the difference is that we (the corporation) purchased some of our own shares last year so that there were fewer outstanding at the end of the year than at the beginning. An incidental result of these purchases is that each of us who did not sell now has a larger proportionate ownership of the place -- not much larger, but a little.

Now, before leaving off talking about earnings, we must, with apologies, introduce some gobbledygook. You will notice several places in this report that per share net income is reported as $4.67 in 1999 and $4.22 in 1998. If by chance you should look back at last year's report, you would see that we told you then that we had earned $4.43 (not $4.22). What gives? This year's earnings, indeed all this year's per share data have been adjusted for the 5 percent stock dividend paid in December.

Cash dividends paid in 1999 were up sharply. They increased 25 percent.

In terms of total resources, the corporation grew by 7 percent last year. However, this growth was not balanced. In its simplest terms, our business can be described as receiving deposits and making loans. In other words, the deposits entrusted to us fund the loans we make in our communities. For some years now our loans have been growing faster than our deposits. Last year while deposits grew less than 4 percent, loans increased almost 12 percent. Our situation is not unique. Most banks face the same challenge. Regardless, we have to figure out how to resolve this situation for ourselves. It doesn't do much good to excuse ourselves by saying that many other banks are in the same boat, if the boat is taking on water. During this current year we are making a particular effort to balance our growth by placing more attention on attracting deposits. We probably won't achieve parity this year but we intend to move in that direction.

There are three ratios that we follow closely in trying to measure our performance:

- The first is Return on Equity. Equity represents the stockholders' ownership, and return is the earnings we produce. Therefore, when the earnings are expressed as a percentage of the ownership, or your investment in the company, the resulting ratio provides an indication of how effectively your investment is being managed. Our return on equity has consistently been in the top 10 percent of banks our size across the country. It increased in 1999 to 19.43 percent.

- Another measure of the efficiency of management in profitably employing resources is Return on Assets. Here the denominator is the total assets of the institution and the numerator the earnings. The best banks earn in excess of
  1.5 percent on assets. In 1999 the return on assets of Park National Corporation was 1.82 percent, up slightly from 1.78 percent the year before. This ratio will not increase each year. We will be very satisfied if we can maintain it near this level.

- Finally, we look carefully at our Efficiency Ratio. This is a measure of expense control and, as you might therefore imagine, less is better. For the industry, the efficiency ratio ranges all over the place -- from perhaps 40 to 70 percent. Ours was 46.39 percent in 1999, down from 48.01 percent in 1998. That's pretty good, but we would like it to be better.

A number of significant things happened last year, and while it isn't practical to describe each of them, we want to mention a few. Certainly the most newsworthy were the announcements in December of our agreements to acquire the United Bank in Bucyrus and the Second National Bank in Greenville. We should have known that, after spending a good bit of space in last year's letter explaining why we were not active in the mergers and acquisition arena, we would land two this year.

The Bucyrus bank is easily understood. It fits the profile of our other affiliates as a first-rate county seat bank located adjacent to a county where we are already doing business. The Greenville bank, on the other hand, is located in the far western part of Ohio, well away from any market we now serve. Aside from the geography, however, the Second National Bank has everything we are looking for. The bank is well run by a management team whose banking philosophy closely parallels our own.

Both of these new affiliates present us with significant and exciting new opportunities. For business relationships to be successful in the long run, it is necessary for all parties to benefit. The opportunities we envision fit this pattern. Our experience has been that we can learn a great deal from the banks with which we affiliate and they in turn can learn from us. We already have in place, transition teams with members from the new banks working with people from our other affiliates. Theirs is a major job, but we believe it is time well spent in order to achieve a smooth merger that is transparent to the customers of our new banks and relatively stress free for our new associates.

We anticipate that both the United Bank and the Second National Bank will be able to offer new products and services to their customers as a result of their affiliation with Park National Corporation. For example, neither bank has a trust department. We will develop trust services in these new markets. Trust business is important to all our banks; we surpassed $1.7 billion in trust assets managed at year-end.

We hope to complete these two mergers early in the second quarter of 2000.

There are two things left to be said about Y2K. The first is that it came off without a hitch, thanks to the dedication and hard work of lots of people from all of our affiliate banks as well as our data processing unit, Consolidated Computer Center, all led by Dave Bowers. The second is that we may never mention it again.

Several new initiatives have been launched in recent years, and by and large they are doing very well. The folks at Scope Leasing, our aircraft leasing and finance subsidiary, have done an extraordinary job. Scope's receivables passed $55 million in 1999.

In 1998 we entered the municipal finance business and this year founded a consumer finance company. Both are off to a good start.

To remain competitive we continue to invest significantly in technology. Last year we spent a lot to upgrade over 200 personal computers and 40 file servers plus for updates to our mainframe and its software. In addition, we invested an untold number of hours of staff time over several years in the development of a tool that provides commercial customers with complete access to their accounts from computers in their offices. Currently we are preparing to introduce Internet banking. It should be ready in a few months.

Last year we talked about the transfer of leadership throughout the company. Another step in this process occurred in 1999. Tim Lehman moved from the management of the audit function for the corporation to replace Bill Jilek as CEO of the Richland Bank. Bill was responsible for the management of the Richland Bank for 22 years during which time it was owned by three different bank holding companies. Bill served several masters with loyalty and grace. He provided leadership not only to the bank but also to the entire Richland County community.

Looking forward, we see great opportunities. We intend to focus this year on the fundamentals of our business, on blocking and tackling as it were. As stated above, we are anxious to expand our deposit base. We want to continue to grow our portfolio of good loans, and to search out new opportunities in each of the markets we serve. Delivering the highest level of quality service to our customers will continue to distinguish each of our banks. While such a goal is not easily achieved, and never achieved completely, we intend to help our associates understand how we are different and why that difference is so important to our continuing success.

We thank you all for your support. As we have said often in the past, there is no better way to lend support to the bank you own than to do business (as much as possible) with it.

                            /s/ William T. McConnell
                              WILLIAM T. MCCONNELL
                                    Chairman


                             /s/ C. Daniel DeLawder
                               C. DANIEL DELAWDER
                                    President

                                FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, and the Corporation's ability to execute its business plans. Although Park believes that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. The Corporation does not undertake any obligation to publicly update any forward-looking statement.


OVERVIEW
Net income for 1999 was $45.7 million, the highest in Park's thirteen year history as a bank holding company. This represents a 10.0% increase over net income of $41.6 million for 1998. Net income per share was $4.67 for 1999, up by 10.7% over the $4.22 net income per share for 1998. Net income has increased at an annual compound growth rate of 12.7% over the last five years, and net income per share has grown at an annual compound growth rate of 13.0% over the same period.

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional common shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

Effective with the fourth quarter of 1999, the quarterly cash dividend on common stock was increased to $.65 per share. The new annualized cash dividend of $2.60 per share is 13.8% greater than the cash dividend paid in 1999. The Corporation has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 20.4%.

Park's business strategy is geared toward maximizing the return to stockholders. The Corporation's common stock value has appreciated 21.6% annually on a compounded, total return basis for the last five years and 24.8% annually for the past ten years. The December 31, 1999 value of a $1,000 investment on December 31, 1994 and a $1,000 investment on December 31, 1989 would be $2,663 and $9,164, respectively, inclusive of the reinvestment of dividends in the Corporation's stock.

On May 5, 1997, Park merged with First-Knox Banc Corp. ("First-Knox"), a $569 million bank holding company headquartered in Mount Vernon, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued 2.3 million shares of common stock to the stockholders of First-Knox based upon an exchange ratio of .5914 shares of Park common stock for each outstanding share of First-Knox common stock. The historical financial statements of Park have been restated to show Park and First-Knox on a combined basis.


PENDING ACQUISITIONS
On December 14, 1999, Park entered into an Agreement and Plan of Merger with U.B. Bancshares, Inc. (UB), a $180 million bank holding company headquartered in Bucyrus, Ohio, providing for a merger of UB into the Corporation. Under terms of the UB Merger Agreement, the stockholders of UB are expected to receive .554 shares of Park common stock for each outstanding share of UB in a tax free exchange. The Corporation expects to issue an aggregate of 325,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of UB, and other conditions to closing, customary of a transaction of this type. The merger is expected to be completed during the second quarter of 2000.

On December 17, 1999, Park entered into an Agreement and Plan of Merger with SNB Corp. (SNB), a $300 million bank holding company headquartered in Greenville, Ohio, providing for a merger of SNB into the Corporation. Under terms of the SNB Merger Agreement, the stockholders of SNB are expected to receive 5.37 shares of Park common stock for each outstanding share of SNB in a tax free exchange. The Corporation expects to issue an aggregate of 835,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of SNB, and other conditions to closing, customary of a transaction of this type. The merger is expected to be completed during the second quarter of 2000.


ABOUT OUR BUSINESS
Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, the Corporation attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed the Corporation to achieve solid financial results even in periods where there have been weak economic conditions.

The Corporation has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. The Corporation and its subsidiaries operate fifty-nine full- service offices and a network of sixty-five automatic teller machines in fifteen central and southern Ohio counties.

A table of financial data of the Corporation's affiliates for 1999, 1998, and 1997 is shown below. See Footnote 19 to the financial statements for additional financial information on the Corporation's affiliates.

          TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

-----------------------------------------------------------------------------------------------
                                  1999                    1998                     1997
                            Average     Net        Average       Net       Average        Net
(In thousands)              Assets     Income      Assets       Income     Assets       Income
-----------------------------------------------------------------------------------------------
  Park National Bank:
   Park National
   Division                $  883,680   $20,411   $  812,688    $18,333    $ 716,356    $20,013

   Fairfield National
   Division                   281,893     4,209      263,729      4,254       202,681     3,893

  Richland Trust Company      415,528     5,085      405,646      5,006       385,469     5,195

  Century National Bank       388,616     5,688      359,774      6,332       348,861     5,805

  First-Knox National Bank:
   First-Knox National
   Division                   509,143     8,765      477,663      7,541       502,723     2,516

   Farmers and Savings
   National Division           63,160       903       62,955        960        60,189       512

  Parent Company,
   including consolidating
   entries                    (24,530)      686      (46,972)      (854)        3,303      (241)
------------------------------------------------------------------------------------------------
  Consolidated
  Totals                   $2,517,490   $45,747   $2,335,483    $41,572    $2,219,582   $37,693
------------------------------------------------------------------------------------------------

RETURN ON EQUITY
The Corporation's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $1 billion and $3 billion in assets. At year-end 1999, there were approximately 155 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 19.43%, 18.35% and 18.21% in 1999, 1998, and 1997, respectively. In the past five years, the Corporation's ROE exceeded the mean and median return of the peer group by a substantial margin. Park's return on equity ratio has averaged 17.88% over the past five years.


[GRAPH]
HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

                 1995      1996      1997      1998     1999

Park            16.52%    16.88%    18.21%    18.35%    19.43%
Peer Mean       12.58%    13.55%    14.19%    13.63%    13.84%*

                                                *as of 09/30/99


BALANCE SHEET COMPOSITION
Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS
DEPOSITS: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which have been less than 16% of total deposits for each of the last three years. In 1999, year-end total deposits increased by $75 million or 3.9% compared to an increase of $85 million or 4.6% for 1998. Approximately $15 million of the 1999 increase resulted from the purchase of a bank branch office in Utica, Ohio in September 1999.

Increases in noninterest bearing deposits were experienced in all three years, primarily from commercial and public fund depositors.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 1999 were:


TABLE 2 - OVER $100,000 MATURITY SCHEDULE
-----------------------------------------------------------
   DECEMBER 31, 1999                      TIME CERTIFICATES
   (IN THOUSANDS)                             OF DEPOSIT
-----------------------------------------------------------

  3 months or less                            $171,423

  Over 3 months through 6 months                52,872

  Over 6 months through 12 months               53,431

  Over 12 months                                35,485

------------------------------------------------------------
    Total                                     $313,211
------------------------------------------------------------


SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 4.61%, 4.77% and 4.76% for 1999, 1998 and 1997, respectively. By comparison, the average federal funds rate was 4.97%, 5.35% and 5.46% for 1999, 1998 and 1997, respectively. In 1999, average short-term borrowings were $295 million compared to $190 million in 1998 and $163 million in 1997. The increase in average short-term borrowings in 1999 and 1998 was needed to help fund the increase in the average balance of loans and investments and to repay long-term debt. Average short-term borrowings were less than 12% of average assets in all years.

LONG-TERM DEBT: Long-term debt is a result of borrowings from the Federal Home Loan Bank. These borrowings were reduced in 1999, 1998 and late 1997 as more attractive rates were available in short-term markets.

STOCKHOLDERS' EQUITY: The ratio of average stockholders' equity to average total assets was 9.35% in 1999, 9.70% in 1998 and 9.33% in 1997.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, as accumulated other income which is part of the Corporation's equity. While the effects of this accounting is not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, was $(7.5), $7.5, and $7.0 million at year-end 1999, 1998 and 1997, respectively.

INVESTMENT OF FUNDS
LOANS: Average loans, net of unearned income, were $1,715 million in 1999 compared to $1,601 million in 1998 and $1,528 million in 1997. The average yield on loans was 8.85% in 1999 compared to 9.25% in 1998 and 9.36% in 1997. The average prime lending rate in 1999 was 7.99% compared to 8.35% in 1998 and 8.44% in 1997. Approximately 66% of loan balances mature or reprice within one year. This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, increased by $192 million or 11.7% in 1999 and by $50 million or 3.1% in 1998. Consumer loans increased by $76 million or 22.7% to $408 million at year-end 1999 compared to an increase of $19 million or 6.0% for 1998. Total lease outstandings increased by $57 million or 93.4% to $117 million at year-end 1999 compared to an increase of $26 million or 73.1% for 1998. These large increases in 1999 were primarily due to strong demand for automobile loans and leases. As a percentage of assets, year-end loan balances were 69.6%, 66.7% and 69.6% in 1999, 1998 and 1997, respectively.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE
--------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)    1999         1998         1997         1996         1995
--------------------------------------------------------------------------------

  Commercial,
   financial and
   agriculture    $  236,718   $  217,504   $  212,970   $  224,912   $  211,535

  Real estate -
   construction       72,968       70,998       65,548       70,359       52,084

  Real estate -
   residential       693,930      679,239      708,768      617,018      585,739

  Real estate -
   commercial        305,193      280,789      256,074      215,372      200,675

  Consumer, net      407,849      332,320      313,517      320,831      282,618

  Leases, net        117,290       60,662       35,050       23,532       22,717

--------------------------------------------------------------------------------
    Total Loans   $1,833,948   $1,641,512   $1,591,927   $1,472,024   $1,355,368
--------------------------------------------------------------------------------


TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION
----------------------------------------------------------------------------

                                             OVER ONE      OVER
   DECEMBER 31, 1999             ONE YEAR    THROUGH       FIVE
   (IN THOUSANDS)                OR LESS    FIVE YEARS     YEARS     TOTAL
----------------------------------------------------------------------------

  Commercial, financial and
   agriculture                    $95,142    $65,996     $ 75,580   $236,718

  Real estate - construction       34,010      4,597       34,361     72,968

----------------------------------------------------------------------------
   Total                         $129,152    $70,593     $109,941   $309,686
----------------------------------------------------------------------------

  Total of these selected loans
    due after one year with:
     Fixed interest rate                                            $ 52,972

     Floating interest rate                                         $127,562
----------------------------------------------------------------------------


INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. The Corporation classifies approximately 99% of its securities as available-for-sale -- see Footnote 4 to the financial statements. These securities are carried on the books at the estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as comprehensive other income which is part of the Corporation's equity. Management classifies a large portion of the securities portfolio as available-for-sale so that these securities will be available to be sold in future periods in carrying out the Corporation's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

The Corporation's investment strategy is dynamic. As conditions change over time, the Corporation's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. The Corporation regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield from the investment portfolio. Park realized security losses of $3.6 million in 1999 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. Interest rates on U.S. Treasury securities with a five year maturity increased to 6.36% at December 31, 1999 compared to 4.56% at December 31, 1998. This increase in interest rates provided the Corporation with an opportunity to realize security losses and reinvest at higher interest rates. The Corporation's strategy has generally been to reinvest the proceeds from the sale of securities at a loss into higher yielding securities with modest extension of maturities.

The average yield on taxable investment securities was 6.61%, 6.91%, and 7.00% for 1999, 1998, and 1997, respectively. The average maturity or repricing of the taxable investment portfolio was approximately 5.1 years at year-end 1999 compared to 2.7 years at year-end 1998 and 3.1 years at year-end 1997. The extension of the average maturity of the investment portfolio in 1999 was primarily due to callable U.S. Agency securities of approximately $200 million being priced to their maturity of 7.5 years compared to their first call date in
2.5 years. If interest rates were to decline in 2000, the average maturity of the taxable portfolio could shorten by two years.

The Corporation's tax-exempt securities portfolio was approximately 16% of the total securities portfolio at year-end 1999 compared to 17% at year-end 1998 and 16% at year-end 1997. The average tax-equivalent yield on tax-exempt securities was 7.25%, 7.33% and 7.82% for 1999, 1998 and 1997, respectively. The average maturity of the tax-exempt portfolio was 7.9 years at year-end 1999 compared to
6.7 years at year-end 1998 and 7.1 years at year-end 1997.

Total year-end investment securities decreased by $29 million or 4.5% in 1999 compared to an increase of $112 million or 20.7% in 1998. Year-end 1999 loan totals increased by $192 million or 11.7% compared to an increase of $50 million or 3.1% in 1998. The investment security portfolio was reduced in 1999 to help fund the faster growth in the loan portfolio.

The following table sets forth the book value of investment securities at year end:

TABLE 5 - INVESTMENT SECURITIES
-------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)                                     1999      1998      1997
-------------------------------------------------------------------------------

  Obligations of U.S. Treasury and other
    U.S. Government agencies                        $201,527  $175,530  $159,248

  Obligations of states and political subdivisions   102,333   110,616    87,367

  U.S. Government asset-backed securities
    and other asset-backed securities                295,279   344,936   274,234

  Other securities                                    24,191    21,385    19,881

--------------------------------------------------------------------------------
    Total                                           $623,330  $652,467  $540,730
--------------------------------------------------------------------------------


EARNING RESULTS
The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $8.2 million or 7.6% to $115.9 million for 1999 compared to an increase of $4.4 million or 4.3% to $107.7 million for 1998. The net yield on interest earning assets was stable at 5.04% for 1999 compared to 5.05% for 1998 and 1997. Similarly, the net interest rate spread -- the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities was within the narrow range of 4.36% to 4.42% for all three years. The increase in net interest income for both 1999 and 1998 was primarily due to the growth in average interest earning assets.

The yield on average interest earning assets was 8.26% in 1999 compared to 8.65% in 1998 and 8.75% in 1997. The average prime lending rate was approximately 7.99% for 1999 compared to 8.35% for 1998 and 8.44% for 1997. Market interest rates increased during the fourth quarter of 1999 and the prime lending rate increased to 8.50% at year-end 1999. About one-third of the Corporation's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to increase in 2000. Average interest earning assets increased by $181 million or 8.3% to $2,359 million in 1999 compared to an increase of $94 million or 4.5% to $2,179 million in 1998.

The average rate paid on average interest bearing liabilities was 3.84% in 1999 compared to 4.29% in 1998 and 4.38% in 1997. The average rate paid on deposits was 3.70% for 1999 compared to 4.22% for 1998 and 4.28% for 1997. The Corporation increased certain deposit rates during the fourth quarter of 1999 as a result of the increase in market interest rates. The average rate paid on deposits is expected to increase in 2000 and offset the expected increase in the average yield on interest earning assets. Average interest bearing liabilities increased by $155 million or 8.5% to $1,981 million in 1999 compared to an increase of $65 million or 3.7% to $1,825 million in 1998. Average interest bearing deposits as a percentage of average interest bearing liabilities were 85.0% in 1999, 88.8% in 1998, and 88.1% in 1997.

TABLE 6 - DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                       1999                          1998                           1997
   (DOLLARS IN THOUSANDS)                   DAILY              AVERAGE    DAILY                AVERAGE   DAILY              AVERAGE
                                           AVERAGE  INTEREST     RATE    AVERAGE  INTEREST      RATE    AVERAGE  INTEREST    RATE
-----------------------------------------------------------------------------------------------------------------------------------

  ASSETS
  INTEREST EARNING ASSETS:
   Loans (1) (2)                        $1,715,050  $151,718     8.85% $1,600,510 $148,085      9.25% $1,527,694 $142,934     9.36%

   Taxable investment securities           539,722    35,675     6.61%    481,867   33,290      6.91%    474,707   33,229     7.00%

   Tax-exempt investment securities (3)    103,927     7,536     7.25%     93,472    6,850      7.33%     73,613    5,757     7.82%

   Federal funds sold                          490        30     6.12%      2,678      152      5.68%      8,132      460     5.66%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EARNING ASSETS       2,359,189   194,959     8.26%  2,178,527  188,377      8.65%  2,084,146  182,380     8.75%
-----------------------------------------------------------------------------------------------------------------------------------

  NONINTEREST EARNING ASSETS:
   Allowance for possible loan losses      (40,081)                       (37,643)                       (34,346)

   Cash and due from banks                  86,899                         79,149                         71,244

   Premises and equipment, net              26,534                         27,563                         27,361

   Other assets                             84,950                         87,887                         71,177

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                              $2,517,491                     $2,335,483                     $2,219,582
-----------------------------------------------------------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST BEARING LIABILITIES:
   Transaction accounts                $   391,994   $ 7,196     1.84% $  366,890 $  8,438      2.30% $  364,776 $  8,926     2.45%

   Savings deposits                        284,295     5,685     2.00%    281,106    7,557      2.69%    278,371    7,823     2.81%

   Time deposits                         1,007,730    49,503     4.91%    972,163   52,346      5.38%    907,718   49,699     5.48%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING DEPOSITS     1,684,019    62,384     3.70%  1,620,159   68,341      4.22%  1,550,865   66,448      4.28%
-----------------------------------------------------------------------------------------------------------------------------------

   Short-term borrowings                   295,309    13,601     4.61%    190,175    9,079      4.77%    162,626    7,738      4.76%

   Long-term debt                            1,254        78     6.22%     15,099      875      5.80%     46,652    2,846      6.10%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING LIABILITIES  1,980,582    76,063     3.84%  1,825,433   78,295      4.29%  1,760,143   77,032      4.38%
-----------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST BEARING LIABILITIES:
   Demand deposits                         277,452                        256,817                        228,598

   Other                                    23,989                         26,632                         23,842

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONINTEREST BEARING LIABILITIES 301,441                        283,449                        252,440
-----------------------------------------------------------------------------------------------------------------------------------

   Stockholders' equity                    235,466                        226,601                        206,999

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                              $2,517,489                     $2,335,483                     $2,219,582
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest earnings                             $118,896                       $110,082                      $105,348

  Net interest spread                                            4.42%                          4.36%                          4.37%

  Net yield on interest earning assets                           5.04%                          5.05%                          5.05%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Loan income includes net fee loan income/(expense) of $(53) in 1999, $1,210 in 1998 and $1,448 in 1997. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 1999, 1998 and 1997. The taxable equivalent adjustment was $826 in 1999, $453 in 1998 and $434 in 1997.

(2) For purposes of this computation, nonaccrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 1999, 1998 and 1997. The taxable equivalent adjustment was $2,213 in 1999, $1,978 in 1998 and $1,658 in 1997.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

------------------------------------------------------------------------------------------------------
                              Change from 1998 to 1999              Change from 1997 to 1998
   (In thousands)             Volume        Rate         Total      Volume         Rate        Total
------------------------------------------------------------------------------------------------------
  Increase (decrease) in:
   Interest income:
------------------------------------------------------------------------------------------------------
     TOTAL LOANS             $ 10,246     $ (6,613)    $  3,633     $  6,828     $ (1,677)    $  5,151
------------------------------------------------------------------------------------------------------

   Taxable investments          3,875       (1,490)       2,385          494         (433)          61

   Tax-exempt investments         761          (75)         686        1,472         (379)       1,093

   Federal funds sold            (133)          11         (122)        (309)           1         (308)
------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME     14,749       (8,167)       6,582        8,485       (2,488)       5,997
------------------------------------------------------------------------------------------------------

  Interest expense:
   Transaction accounts           544       (1,786)      (1,242)          52         (540)        (488)

   Savings accounts                85       (1,957)      (1,872)          75         (341)        (266)

   Time deposits                1,858       (4,701)      (2,843)       3,550         (903)       2,647

   Short-term borrowings        4,837         (315)       4,522        1,325           16        1,341

   Long-term debt                (855)          58         (797)      (1,837)        (134)      (1,971)
------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE     6,469       (8,701)      (2,232)       3,165       (1,902)       1,263
------------------------------------------------------------------------------------------------------
     NET VARIANCE            $  8,280     $    534     $  8,814     $  5,320     $   (586)    $  4,734
------------------------------------------------------------------------------------------------------

OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $2.8 million or 11.8% to $26.7 million in 1999 and increased by $3.2 million or 15.3% to $23.9 million in 1998 compared to $20.7 million for 1997. Service charges on deposit accounts increased by $850,000 or 12.5% in 1999 and by $515,000 or 8.2% in 1998 due primarily to increases in the number of transaction accounts. Additionally, in 1999 there was a fee increase on transaction accounts which was implemented during the middle of the year.

The subcategory of "other" increased by $2.0 million or 29.4% in 1999 and increased by $1.2 million or 21.6% in 1998 due primarily to increased fees from check card and ATM products. The increased fee income is primarily due to an increase in the usage of these electronic cards and to a lesser extent fee increases.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other nonyield related loan fees in the subcategory other service income. For 1999, other service income decreased by $614,000 or 11.9% due primarily to the decrease in fixed rate mortgage loan volume compared to an increase of $1.6 million or 43.1% in 1998 due to a large increase in fixed rate mortgage loan production. Fixed rate mortgage loan volume is greatly dependent on the level of interest rates and the slope of the yield curve.

Income from fiduciary activities increased by $581,000 or 11.4% in 1999 due primarily to increases in assets under management for new trust department customers.

Losses on sale of securities were $3.6 million in 1999 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. The proceeds from the sales of securities in 1999 were generally invested in higher yielding, longer maturity securities to take advantage of an upward sloping yield curve. Lower overall interest rates and a flat yield curve prevented sales for losses and related reinvestments in 1998 and 1997. During 1999, 1998, and 1997, the Corporation had no investment in off-balance sheet derivative instruments.

OTHER EXPENSE: Total other expense increased by $3.2 million or 5.0% to $67.5 million in 1999 and increased by $1.9 million or 3.0% to $64.3 million in 1998 compared to $62.4 million for 1997. An increase in total other expense of approximately $2.0 million in 1997 was due to one-time expenses related to the May 1997 merger with First-Knox. These expenses were absorbed by First-Knox in 1997.

Salaries and employee benefits increased by $3.2 million or 10.0% in 1999 compared to a decrease of $150,000 or .5% in 1998. Included in 1997, are one-time expenses related to the First-Knox merger of approximately $1.9 million for deferred employee payments, stock appreciation rights, and employee benefits expense. Exclusive of the $1.9 million one-time expense in 1997, salaries and employee benefits expense would have increased 5.8% in 1998. Full-time equivalent employees at year-end were 1,023 in 1999, 1,007 in 1998 and 978 in 1997.

Data processing fees increased by $642,000 or 14.2% in 1999 compared to a decrease of $788,000 or 14.9% in 1998. The decrease in data processing expense in 1998 was due to efficiencies achieved from converting First-Knox to Park's data processing system at the end of 1997. The increase in data processing expense in 1999 was due to an upgrade in the mainframe equipment and to additional expenses related to Year 2000 compliance.

Furniture and equipment expense decreased by $805,000 or 16.7% in 1999 compared to a large increase of $1.1 million or 30.6% in 1998. The increase in 1998 was primarily due to $1.0 million in increased depreciation expense on computer hardware and software as their estimated useful lives were shortened from five years to three years. Some of the older computer equipment was not Year 2000 compliant and accordingly was completely written-off in 1998. Exclusive of the $1.0 million one time expense in 1998, furniture and equipment expense would have increased 5.1% in 1999.

The subcategory "other expense" increased by $1.2 million or 25.3% in 1998. The large increase in 1998 was primarily due to an increase in depreciation expense from operating leases, in supplies expense, and Year 2000 compliance expense.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.0% in 1999, 31.3% in 1998 and 30.9% in 1997. A lower tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans.

CREDIT EXPERIENCE
PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions. In 1997, First-Knox absorbed an increase in the loan loss provision charged to earnings in order to bring its allowance for possible loan losses into alignment with other Corporation affiliates. The impact of this was partially offset by a reduced loan loss provision at Park National Division.

The allowance for possible loan losses at December 31, 1999 totaled $41.3 million and represented 2.25% of total loans outstanding at December 31, 1999 compared to $38.0 million or 2.31% of total loans outstanding at December 31, 1998 and $35.6 million or 2.24% of total loans outstanding at December 31, 1997. The provision for loan losses was $7.0 million for 1999 compared to $6.8 million for 1998 and $7.0 million for 1997. Net charge-offs were $3.7 million for 1999 compared to $4.4 million for 1998 and $3.8 million for 1997.

Management believes that the allowance for possible loan losses at year-end 1999 is adequate to absorb estimated credit losses in the loan portfolio. See Footnote 1 to the financial statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

--------------------------------------------------------------------------------------------------------
   (IN THOUSANDS)                         1999         1998           1997           1996         1995
--------------------------------------------------------------------------------------------------------
  AVERAGE LOANS
   (NET OF UNEARNED
   INTEREST)                          $1,715,050    $1,600,510    $1,527,694    $1,379,973    $1,318,275

  ALLOWANCE FOR POSSIBLE LOAN LOSSES:
   Beginning Balance                  $   37,989    $   35,595    $   32,347    $   29,239    $   25,438

   CHARGE-OFFS:
     Commercial                            1,014           663         1,332           868           407
     Real estate                           1,827         1,569         1,265           185           471
     Consumer                              4,210         4,976         3,530         2,971         2,019
     Leases                                  263           184           144           414            55
--------------------------------------------------------------------------------------------------------
      TOTAL CHARGE-OFFS                    7,314         7,392         6,271         4,438         2,952
--------------------------------------------------------------------------------------------------------
   RECOVERIES:
     Commercial                              331           368           400           420           175
     Real estate                           1,471         1,008           696           365           171
     Consumer                              1,708         1,521         1,198         1,404         1,074
     Leases                                  112            91           226            63            85
--------------------------------------------------------------------------------------------------------
      TOTAL RECOVERIES                     3,622         2,988         2,520         2,252         1,505
--------------------------------------------------------------------------------------------------------
        NET CHARGE-OFFS                    3,692         4,404         3,751         2,186         1,447
--------------------------------------------------------------------------------------------------------
     Provision charged
     to earnings                           6,969         6,798         6,999         5,294         5,248
--------------------------------------------------------------------------------------------------------
   ENDING BALANCE                     $   41,266    $   37,989    $   35,595    $   32,347    $   29,239
--------------------------------------------------------------------------------------------------------
  RATIO OF NET CHARGE-OFFS
   TO AVERAGE LOANS                         0.22%         0.28%         0.25%         0.16%         0.11%

  RATIO OF ALLOWANCE FOR
   POSSIBLE LOAN LOSSES TO
   END OF YEAR LOANS, NET
   OF UNEARNED INTEREST                     2.25%         2.31%         2.24%         2.20%         2.16%
--------------------------------------------------------------------------------------------------------

The following table summarizes Park's allocation of the allowance for possible loan losses. However, the total allowance for possible loan losses is available to absorb losses from any segment of the loan portfolio.

TABLE 9 - ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

-----------------------------------------------------------------------------------------------------------------------------------
                    1999                    1998                     1997                   1996                        1995

DECEMBER 31,            PERCENT OF             PERCENT OF                PERCENT OF               PERCENT OF              PERCENT OF
(DOLLARS IN             LOANS PER              LOANS PER                 LOANS PER                LOANS PER               LOANS PER
THOUSANDS)   ALLOWANCE  CATEGORY    ALLOWANCE  CATEGORY      ALLOWANCE   CATEGORY     ALLOWANCE   CATEGORY     ALLOWANCE  CATEGORY
-----------------------------------------------------------------------------------------------------------------------------------

  Commercial  $10,379       12.91%     $10,332       13.25%   $10,116      13.38%       $ 8,996        15.28%    $ 8,779     15.61%

  Real estate  11,950       58.46%      11,775       62.81%    11,420      64.73%         9,902        61.32%      8,071     61.86%

  Consumer     15,127       22.24%      13,791       20.24%    12,541      19.69%        12,513        21.80%     11,474     20.85%

  Leases        3,810        6.39%       2,091        3.70%     1,518       2.20%           936         1.60%        915      1.68%

-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL      $41,266      100.00%     $37,989      100.00%   $35,595     100.00%       $32,347       100.00%    $29,239    100.00%
-----------------------------------------------------------------------------------------------------------------------------------

As of December 31, 1999, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

NON-PERFORMING ASSETS: Non-performing loans include: l) loans whose interest is accounted for on a non-accrual basis; 2) loans whose terms have been renegotiated; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue. Other real estate owned results from taking title to property used as collateral for a defaulted loan.

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS
--------------------------------------------------------------------------------
   DECEMBER 31,
--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)           1999    1998    1997    1996     1995
--------------------------------------------------------------------------------
  Nonaccrual loans                 $2,638  $2,155  $2,060  $2,301  $2,425

  Renegotiated loans                  429     492   1,642   2,348   2,525

  Loans past due 90 days
   or more                          2,035   2,314   2,512   2,963   1,640
--------------------------------------------------------------------------------
   TOTAL NONPERFORMING
     LOANS                          5,102   4,961   6,214   7,612   6,590
--------------------------------------------------------------------------------
  OTHER REAL ESTATE OWNED             558     238     300     329     183
--------------------------------------------------------------------------------
   TOTAL NONPERFORMING
     ASSETS                        $5,660  $5,199  $6,514  $7,941  $6,773
--------------------------------------------------------------------------------
  PERCENTAGE OF
   NONPERFORMING LOANS
   TO LOANS, NET OF
   UNEARNED INTEREST                0.28%    0.30%   0.39%   0.52%   0.49%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO LOANS, NET
   UNEARNED INTEREST                0.31%    0.32%   0.41%   0.54%   0.50%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO TOTAL ASSETS                  0.22%   0.21%   0.28%   0.36%   0.34%
--------------------------------------------------------------------------------


Tax equivalent interest income from loans of $151.7 million for 1999 would have increased by $136,000 if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 1999 in the approximate amount of $307,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $42.6 million of loans included on the Corporation's watch list of potential problem loans at December 31, 1999 compared to $36.2 million at year-end 1998 and $17.6 million at year-end 1997. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms and conditions for those loans identified for inclusion on the watch list.


YEAR 2000 UPDATE
The Corporation's operations achieved a successful transition to year 2000 (Y2K). No disruptions in services have been detected. All customer and internal systems including ATMs, audio response systems and other computer-dependent services are operating in a normal manner.

The costs incurred to address the Y2K issue in implementing the Corporation's year 2000 plan in 1997, 1998 and 1999 are not material to the Corporation's financial statements and do not impact the comparability of information.

Management believes the risk of continued exposure to date-related computer problems is low. During the testing process for Y2K all sensitive dates beyond December 31, 1999 were tested and it was determined that the systems are compliant.

The Corporation will continue to monitor its performance throughout year 2000 with regard to date-related computer problems.

CAPITAL RESOURCES
LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents increased by $3.9 million during 1999 to $104.2 million at year end. Cash provided by operating activities was $59.3 million in 1999, $42.8 million in 1998, and $44.8 million in 1997. Net income was the primary source of cash for operating activities during each year. Cash used in investing activities was $197.9 million in 1999, $166.1 million in 1998, and $93.4 million in 1997. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $195.1 million in 1999, $53.2 million in 1998, and $111.3 million in 1997. Cash of $2.6 million and $6.7 million was used in 1999 and 1997, respectively, to purchase branch offices and $11.6 million was used to acquire the related loans in 1997.

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $2.7 million of cash in 1999, used $109.4 million of cash in 1998 and provided $38.9 million in 1997. Cash provided by financing activities was $142.5 million in 1999, $130.0 million in 1998, and $60.4 million in 1997. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $60.5 million in 1999, $84.8 million in 1998 and $42.4 million in 1997. The purchase of deposits with the branch offices in 1999 and 1997 provided cash of $14.9 million and $49.2 million, respectively.

Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $101.5 million in 1999 and $95.0 million in 1998 and $16.5 million in 1997. Cash was used to repay long-term debt of $8.4 million in 1999, $22.4 million in 1998 and $31.5 million in 1997.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,300 million or 52.9% of interest earning assets at year-end 1999. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

An asset/liability committee monitors and forecasts rate sensitive assets and liabilities and develops strategies and pricing policies to influence the acquisition of certain assets and liabilities. The purpose of these efforts is to guard the Corporation from adverse impacts of unforeseen swings in interest rates and to enhance the net income of the Corporation by accepting a limited amount of interest rate risk, based on interest rate projections.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 1999:

TABLE 11 - INTEREST RATE SENSITIVITY

------------------------------------------------------------------------------------------------
   (DOLLARS                0-3           3-12       1-3         3-5        OVER 5
    IN THOUSANDS)        MONTHS         MONTHS    YEARS        YEARS       YEARS       TOTAL
------------------------------------------------------------------------------------------------
  INTEREST RATE
   SENSITIVE ASSETS:
   Investment
     securities(1)   $    26,424    $  55,397    $ 192,649    $102,343    $246,517    $  623,330

   Loans(1)              524,926      693,096      343,496     179,938      92,492     1,833,948
------------------------------------------------------------------------------------------------
     TOTAL INTEREST
      EARNING
      ASSETS             551,350      748,493      536,145     282,281     339,009     2,457,278
------------------------------------------------------------------------------------------------
  INTEREST BEARING
   LIABILITIES:
   Interest Bearing
     Checking(2)          60,559           --      181,676          --          --       242,235

   Savings
     accounts(2)         137,687           --      137,687          --          --       275,374

   Money market
     checking            150,226           --           --          --          --       150,226

   Time deposits         372,437      408,659      224,546      48,384       2,568     1,056,594

   Other                   1,427           --           --          --          --         1,427
------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS      722,336      408,659      543,909      48,384       2,568     1,725,856
------------------------------------------------------------------------------------------------
   Short-term
     borrowings          348,199           --           --          --          --       348,199

   Long-term debt             --            2            4           5          65            76
------------------------------------------------------------------------------------------------
     TOTAL INTEREST
      BEARING
      LIABILITIES      1,070,535      408,661      543,913      48,389       2,633     2,074,131
------------------------------------------------------------------------------------------------
  INTEREST RATE
   SENSITIVITY GAP      (519,185)     339,832       (7,768)    233,892     336,376       383,147

  CUMULATIVE RATE
   SENSITIVITY GAP      (519,185)    (179,353)    (187,121)     46,771     383,147

  CUMULATIVE GAP AS
   A PERCENTAGE OF
   TOTAL INTEREST
   EARNING ASSETS         -21.13%       -7.30%       -7.61%       1.90%      15.59%
------------------------------------------------------------------------------------------------

(1)Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2)Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative 7.30% to a negative 20.30%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 1999, the cumulative interest bearing liabilities maturing or repricing within twelve months were $1,479 million compared to the cumulative interest earning assets maturing or repricing within twelve months of $1,300 million. For the twelve months, rate sensitive liabilities exceed rate sensitive assets by $179 million or 7.3% of earning assets. This is expressed in the table as a negative number because cumulative rate sensitive liabilities within twelve months exceed cumulative rate sensitive assets within twelve months.

A negative twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would modestly decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

The cumulative twelve month interest rate sensitivity gap position at December 31, 1998 was a negative $148 million or 6.5% of interest earning assets compared to a negative $179 million or a negative 7.3% of interest earning assets at December 31, 1999. This change in the cumulative twelve month interest rate sensitivity gap of a negative $31 million was primarily due to an increase in short-term borrowings. The cumulative interest bearing liabilities maturing or repricing within one year as a percentage of total interest earning assets was 60.2% at December 31, 1999 compared to 58.1% at December 31, 1998.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. This model also includes management's projections for activity levels of various balance sheet instruments and noninterest fee income and operating expense. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model. These assumptions are inherently uncertain and as a result, the model cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income and net income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 1999, the earnings simulation model projected that net income would decrease by 1.6% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year. At December 31, 1998, the earnings simulation model projected that net income would increase by .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year and at December 31, 1997, the earnings simulation model projected that net income would increase by 2.2% using a rising interest rate scenario and decrease by 2.2% using a declining interest rate scenario over the next year. During the past two years, Park's balance sheet has become more liability sensitive with the result that rising interest rates are projected to slightly reduce net income.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 1999, the Corporation's equity capital was $239.6 million, an increase of 1.7% over the equity capital at December 31, 1998. Stockholders' equity at December 31, 1999 was 9.09% of total assets compared to 9.58% of total assets at December 31, 1998.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 1999. At year-end 1999, the Corporation had a risk-based capital ratio of 14.41% or capital above the minimum required by $114.7 million. The capital standard of tier l capital to risk-based assets is 4% at December 31, 1999. Tier l capital includes stockholders' equity net of goodwill and any other intangible assets. At year-end 1999, the Corporation had a tier l capital to risk-based assets ratio of 13.15% or capital above the minimum required by $163.6 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 1999, the Corporation had a leverage capital ratio of 9.05% or capital above the minimum required by $131.2 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 1999. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 1999:

TABLE 12 - CAPITAL RATIOS
--------------------------------------------------------------------------------
                                                          TIER 1        TOTAL
   DECEMBER 31, 1999                       LEVERAGE     RISK-BASED    RISK-BASED
--------------------------------------------------------------------------------
  Park National Bank                          6.30%         8.54%        10.93%

  Richland Trust Company                      6.01%        10.44%        11.70%

  Century National Bank                       5.97%        10.28%        11.54%

  First-Knox National Bank                    5.83%         8.28%        11.92%

  Park National Corporation                   9.05%        13.15%        14.41%

  Minimum Capital Ratio                       4.00%         4.00%         8.00%

  Well Capitalized Ratio                      5.00%         6.00%        10.00%
--------------------------------------------------------------------------------


[GRAPH]
RISK-BASED CAPITAL RATIOS (December 31, 1999)
--------------------------------------------------------------------------------

                             LEVERAGE            TIER 1          TOTAL
--------------------------------------------------------------------------------

Park                            9.05%            13.15%          14.41%

Well-Capitalized                5.00%             6.00%          10.00%

Regulatory Minimum              4.00%             4.00%           8.00%



[GRAPH]
AVERAGE STOCKHOLDERS' EQUITY (millions)

1999          1998         1997        1996          1995

$235.5       $226.6       $207.0      $187.8        $168.4


EFFECTS OF INFLATION: Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature and therefore, differ greatly from most commercial and industrial companies which have significant investments in premises, equipment and inventory. During periods of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power, which does have an impact on growth. Another significant effect on internal equity growth is other expenses, which tend to rise during periods of inflation.

Management believes the most significant impact on financial results is Park's ability to align its asset/liability management program to react to changes in interest rates.

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------
   DECEMBER 31,
   (DOLLARS IN THOUSANDS,            1999           1998           1997            1996            1995
   EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------
  RESULTS OF OPERATIONS:
   Interest income              $   191,920     $  185,946    $   180,288     $   163,193     $   150,288

   Interest expense                  76,063         78,295         77,032          69,155          64,347

   Net interest income              115,857        107,651        103,256          94,038          85,941

   Gain/(loss) on sale
     of securities                   (3,608)            97             (7)         (1,324)           (634)

   Noninterest income                26,696         23,872         20,708          17,984          16,683

   Noninterest expense               67,540         64,309         62,408          59,112          56,501

   Provision for loan losses          6,969          6,798          6,999           5,294           5,248

   Net income                        45,747         41,572         37,693          31,700          27,829

  PER SHARE:
   Net income - basic                  4.69           4.24           3.82            3.23            2.82

   Net income - diluted                4.67           4.22           3.81            3.22            2.81

   Cash dividends declared             2.36           1.94           1.60            1.38            1.19

  AVERAGE BALANCES:
   Loans                        $ 1,715,050     $1,600,510    $ 1,527,694     $ 1,379,973     $ 1,318,275

   Investment securities            643,649        575,339        548,320         472,107         421,089

   Money market instruments
     and other                          490          2,678          8,132          39,573          17,325

---------------------------------------------------------------------------------------------------------
     TOTAL EARNING ASSETS         2,359,189      2,178,527      2,084,146       1,891,653       1,756,689
---------------------------------------------------------------------------------------------------------
   Noninterest bearing deposits     277,452        256,817        228,598         207,262         196,406

   Interest bearing deposits      1,684,019      1,620,159      1,550,865       1,420,919       1,317,325
---------------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS               1,961,471      1,876,976      1,779,463       1,628,181       1,513,731
---------------------------------------------------------------------------------------------------------
   Short-term borrowings            295,309        190,175        162,626         126,721         139,035

   Long-term debt                     1,254         15,099         46,652          46,497          33,413

   Stockholders' equity             235,466        226,601        206,999         187,755         168,432

   Total assets                   2,517,489      2,335,483      2,219,582       2,011,795       1,872,999

  RATIOS:
   Return on average assets            1.82%          1.78%          1.70%           1.58%           1.49%

   Return on average equity           19.43%         18.35%         18.21%          16.88%          16.52%

   Net interest margin(1)              5.04%          5.05%          5.05%           5.09%           5.02%

   Noninterest expense to
     net revenue(1)                   46.39%         48.01%         49.51%          52.34%          54.24%

   Dividend payout ratio              50.41%         45.84%         41.93%          40.66%          38.45%

   Average stockholders' equity
     to average total assets           9.35%          9.70%          9.33%           9.33%           8.99%

   Leveraged capital                   9.05%          9.06%          8.91%           8.73%           9.06%

   Tier 1 capital                     13.15%         13.64%         13.46%          13.16%          14.06%

   Risk-based capital                 14.41%         14.92%         14.72%          14.42%          15.30%
---------------------------------------------------------------------------------------------------------

(1)Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 1999 and 1998. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation and share and per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.











TABLE 14 - QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------
                                                      THREE MONTHS ENDED
   (DOLLARS IN THOUSANDS,          -------------------------------------------------------
   EXCEPT PER SHARE DATA)            MARCH 31        JUNE 30       SEPT. 30        DEC. 31
------------------------------------------------------------------------------------------
  1999:
   Interest income                $    46,241    $    46,884    $    48,329    $   50,466

   Interest expense                    18,343         18,145         19,226        20,349

   Net interest income                 27,898         28,739         29,103        30,117

   Provision for loan losses            1,545          2,009          1,555         1,860

   Loss on sale of securities              --           (255)          (707)       (2,646)

   Income before income taxes          16,524         16,872         16,687        14,353

   Net income                          11,598         12,003         11,800        10,346

   Per share data:
     Net income - basic                  1.19           1.23           1.21          1.06

     Net income - diluted                1.18           1.22           1.21          1.06

   Weighted-average common
     stock outstanding - basic      9,771,925      9,762,958      9,743,255     9,736,488

   Weighted-average common
     stock equivalent - diluted     9,810,600      9,796,100      9,780,011     9,786,099
-----------------------------------------------------------------------------------------
  1998:
   Interest income                $    45,560    $    46,450    $    46,939    $   46,997

   Interest expense                    19,235         19,604         20,089        19,367

   Net interest income                 26,325         26,846         26,850        27,630

   Provision for loan losses            1,674          1,674          1,674         1,776

   Gain on the sale of securities          97             --             --            --

   Income before income taxes          15,305         15,815         15,561        13,832

   Net income                          10,583         10,949         10,766         9,274

   Per share data:
     Net income - basic                  1.07           1.12           1.10          0.95

     Net income - diluted                1.07           1.11           1.10          0.94

   Weighted-average common
     stock outstanding - basic      9,856,259      9,820,318      9,782,803     9,770,947

   Weighted-average common
     stock equivalent - diluted     9,903,490      9,867,825      9,834,681     9,817,211
-----------------------------------------------------------------------------------------

Park's common stock (symbol:PRK) is traded on the American Stock Exchange
(AMEX). At December 31, 1999, the Corporation had 2,780 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 1999 and 1998, as reported by AMEX. The sales prices and dividends per share have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 15 - MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------
                                                                         CASH
                                                                       DIVIDEND
                                                            LAST       DECLARED
                                  HIGH           LOW        PRICE      PER SHARE
--------------------------------------------------------------------------------
  1999:
   First Quarter              $    99.05    $   87.33    $   91.42    $   0.57

   Second Quarter                  95.23        87.38        95.23        0.57

   Third Quarter                   96.19        90.72        96.19        0.57

   Fourth Quarter                 116.00        91.19        96.00        0.65
--------------------------------------------------------------------------------
  1998:
   First Quarter              $    90.47    $   80.95    $   90.47    $   0.46

   Second Quarter                  98.03        85.00        96.13        0.46

   Third Quarter                  102.14        90.00        99.05        0.46

   Fourth Quarter                 101.42        86.19        98.09        0.57
--------------------------------------------------------------------------------

                            STOCKHOLDERS INFORMATION

--------------------------------------------------------------------------------
STOCK LISTING:
      AMEX Symbol - PRK
      CUSIP #700658107


GENERAL STOCKHOLDER INQUIRIES:
      Park National Corporation
      David C. Bowers, Secretary
      50 North Third Street
      Post Office Box 3500
      Newark, Ohio 43058-3500
      740/349-3708


DIVIDEND REINVESTMENT PLAN:
      The Corporation offers a plan whereby participating stockholders can purchase additional shares of Park National Corporation common stock through automatic reinvestment of their regular quarterly cash dividends. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the Corporation. Details of the Plan and an enrollment card can be obtained by contacting the Secretary as indicated above.


DIRECT DEPOSIT OF DIVIDENDS:
      The Corporation's stockholders may have their dividend payments directly deposited into their checking, savings or money market account. This direct deposit of dividends is free for all stockholders. If you have any questions or need an enrollment form, please contact the Corporation's Stock Transfer Agent and Registrar indicated below.


STOCK TRANSFER AGENT AND REGISTRAR:
      First-Knox National Bank
      P.O. Box 871
      One South Main Street
      Mount Vernon, Ohio 43050-0871
      800/837-5266


FORM 10-K:
      Copies of Park National Corporation's Form 10-K for 1999, including financial statements, may be obtained, without charge, by contacting the Secretary as indicated above.


INTERNET ADDRESS:
      www.parknationalcorp.com


E-MAIL:
      main@parknationalbank.com

                         REPORT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------
To the Board of Directors and Stockholders
Park National Corporation





We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                                         /s/ Ernst & Young LLP




January 18, 2000

                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1999 and 1998 (Dollars in thousands)

                                     ASSETS
                                                                                        1999            1998
---------------------------------------------------------------------------------------------------------------
   Cash and due from banks                                                        $   104,222         $100,291

   INVESTMENT SECURITIES:
     Securities available-for-sale, at fair value (amortized cost of $630,586 and
       $634,809 at December 31, 1999 and 1998, respectively)                          619,009          646,403

     Securities held-to-maturity, at amortized cost (fair value of $4,451 and
       $6,347 at December 31, 1999 and 1998, respectively)                              4,321            6,064
---------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENT SECURITIES                                                  623,330          652,467
---------------------------------------------------------------------------------------------------------------
   Loans                                                                            1,850,710        1,654,003
     Unearned loan interest                                                           (16,762)         (12,491)
---------------------------------------------------------------------------------------------------------------
         TOTAL LOANS                                                                1,833,948        1,641,512
---------------------------------------------------------------------------------------------------------------
     Allowance for possible loan losses                                               (41,266)         (37,989)
---------------------------------------------------------------------------------------------------------------
         NET LOANS                                                                  1,792,682        1,603,523
---------------------------------------------------------------------------------------------------------------
   OTHER ASSETS:
     Premises and equipment, net                                                       26,542           26,755
     Accrued interest receivable                                                       14,226           14,356
     Other                                                                             73,335           63,387
---------------------------------------------------------------------------------------------------------------
         TOTAL OTHER ASSETS                                                           114,103          104,498
---------------------------------------------------------------------------------------------------------------
           TOTAL ASSETS                                                            $2,634,337       $2,460,779
---------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                          CONSOLIDATED BALANCE SHEETS               (continued)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1999 and 1998 (Dollars in thousands)

---------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                             1999           1998
---------------------------------------------------------------------------------------------------
   DEPOSITS:
     Noninterest bearing                                                 $   289,291    $   285,574
     Interest bearing                                                      1,725,856      1,654,204
---------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                                      2,015,147      1,939,778
---------------------------------------------------------------------------------------------------
   BORROWINGS:
     Short-term borrowings                                                   348,199        246,659
     Long-term debt                                                               76          8,430
   OTHER LIABILITIES:
     Accrued interest payable                                                  7,447          6,938
     Other                                                                    23,888         23,284
---------------------------------------------------------------------------------------------------
       TOTAL OTHER LIABILITIES                                                31,335         30,222
---------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                 2,394,757      2,225,089
---------------------------------------------------------------------------------------------------

   STOCKHOLDERS' EQUITY:
     Common stock, no par value (20,000,000 shares authorized;
       10,031,135 shares issued in 1999 and 10,031,077 issued in 1998)        68,383         68,398
     Accumulated other comprehensive income, net                              (7,525)         7,536
     Retained earnings                                                       199,736        177,050
     Less: Treasury stock (291,301 shares in 1999 and
       257,765 shares in 1998)                                               (21,014)       (17,294)
---------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                          239,580        235,690
---------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 2,634,337    $ 2,460,779
---------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------------------
                                                                      1999                     1998                    1997
-------------------------------------------------------------------------------------------------------------------------------
   INTEREST INCOME:
     Interest and fees on loans                                      $150,892                 $147,632                 $142,500
     Interest and dividends on:
       Obligations of U.S. Government, its agencies
         and other securities                                          35,675                   33,290                   33,229
       Obligations of states and political subdivisions                 5,323                    4,872                    4,099
     Other interest income                                                 30                      152                      460
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                          191,920                  185,946                  180,288
-------------------------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE:
     Interest on deposits:
       Demand and savings deposits                                     12,881                   15,995                   16,749
       Time deposits                                                   49,503                   52,346                   49,699
     Interest on short-term borrowings                                 13,601                    9,079                    7,738
     Interest on long-term debt                                            78                      875                    2,846
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                          76,063                   78,295                   77,032
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                          115,857                  107,651                  103,256
-------------------------------------------------------------------------------------------------------------------------------
   Provision for loan losses                                            6,969                    6,798                    6,999
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          108,888                  100,853                   96,257
-------------------------------------------------------------------------------------------------------------------------------
   OTHER INCOME:
     Income from fiduciary activities                                   5,662                    5,081                    5,192
     Service charges on deposit accounts                                7,673                    6,823                    6,308
     Gain/(loss) on sales of securities                                (3,608)                      97                       (7)
     Other service income                                               4,535                    5,149                    3,598
     Other                                                              8,826                    6,819                    5,610
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER INCOME                                           $  23,088                $  23,969                $  20,701
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME            (continued)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------
                                                       1999      1998      1997
-------------------------------------------------------------------------------
  OTHER EXPENSE:
     Salaries and employee benefits                 $34,909   $31,738   $31,888
     Data processing fees                             5,160     4,518     5,306
     Fees and service charges                         3,666     3,344     3,732
     Net occupancy expense of bank premises           3,643     3,351     3,339
     Amortization of intangibles                      2,379     2,787     2,019
     Furniture and equipment expense                  4,002     4,807     3,680
     Insurance                                          747       786       774
     Marketing                                        2,306     2,247     2,182
     Postage and telephone                            3,183     3,007     2,747
     State taxes                                      1,747     1,729     1,957
     Other                                            5,798     5,995     4,784
-------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE                           67,540    64,309    62,408
-------------------------------------------------------------------------------
         INCOME BEFORE FEDERAL INCOME TAXES          64,436    60,513    54,550
  Federal income taxes                               18,689    18,941    16,857
-------------------------------------------------------------------------------
         NET INCOME                                 $45,747   $41,572   $37,693
-------------------------------------------------------------------------------

  EARNINGS PER SHARE:
         BASIC                                      $  4.69   $  4.24   $  3.82
         DILUTED                                    $  4.67   $  4.22   $  3.81
-------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     COMMON STOCK                 ACCUMULATED
                                                                 --------------------                OTHER
                                                                    SHARES              RETAINED COMPREHENSIVE  TREASURY
                                                                 OUTSTANDING  AMOUNT    EARNINGS     INCOME,    NETSTOCK    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, JANUARY 1, 1997                                      9,822,159   $ 64,611   $ 132,648   $  4,687   $ (2,985)  $ 198,961
-----------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                                     (101,557)        --          --         --     (6,249)     (6,249)
     Treasury stock reissued primarily for
       stock options exercised                                      28,647         --          --         --      1,522       1,522
     Shares issued for dividend reinvestment plan
       and stock options                                           113,337      2,325          --         --         --       2,325
     Cash payment for fractional shares in merger                     (630)       (40)         --         --         --         (40)
     Tax benefit from exercise of stock options                         --      1,379          --         --         --       1,379
     Net income                                                         --         --      37,693         --         --      37,693
     Other comprehensive income, net of tax:
       Unrealized net holding gain on securities
         available-for-sale, net of income taxes of $1,256                                             2,332                  2,332
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                       2,332
-----------------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                                    40,025
       Cash dividends:
       Corporation at $1.60 per share                                   --         --     (14,905)        --         --     (14,905)
       Cash dividends declared at First-Knox, prior to merger           --         --        (901)        --         --        (901)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1997                                    9,861,956     68,275     154,535      7,019     (7,712)    222,117
-----------------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                       (130,439)        --          --         --    (11,829)    (11,829)
     Treasury stock reissued primarily for
       stock options exercised                                      39,481         --          --         --      2,247       2,247
     Shares issued for stock options                                 2,314         81          --         --         --          81
     Tax benefit from exercise of stock options                         --         42          --         --         --          42
     Net income                                                         --         --      41,572         --         --      41,572
     Other comprehensive income, net of tax:
       Unrealized net holding gain on securities
         available-for-sale, net of income taxes of $278                                                 517                    517
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                         517
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                      42,089
       Cash dividends:
       Corporation at $1.94 per share                                   --         --     (19,057)        --         --     (19,057)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1998                                    9,773,312   $ 68,398   $ 177,050   $  7,536   $(17,294)  $ 235,690
-----------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                                      (55,888)        --          --         --     (5,147)     (5,147)
     Treasury stock reissued primarily for
       stock options exercised                                      22,352         --          --         --      1,427       1,427
     Shares issued for stock options                                   652         22          --         --         --          22
     Tax benefit from exercise of stock options                         --         14          --         --         --          14
     Cash payment for fractional shares in 5% stock dividend          (594)       (51)                                          (51)
     Net income                                                         --         --      45,747         --         --      45,747
     Other comprehensive income, net of tax:
       Unrealized net holding loss on securities
         available-for-sale, net of income taxes of $(8,110)                                         (15,061)               (15,061)
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                     (15,061)
-----------------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                                    30,686
       Cash dividends:
       Corporation at $2.36 per share                                   --         --     (23,061)        --         --     (23,061)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1999                                    9,739,834   $ 68,383   $ 199,736   $ (7,525)  $(21,014)  $ 239,580
-----------------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands)

--------------------------------------------------------------------------------------------
                                                            1999         1998         1997
--------------------------------------------------------------------------------------------
   OPERATING ACTIVITIES:
     Net income                                          $  45,747    $  41,572    $  37,693
     Adjustments to reconcile net income to net cash
         provided by operating activities:
       Provision for loan losses                             6,969        6,798        6,999
       Amortization of loan costs and fees, net             (1,069)        (796)        (788)
       Provision for depreciation and amortization           3,541        4,491        3,273
       Amortization of the excess of cost over net assets
         of banks purchased                                  2,379        2,787        2,019
       Accretion of investment security discounts, net        (369)      (1,357)      (1,726)
       Deferred income taxes                                 4,806          829          139
       Realized investment security losses (gains)           3,608          (97)           7
       Changes in assets and liabilities:
         Increase in other assets                           (6,695)     (11,762)      (5,781)
         Increase in other liabilities                         367          338        2,949
--------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES        59,284       42,803       44,784
--------------------------------------------------------------------------------------------
   INVESTING ACTIVITIES:
     Proceeds from sales of available-for-sale securities  141,607       51,839       45,083
     Proceeds from maturities of securities:
       Held-to-maturity                                      1,743        1,727        2,973
       Available-for-sale                                  170,829      133,674      141,765
     Purchases of securities:
       Available-for-sale                                 (311,453)    (296,672)    (150,873)
     Net increase in loans                                (195,059)     (53,192)    (111,284)
     Purchase of loans                                          --           --      (11,582)
     Cash paid for branches                                 (2,587)          --       (6,748)
     Purchases of premises and equipment, net               (2,938)      (3,442)      (2,740)
--------------------------------------------------------------------------------------------
           NET CASH USED IN INVESTING ACTIVITIES          (197,858)    (166,066)     (93,406)
--------------------------------------------------------------------------------------------
   FINANCING ACTIVITIES:
     Purchase of deposits                                   14,887           --       49,192
     Net increase in deposits                               60,482       84,814       42,354
     Net increase in short-term borrowings                 101,540       95,035       16,513
     Cash payment for fractional shares of common stock        (51)          --          (40)
     Exercise of stock options                                  36          123        3,704
     Purchase of treasury stock, net                        (3,720)      (9,582)      (4,727)
     Repayment of long-term debt                            (8,354)     (22,438)     (31,507)
     Cash dividends paid                                   (22,315)     (17,983)     (15,047)
--------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES       142,505      129,969       60,442
--------------------------------------------------------------------------------------------
           INCREASE IN CASH AND CASH EQUIVALENTS             3,931        6,706       11,820
   Cash and cash equivalents at beginning of year          100,291       93,585       81,765
--------------------------------------------------------------------------------------------
           CASH AND CASH EQUIVALENTS AT END OF YEAR      $ 104,222    $ 100,291    $  93,585
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Park National Corporation (the Corporation or Park) and all of its subsidiaries. Material intercompany accounts and transactions have been eliminated.

ORGANIZATION

The Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), and The First-Knox National Bank of Mount Vernon (FKNB), the Corporation is engaged in a general commercial banking and trust business, primarily in Central Ohio. A new wholly owned subsidiary of the Corporation, Guardian Finance Company (GFC), began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division (PND) headquartered in Newark, Ohio and the Fairfield National Division (FND) headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division (FKND) headquartered in Mount Vernon, Ohio and the Farmers and Savings Division (FSD) headquartered in Loudonville, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with current year presentation.

INVESTMENT SECURITIES

Investment securities are classified upon acquisition into one of three categories: Held-to-maturity, available-for-sale, or trading (see Note 4).

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 1999 and 1998, the Corporation did not hold any trading securities.

Gains and losses realized on the sale of investment securities have been accounted for on the completed transaction method in the year of sale on an "identified certificate" basis.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever are the shorter periods. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized.

OTHER REAL ESTATE OWNED

Other real estate owned is recorded at the lower of cost or fair market value (which is not in excess of estimated net realizable value) and consists of property acquired through foreclosure, loans in judgment and subject to redemption, and real estate held for sale. Subsequent to acquisition, allowances for losses are established if carrying values exceed fair value less estimated costs to sell. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell), whereas costs relating to holding the properties are charged to expense.

INCOME RECOGNITION

Income earned by the Corporation and its subsidiaries is recognized principally on the accrual basis of accounting. Loan origination fees are amortized over the life of the loans using the interest method on a loan by loan basis, and origination costs are deferred and amortized if material. Certain fees, principally service, are recognized as income when billed or collected.

The Corporation's subsidiaries suspend the accrual of interest when, in management's opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on non-accrual, the Corporation's subsidiaries charge all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is that amount believed adequate to absorb estimated credit losses in the loan portfolio based on management's evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current and anticipated economic conditions. A provision for loan losses is charged to operations based on management's periodic evaluation of these and other pertinent factors.

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

LEASE FINANCING

Leases of equipment, automobiles, and aircraft to customers generally are direct leases in which the Corporation's subsidiaries have acquired the equipment, automobiles, or aircraft with no outside financing.

Such leases are accounted for as direct financing leases for financial reporting purposes. Under the direct financing method, a receivable is recorded for the total amount of the lease payments to be received.

Unearned lease income, representing the excess of the sum of the aggregate rentals of the equipment, automobiles or aircraft over its cost is included in income over the term of the lease under the interest method.

EXCESS OF COST OVER NET ASSETS OF BANKS PURCHASED

The excess of cost over net assets of the banks purchased is being amortized, principally on the straight-line method, over periods ranging from seven to fifteen years.

CONSOLIDATED STATEMENT OF CASH FLOWS

Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

--------------------------------------------------------------------------------
   DECEMBER 31,                                     1999       1998       1997
   (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
  Interest paid on deposits and other borrowings   $75,554    $77,905    $77,105
--------------------------------------------------------------------------------
  Income taxes paid                                $17,947    $19,550    $14,104
--------------------------------------------------------------------------------

INCOME TAXES

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK DIVIDEND

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

ACCOUNTING CHANGES

Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income", establishes reporting and display standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. The statement requires the Corporation's unrealized gains or losses on securities available-for-sale, to be included in other comprehensive income. Since SFAS No. 130 only requires additional information, it had no impact on the Corporation's financial position or results of operations. Prior year financial statements have been reclassified to conform with the new requirements. Comprehensive income is presented in the Statements of Changes in Stockholders' Equity.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. Although the statement allows for early adoption in any quarterly period that began after June 1998, the Corporation has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The Corporation did not use any derivative instruments in 1999 and 1998 and as a result does not expect that adoption of this statement will have any impact on the Corporation's financial position, results of operations and cash flows.


2. ACQUISITIONS

On May 5, 1997, the Corporation merged with First-Knox Banc Corp.
(First-Knox), a $569 million bank holding company headquartered in Mount Vernon, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued approximately 2.3 million shares of common stock to the stockholders of First-Knox based upon an exchange ratio of .5914 shares of Park common stock for each outstanding share of First-Knox common stock. The historical financial statements of the Corporation have been restated to show Park and First-Knox on a combined basis.

On September 24, 1999, Park National Division acquired a branch office in Utica, Ohio from National City Bank. In addition to the fixed assets, the purchase included $15 million of deposits. The excess of the cost over net assets purchased was $2 million and is being amortized using the straight-line method over seven years.

On December 8, 1997, Fairfield National Division acquired three branch offices in Lancaster, Ohio from KeyBank National Association. In addition to the fixed assets, the purchase included $49 million of deposits and $12 million of loans. The excess of the cost over net assets purchased was $6 million and is being amortized using the straight-line method over seven years.

On December 14, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with U.B. Bancshares, Inc. (UB), a $180 million bank holding company headquartered in Bucyrus, Ohio, providing for a merger of UB into the Corporation. Under terms of the UB Merger Agreement, the stockholders of UB are expected to receive .554 shares of Park common stock for each outstanding share of UB in a tax free exchange. The Corporation expects to issue an aggregate of 325,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of UB, and other conditions to closing customary of a transaction of this type. The UB merger is expected to be completed during the second quarter of 2000.

On December 17, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with SNB Corp. (SNB), a $300 million bank holding company headquartered in Greenville, Ohio, providing for a merger of SNB into the Corporation. Under terms of the SNB Merger Agreement, the stockholders of SNB are expected to receive 5.37 shares of Park common stock for each outstanding share of SNB in a tax free exchange. The Corporation expects to issue an aggregate of 835,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of SNB, and other conditions to closing customary of a transaction of this type. The SNB merger is expected to be completed during the second quarter of 2000.

3. RESTRICTIONS ON CASH
   AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $20,487,000 and $16,851,000 at December 31, 1999 and 1998,
respectively. No other compensating balance arrangements were in existence at year end.

4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31 are as follows (in thousands):


----------------------------------------------------------------------------------------
                                                       GROSS        GROSS
                                                     UNREALIZED   UNREALIZED
                                        AMORTIZED     HOLDING      HOLDING    ESTIMATED
   (IN THOUSANDS)                         COST         GAINS       LOSSES     FAIR VALUE
----------------------------------------------------------------------------------------
  1999:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies    $208,896     $     98     $  7,467     $201,527

     Obligations of states and
      political subdivisions              99,209          626        1,792       98,043

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      298,433          246        3,431      295,248

     Other equity securities              24,048          377          234       24,191
----------------------------------------------------------------------------------------
      TOTAL                             $630,586     $  1,347     $ 12,924     $619,009
----------------------------------------------------------------------------------------
  1999:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions            $  4,290     $    131     $      2     $  4,419

     Other asset-backed securities            31            1            0           32
----------------------------------------------------------------------------------------
      TOTAL                             $  4,321     $    132     $      2     $  4,451
----------------------------------------------------------------------------------------
  1998:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies    $172,150     $  3,380     $     --     $175,530

     Obligations of states and
      political subdivisions             100,790        4,159           45      104,904

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      341,247        3,574          237      344,584

     Other equity securities              20,622          763           --       21,385
----------------------------------------------------------------------------------------
      TOTAL                             $634,809     $ 11,876     $    282     $646,403
----------------------------------------------------------------------------------------
  1998:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions            $  5,712     $    283     $      3     $  5,992

     Other asset-backed securities           352            3           --          355
----------------------------------------------------------------------------------------
      TOTAL                             $  6,064     $    286     $      3     $  6,347
----------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 1999 are shown below (in thousands) by contractual maturity except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.


-----------------------------------------------------------------------------------------
                                                  UNREALIZED     WEIGHTED
                                       AMORTIZED  ESTIMATED      AVERAGE          AVERAGE
   (DOLLARS IN THOUSANDS)                COST     FAIR VALUE     MATURITY          YIELD
-----------------------------------------------------------------------------------------
  SECURITIES AVAILABLE-FOR-SALE
  U.S. Treasury and agencies' notes:
     Due within one year               $ 10,576     $ 10,674      .9 years          7.38%

     Due five through ten years         198,320      190,853     7.8 years          6.59%
-----------------------------------------------------------------------------------------
      TOTAL                            $208,896     $201,527     7.5 years          6.63%
-----------------------------------------------------------------------------------------
  Obligations of states and
   political subdivisions:
     Due within one year               $  3,328     $  3,354      .6 years          8.16%

     Due one through five years          22,116       22,384     3.1 years          7.64%

     Due five through ten years          40,351       40,381     7.8 years          7.42%

     Due over ten years                  33,414       31,924    12.5 years          6.98%
-----------------------------------------------------------------------------------------
      TOTAL                            $ 99,209     $ 98,043     8.1 years          7.35%
-----------------------------------------------------------------------------------------
  U.S. Government agencies'
   asset-backed securities and
   other asset-backed securities:
     Due within one year               $ 14,975     $ 15,003      .7 years          6.68%

     Due one through five years         270,317      267,517     3.6 years          6.77%

     Due five through ten years          13,141       12,728     5.4 years          6.31%
-----------------------------------------------------------------------------------------
      TOTAL                            $298,433     $295,248     3.5 years          6.75%
-----------------------------------------------------------------------------------------
  SECURITIES HELD-TO-MATURITY
  Obligations of state and
   political subdivisions:
     Due within one year               $  1,387     $  1,430      .9 years         11.26%

     Due one through five years           2,128        2,214     2.5 years         10.44%

     Due five through ten years             630          630     8.0 years          7.63%

     Due over ten years                     145          145    10.9 years          7.63%
-----------------------------------------------------------------------------------------
      TOTAL                            $  4,290     $  4,419     3.1 years         10.20%
-----------------------------------------------------------------------------------------
  OTHER ASSET-BACKED SECURITIES:
     Due one through five years        $     31     $     32     3.6 years          8.70%
-----------------------------------------------------------------------------------------


Investment securities having a book value of $474,877,000 and $432,489,000 at December 31, 1999 and 1998, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 1999, 1998 and 1997, gross gains of $335,000, $159,000, and $64,000 and gross losses of $3,943,000, $62,000 and $71,000 were realized, respectively. Tax benefits related to net securities losses were $1,263,000 in 1999, and $2,000 in 1997. Tax expense related to net securities gains in 1998 was $34,000.


5. LOANS

The composition of the loan portfolio is as follows:

---------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)          1999          1998
---------------------------------------------------------------------
  Commercial, financial and agricultural   $  236,718     $  217,504

  REAL ESTATE:
   Construction                                72,968         70,998

   Residential                                693,930        679,239

   Commercial                                 305,193        280,789

  Consumer, net                               407,849        332,320

  LEASES, NET                                 117,290         60,662
---------------------------------------------------------------------
   TOTAL LOANS                             $1,833,948     $1,641,512
---------------------------------------------------------------------

Under the Corporation's credit policies and practices, all non-accrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and
118. Impaired loans as defined by SFAS No. 114 and 118 exclude certain consumer loans, residential real estate loans and lease financing classified as non-accrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.

Non-accrual and restructured loans are summarized as follows:

------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)             1999       1998
------------------------------------------------------------------
  Impaired loans:
   Non-accrual                                   $2,638     $2,150

   Restructured                                     429        492

     Total impaired loans                         3,067      2,642

  Other non-accrual loans                            --          5
------------------------------------------------------------------
      TOTAL NON-ACCRUAL AND RESTRUCTURED LOANS   $3,067     $2,647
------------------------------------------------------------------

The allowance for credit losses related to impaired loans at December 31, 1999 and 1998 was $607,000 and $436,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $2,576,000, $2,457,000 and $3,599,000 for 1999, 1998 and 1997, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 1999, 1998, and 1997, the Corporation recognized $321,000, $149,000 and $283,000, respectively, of interest income on impaired loans, which included $307,000, $121,000 and $270,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 1999 and 1998, loans aggregating approximately $52,738,000 and $45,079,000, respectively, were outstanding to such parties.


6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

-------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                     1999         1998          1997
-------------------------------------------------------------------------------
  Balance, January 1                       $ 37,989      $ 35,595      $ 32,347

   Provision for loan losses                  6,969         6,798         6,999

   Losses charged to the reserve             (7,314)       (7,392)       (6,271)

   Recoveries                                 3,622         2,988         2,520
-------------------------------------------------------------------------------
  BALANCE, DECEMBER 31                     $ 41,266      $ 37,989      $ 35,595
-------------------------------------------------------------------------------


7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

-------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                         1999       1998
-------------------------------------------------------------------------------
  Total minimum payments to be received                    $  86,991  $  50,118

  Estimated unguaranteed residual value of leased property    43,211     19,230

  Less unearned income                                       (12,912)    (8,686)
-------------------------------------------------------------------------------
   TOTAL                                                   $ 117,290  $  60,662
-------------------------------------------------------------------------------

Minimum lease payments, in thousands, to be received as of December 31, 1999 are:

-----------------------------------------------
   (IN THOUSANDS)
-----------------------------------------------
  2000                                  $31,836

  2001                                   21,393

  2002                                   15,884

  2003                                   11,731

  2004                                    5,219

  Thereafter                                928
-----------------------------------------------
   TOTAL                                $86,991
-----------------------------------------------


8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

--------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                1999          1998
--------------------------------------------------------------------------
  Land                                             $  6,550      $  6,392

  Buildings                                          27,019        26,203

  Equipment, furniture and fixtures                  29,491        27,514

  Leasehold improvements                              1,204         1,144
--------------------------------------------------------------------------
   TOTAL                                             64,264        61,253
--------------------------------------------------------------------------
  Less accumulated depreciation and amortization    (37,722)      (34,498)
--------------------------------------------------------------------------
   PREMISES AND EQUIPMENT, NET                     $ 26,542      $ 26,755
--------------------------------------------------------------------------

Depreciation and amortization expense amounted to $3,541,000, $4,491,000 and $3,273,000 for the three years ended December 31, 1999, 1998 and 1997, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year (in thousands):

--------------------------------------------------
   (IN THOUSANDS)
--------------------------------------------------
  2000                               $  451,644

  2001                                  372,236

  2002                                  284,994

  2003                                  262,183

  2004                                  240,270

  Thereafter                            212,500
--------------------------------------------------
   TOTAL                             $1,823,827
--------------------------------------------------

Rent expense amounted to $704,000, $659,000 and $639,000, for the three years ended December 31, 1999, 1998 and 1997, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

-------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                1999         1998
-------------------------------------------------------------------------

  Securities sold under agreements to repurchase
   and federal funds purchased                     $149,679     $160,616

  Federal Home Loan Bank advances                   190,100       80,000

  Other short-term borrowings                         8,420        6,043
-------------------------------------------------------------------------
   TOTAL SHORT-TERM BORROWINGS                     $348,199     $246,659
-------------------------------------------------------------------------

The outstanding balances for all short-term borrowings as of December 31, 1999, 1998 and 1997 (in thousands) and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

-------------------------------------------------------------------------
                                     REPURCHASE                  DEMAND
                                     AGREEMENTS     FEDERAL      NOTES
                                    AND FEDERAL    HOME LOAN    DUE U.S.
                                       FUNDS         BANK       TREASURY
   (Dollars in thousands)            PURCHASED     ADVANCES     AND OTHER
-------------------------------------------------------------------------
  1999:
   ENDING BALANCE                    $149,679      $190,100      $  8,420

   HIGHEST MONTH-END BALANCE          188,269       197,600        10,044

   AVERAGE DAILY BALANCE              157,993       133,418         3,898

   WEIGHTED-AVERAGE INTEREST RATE:
     AS OF YEAR-END                      4.20%         5.82%         4.47%

     PAID DURING THE YEAR                4.11%         5.18%         5.07%
-------------------------------------------------------------------------
  1998:
   Ending balance                    $160,616      $ 80,000      $  6,043

   Highest month-end balance          182,957       104,300         6,043

   Average daily balance              157,951        29,356         2,868

   Weighted-average interest rate:
     As of year-end                      4.21%         6.00%         4.06%

     Paid during the year                4.58%         5.83%         4.87%
-------------------------------------------------------------------------
  1997:
   Ending balance                    $127,587      $ 18,900      $  5,137

   Highest month-end balance          161,172        86,000         5,137

   Average daily balance              132,976        26,741         2,909

   Weighted-average interest rate:
     As of year-end                      4.61%         6.25%         5.75%

     Paid during the year                4.60%         5.49%         5.25%
-------------------------------------------------------------------------

At December 31, 1999, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


10. LONG-TERM DEBT

Long-term debt is listed below:

-----------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)               1999        1998
-----------------------------------------------------------------------
  FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
   MONTHLY PRINCIPAL AND INTEREST PAYMENTS:

     2.00% Advance due November 1, 2027            $   38       $   39

     2.00% Advance due January 1, 2028                 38           39

     5.60% Advance due August 1, 2003                  --        1,443

     5.70% Advance due May 1, 2004                     --        3,199

     5.85% Advance due January 1, 2016                 --        3,710
-----------------------------------------------------------------------
      TOTAL LONG-TERM DEBT                         $   76       $8,430
-----------------------------------------------------------------------

At December 31, 1999, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995 and amended April 20, 1998. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 735,000. At December 31, 1999, 420,214 common shares were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

In conjunction with the First-Knox Merger in 1997, the Corporation assumed the 1995 First-Knox Director's Stock Option and Stock Appreciation Rights Plan and the 1990 First-Knox Stock Option and Stock Appreciation Rights Plan. Additionally, in conjunction with the merger in 1997, all former First-Knox Plans were terminated with respect to the granting of any additional options and stock appreciation rights.

The Corporation's stock option activity and related information is summarized below. All data has been restated, as applicable, for subsequent stock dividends.


--------------------------------------------------------------------------------------------------------------
                                            STOCK OPTIONS                    STOCK APPRECIATION RIGHTS
                         -----------------------------------------  ------------------------------------------
                                                  OUTSTANDING                             OUTSTANDING
                                         ------------------------                    -------------------------
                                                         WEIGHTED                                   WEIGHTED
                                                         AVERAGE                                    AVERAGE
                          NUMBER                        EXERCISE     NUMBER                         EXERCISE
                         AVAILABLE                      PRICE PER   AVAILABLE                       PRICE PER
                         FOR GRANT        NUMBER          SHARE     FOR GRANT         NUMBER         SHARE
--------------------------------------------------------------------------------------------------------------
  January 1, 1997         219,537         190,883        $ 30.43      36,388          27,791        $ 23.52

   Granted                (91,775)         91,775          59.20          --              --             --

   Exercised                   --        (143,901)         26.72          --         (27,767)         23.52

   Forfeited/Expired      (80,511)         (4,449)         56.26     (36,388)            (24)         22.90
--------------------------------------------------------------------------------------------------------------
  December 31, 1997        47,251         134,308        $ 53.22          --              --             --

   Authorized             525,000              --          --             --              --             --

   Granted                (91,719)         91,719          88.60          --              --             --

   Exercised                   --         (37,910)         51.57          --              --             --

   Forfeited/Expired        6,832          (6,832)         58.61          --              --             --
--------------------------------------------------------------------------------------------------------------
  December 31, 1998       487,364         181,285        $ 71.23          --              --             --

   Granted                (71,407)         71,407          91.36          --              --             --

   Exercised                   --         (19,137)         56.60          --              --             --

   Forfeited/Expired        4,257          (4,257)         84.91          --              --             --
--------------------------------------------------------------------------------------------------------------
  December 31, 1999       420,214         229,298        $ 78.47          --              --            --
--------------------------------------------------------------------------------------------------------------
  Range of exercise prices:                                   $33.04 - $110.75

  Weighted-average remaining contractual life:                3.4 Years

  Exerciseable at year end:                                   222,333

  Weighted-average exercise price of exerciseable options:    $78.09
--------------------------------------------------------------------------------------------------------------


Compensation expense related to stock appreciation rights was $0, $0 and $339,000 in 1999, 1998 and 1997, respectively.

The Corporation has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 1999, 1998 and 1997 respectively: risk-free interest rates of 5.50%, 5.25% and 6.25%; a dividend yield of 2.50%, a volatility factor of the expected market price of the Corporation's common stock of .213, .237 and .219 and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $18.04, $18.52 and $13.28 for 1999, 1998 and 1997, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, options valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Corporation's pro-forma information follows:


------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS,                        1999             1998            1997
   EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------
  Net income as reported                     $   45,747       $   41,572       $   37,693

  Pro-forma net income                           44,358           39,814           36,620

  Basic earnings per share as reported             4.69             4.24             3.82

  Pro-forma basic earnings per share               4.55             4.06             3.72

  Diluted earnings per share as reported           4.67             4.22             3.81

  Pro-forma diluted earnings per share             4.53             4.04             3.70
------------------------------------------------------------------------------------------

12. BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. The plan provides benefits based on an employee's years of service and compensation. The Corporation's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes.

-------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                                1999            1998
-------------------------------------------------------------------------------

  CHANGE IN BENEFIT OBLIGATION:
   Benefit obligation at beginning of year            $ 17,497        $ 16,498

   Service cost                                          1,197           1,055

   Interest cost                                         1,120           1,189

   Actuarial                                            (1,535)          2,096

   Benefits paid                                        (1,071)         (3,341)

     BENEFIT OBLIGATION AT END OF YEAR                  17,208          17,497
-------------------------------------------------------------------------------
  CHANGE IN PLAN ASSETS:
   Fair value of plan assets at beginning of year       17,135          19,578

   Actual return on plan assets                          2,951             662

   Company contributions                                   602             236

   Benefits paid                                        (1,071)         (3,341)

     FAIR VALUE OF PLAN ASSETS AT END OF YEAR           19,617          17,135

   Funded status of the plan (underfunded)               2,409            (362)

   Unrecognized net actuarial loss (gain)               (2,803)            314

   Unrecognized prior service cost                           9               3

   Unrecognized net transaction asset                      (93)           (157)

     Accrued benefit cost                             $   (478)       $   (202)



----------------------------------------------------------------------------------------
                                                 1999            1998
----------------------------------------------------------------------------------------
  WEIGHTED AVERAGE ASSUMPTIONS:
   Discount rate                                  7.64%           6.52%

   Expected return on plan assets                 8.00%           8.00%

   Rate of compensation increase                  5.00%           5.00%

----------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                        1999            1998            1997
----------------------------------------------------------------------------------------
  COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost                                $ 1,197         $ 1,055         $   942

   Interest cost                                 1,120           1,189           1,098

   Expected return on plan assets               (1,369)         (1,555)         (1,375)

   Amortization of prior service cost               (6)            (64)             (6)

   Recognized net actuarial loss                   (64)            (62)            (60)

     Benefit cost                              $   878         $   563         $   599
----------------------------------------------------------------------------------------

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $717,000, $724,000 and $586,000 for 1999, 1998
and 1997, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1999 and 1998, the accrued benefit cost for this plan totaled $520,000 and $32,000, respectively. The expense for the Corporation was $480,000, $30,000, and $14,000 for 1999, 1998, and 1997, respectively.


13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

----------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                  1999          1998
----------------------------------------------------------------------------
  DEFERRED TAX ASSETS:
   Allowance for loan losses                         $14,443       $13,352

   Unrealized holding loss on securities               4,052            --

   Deferred loan fees                                    695           461

   Deferred compensation                                 413           474

   Other                                               3,697         3,259
----------------------------------------------------------------------------
     TOTAL DEFERRED TAX ASSETS                        23,300        17,546
----------------------------------------------------------------------------
  DEFERRED TAX LIABILITIES:
   Lease revenue reporting                            12,816         6,951

   Unrealized holding gain on securities                  --         4,058

   Fixed assets, principally due to depreciation         542           506

   Other                                               6,148         5,541
----------------------------------------------------------------------------
     TOTAL DEFERRED TAX LIABILITIES                   19,506        17,056
----------------------------------------------------------------------------
      NET DEFERRED TAX ASSETS                        $ 3,794       $   490
----------------------------------------------------------------------------

The components of the provision for federal income taxes are shown below:

-----------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                  1999          1998          1997
-----------------------------------------------------------------------------
  Currently payable                      $13,883       $18,112       $16,718

  Deferred                                 4,806           829           139
-----------------------------------------------------------------------------
   TOTAL                                 $18,689       $18,941       $16,857
-----------------------------------------------------------------------------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 1999, 1998, and 1997.

--------------------------------------------------------------------------
   DECEMBER 31                            1999         1998         1997
--------------------------------------------------------------------------
  Statutory corporate tax rate            35.0%        35.0%        35.0%

  Changes in rates resulting from:
   Tax-exempt interest income             (3.4%)       (3.0%)       (2.9%)

   Tax credits (low income housing)       (1.7%)       (1.0%)        (.9%)

   Other                                   (.9%)         .3%         (.3%)
--------------------------------------------------------------------------
  EFFECTIVE TAX RATE                      29.0%        31.3%        30.9%
--------------------------------------------------------------------------

The following is a summary of the income tax effect allocated to other comprehensive income.


-------------------------------------------------------------------------------------
                                           BEFORE-TAX         TAX          NET-OF-TAX
   YEAR ENDED DECEMBER 31, 1999              AMOUNT          EXPENSE         AMOUNT
-------------------------------------------------------------------------------------
  Unrealized losses on
   available-for-sale securities            $(26,779)       $ (9,373)       $(17,406)

  Less: reclassification adjustment for
   losses realized in net income               3,608           1,263           2,345
-------------------------------------------------------------------------------------
  Other comprehensive income                $(23,171)       $ (8,110)       $(15,061)
-------------------------------------------------------------------------------------
   Year ended December 31, 1998

  Unrealized gains on
   available-for-sale securities            $    892        $    312        $    580

  Less: reclassification adjustment for
   gains realized in net income                  (97)            (34)            (63)
-------------------------------------------------------------------------------------
  Other comprehensive income                $    795        $    278        $    517
-------------------------------------------------------------------------------------
   Year ended December 31, 1997

  Unrealized gains on
   available-for-sale securities            $  3,581        $  1,254        $  2,327

  Less: reclassification adjustment for
   losses realized in net income                   7               2               5
-------------------------------------------------------------------------------------
  Other comprehensive income                $  3,588        $  1,256        $  2,332
-------------------------------------------------------------------------------------


14. EARNINGS PER SHARE
SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:


--------------------------------------------------------------------------------------------------
   YEAR ENDED DECEMBER 31                                 1999            1998             1997
   (DOLLARS IN THOUSANDS,
   EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------
  NUMERATOR:
   Net income                                        $   45,747       $   41,572       $   37,693

  DENOMINATOR:
   Basic earnings per share:
     Weighted-average shares                          9,753,656        9,807,582        9,855,119

   Effect of dilutive securities - stock options         39,546           48,220           39,841

   Diluted earnings per share:
     Adjusted weighted-average shares
     and assumed conversions                          9,793,202        9,855,802        9,894,960

  EARNINGS PER SHARE:
   Basic earnings per share                          $     4.69       $     4.24       $     3.82

   Diluted earnings per share                        $     4.67       $     4.22       $     3.81
--------------------------------------------------------------------------------------------------


15. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 1999, approximately $20,798,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

16. FINANCIAL INSTRUMENTS WITH
    OFF-BALANCE SHEET RISK AND
    FINANCIAL INSTRUMENTS WITH
    CONCENTRATIONS OF CREDIT RISK

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)    1999              1998
------------------------------------------------------------------
  Loan commitments                     $289,448          $267,602

  Unused credit card limits              96,193            96,710

  Standby letters of credit               6,585             3,953
------------------------------------------------------------------

The loan commitments are generally for variable rates of interest.

The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Central Ohio. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers' ability to honor their contracts is dependent upon the economic conditions in each borrower's geographic location.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

OFF-BALANCE SHEET INSTRUMENTS: Fair values for the Corporation's loan commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing.

DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

The fair value of financial instruments at December 31, 1999 and 1998 is as follows (in thousands):

------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                 1999                                 1998
   (IN THOUSANDS)                   CARRYING             FAIR             CARRYING            FAIR
                                     AMOUNT             VALUE              AMOUNT             VALUE
------------------------------------------------------------------------------------------------------
  FINANCIAL ASSETS:
   Cash and federal funds
     sold                        $   104,222        $   104,222        $   100,291        $   100,291

   Investment securities             623,330            623,460            652,467            652,750

   Loans:
     Commercial, financial
      and agricultural               236,718            236,718            217,504            217,504

     Real estate:
      Construction                    72,968             72,968             70,998             70,998

      Residential                    693,930            699,671            679,239            688,497

      Commercial                     305,193            303,724            280,789            281,162

      Consumer, net                  407,849            406,373            332,320            334,138
------------------------------------------------------------------------------------------------------
        TOTAL LOANS                1,716,658          1,719,454          1,580,850          1,592,299
------------------------------------------------------------------------------------------------------
        Allowance for
        loan losses                  (41,266)                --            (37,989)                --
------------------------------------------------------------------------------------------------------
         LOANS
         RECEIVABLE, NET         $ 1,675,392        $ 1,719,454        $ 1,542,861        $ 1,592,299
------------------------------------------------------------------------------------------------------
  FINANCIAL LIABILITIES:
   Noninterest bearing
     checking                    $   289,291        $   289,291        $   285,574        $   285,574

   Interest bearing checking         242,235            242,235            235,113            235,113

   Savings                           275,374            275,374            276,546            276,546

   Money market accounts             150,226            150,226            159,722            159,722

   Time deposits                   1,056,594          1,057,518            981,305            988,152

   Other                               1,427              1,427              1,518              1,518
------------------------------------------------------------------------------------------------------
        TOTAL DEPOSITS           $ 2,015,147        $ 2,016,071        $ 1,939,778        $ 1,946,625
------------------------------------------------------------------------------------------------------
   Short-term borrowings             348,199            348,199            246,659            246,659

   Long-term debt                         76                 40              8,430              8,526

  UNRECOGNIZED FINANCIAL
   INSTRUMENTS:
   Loan commitments                       --               (289)                --               (268)

   Standby letters of credit              --                (33)                --                (20)
------------------------------------------------------------------------------------------------------


18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 1999 and December 31, 1998 (dollars in thousands):

----------------------------------------------------------------------------------------
   DECEMBER 31,                               1999                       1998
   (DOLLARS IN THOUSANDS)           AMOUNT            RATIO     AMOUNT           RATIO
----------------------------------------------------------------------------------------
  Total equity (1)                 $239,580           9.09%    $235,690           9.58%

  Tier 1 capital (2)                235,124          13.15%     215,990          13.64%

  Total risk-based capital (3)      257,708          14.41%     236,356          14.92%

  Leverage (4)                      235,124           9.05%     215,990           9.06%
----------------------------------------------------------------------------------------

(1) Computed in accordance with generally accepted accounting principles, including accumulated other comprehensive income.

(2) Stockholders' equity less certain intangibles and accumulated other comprehensive income; computed as a ratio to risk-adjusted assets as defined.

(3) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets, as defined.

(4) Tier 1 capital computed as a ratio to average total assets less certain intangibles.

The Corporation's Tier 1, total risk-based capital and leverage ratios are well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 1999, and 1998, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.


19. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries and their respective divisions. The operating results of the banking subsidiaries and their respective divisions are monitored closely by senior management and each president of the subsidiary or division is held accountable for their results. Information about reportable segments is listed below (in thousands). See Note 1 for a detailed description of individual banking subsidiaries and their respective divisions


-----------------------------------------------------------------------------------------------------------------------------------
  OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                                                                               ALL
                                      PND          FND        RTC         CNB        FKND         FSD         OTHER         TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income             $  41,448    $  12,734  $  17,739    $  16,520  $  23,095    $   3,211    $   1,110    $  115,857

  Provision for loan losses             710          755      1,039        1,410      2,353          646           56         6,969

  Other income                       12,290        2,081      1,261        2,280      4,213          343          620        23,088

  Depreciation and amortization       1,092          406        483          489        814          103          154         3,541

  Other expense                      22,649        7,461      9,822        8,727     11,828        1,576        1,936        63,999
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         29,287        6,193      7,656        8,174     12,313        1,229         (416)       64,436
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                8,876        1,984      2,571        2,486      3,548          326       (1,102)       18,689
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  20,411    $   4,209  $   5,085    $   5,688  $   8,765    $     903    $     686    $   45,747
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCES AT DECEMBER 31, 1999:

  Assets                          $ 949,212    $ 280,451  $ 435,220    $ 393,733  $ 541,724    $  62,474    $ (28,477)   $2,634,337

  Loans                             693,579      168,078    243,037      269,897    396,412       62,374          571     1,833,948

  Deposits                          691,356      219,598    354,521      316,702    394,084       57,598      (18,712)    2,015,147
-----------------------------------------------------------------------------------------------------------------------------------

  Operating Results for the year ended December 31, 1998

  Net interest income             $  39,877    $  11,586  $  16,018    $  15,510  $  20,910    $   2,827    $     923    $  107,651

  Provision for loan losses           2,880          600      1,602          480      1,116          120           --         6,798

  Other income                       11,468        2,349      2,972        3,079      3,833          268           --        23,969

  Depreciation and amortization       1,119          354        558          648      1,513          149          150         4,491

  Other expense                      20,483        6,689      9,283        8,168     11,646        1,490        2,059        59,818
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         26,863        6,292      7,547        9,293     10,468        1,336       (1,286)       60,513
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                8,530        2,038      2,541        2,961      2,927          376         (432)       18,941
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  18,333    $   4,254  $   5,006    $   6,332  $   7,541    $     960    $    (854)   $   41,572
-----------------------------------------------------------------------------------------------------------------------------------
  Balances at December 31, 1998:

  Assets                          $ 865,974    $ 277,482  $ 413,590    $ 385,150  $ 484,965    $  62,303    $ (28,685)   $2,460,779

  Loans                             636,189      149,487    213,360      239,032    351,695       51,749           --     1,641,512

  Deposits                          641,618      219,907    337,964      310,769    394,470       55,789      (20,739)    1,939,778
-----------------------------------------------------------------------------------------------------------------------------------

  Operating Results for the year ended December 31, 1997

  Net Interest Income             $  39,106    $   9,676  $  16,018    $  14,590  $  20,507    $   2,569    $     790    $  103,256

  Provision for loan losses             220          450        650          330      4,870          479           --         6,999

  Other income                       10,648        1,740      2,383        2,571      3,148          211           --        20,701

  Depreciation and amortization         824          219        505          494      1,000           82          149         3,273

  Other expense                      19,138        5,046      9,531        7,928     15,144        1,579          769        59,135
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         29,572        5,701      7,715        8,409      2,641          640         (128)       54,550
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                9,559        1,808      2,520        2,604        125          128          113        16,857
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  20,013    $   3,893  $   5,195    $   5,805  $   2,516    $     512    $    (241)   $   37,693
-----------------------------------------------------------------------------------------------------------------------------------
  Balances at December 31, 1997:

  Assets                          $ 777,707    $ 250,324  $ 401,683    $ 353,816  $ 492,315    $  63,322    $ (50,784)   $2,288,383

  Loans                             589,044      137,567    229,658      247,663    340,888       47,107           --     1,591,927

  Deposits                          578,050      211,004    330,922      301,967    384,278       56,946       (8,203)    1,854,964
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.


--------------------------------------------------------------------------------------------------------------------------
                                INTEREST       DEPRECIATION       OTHER         INCOME
                                 INCOME          EXPENSE         EXPENSE         TAXES            ASSETS         DEPOSITS
--------------------------------------------------------------------------------------------------------------------------
   1999:

  Totals for reportable
   segments                   $   114,747     $     3,387     $    62,063     $    19,791      $ 2,662,814      $ 2,033,859

  Elimination of
   intersegment items                  --              --              --              --          (40,904)         (18,712)

  Parent Co. and GFC totals
   - not eliminated                 1,110               4           1,936          (1,102)          12,427               --

  Other items                          --             150              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     TOTALS                   $   115,857     $     3,541     $    63,999     $    18,689      $ 2,634,337      $ 2,015,147
-----------------------------------------------------------------------------------------------------------------------------
   1998:

  Totals for reportable
   segments                   $   106,728     $     4,341     $    57,759     $    19,373      $ 2,489,464      $ 1,960,517

  Elimination of
   intersegment items                  --              --              --              --          (35,764)         (20,739)

  Parent Co. totals
   - not eliminated                   923              --           2,059            (432)           7,079               --

  Other items                          --             150              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     Totals                   $   107,651     $     4,491     $    59,818     $    18,941      $ 2,460,779      $ 1,939,778
-----------------------------------------------------------------------------------------------------------------------------
   1997:

  Totals for
   reportable segments        $   102,466     $     3,124     $    58,366     $    16,744      $ 2,339,167      $ 1,863,167

  Elimination of
   intersegment items                  --              --              --              --          (57,181)          (8,203)

  Parent Co. totals
   - not eliminated                   790              --             769             113            6,397               --

  Other items                          --             149              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     Totals                   $   103,256     $     3,273     $    59,135     $    16,857      $ 2,288,383      $ 1,854,964
-----------------------------------------------------------------------------------------------------------------------------


20. PARENT COMPANY STATEMENTS

The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below.

Investments in subsidiaries are accounted for using the equity method of accounting.

The effective tax rate for the Parent Company is substantially less than the statutory rate due principally to tax-exempt dividends from subsidiaries.

Cash represents noninterest bearing deposits with a bank subsidiary.

Net cash provided by operating activities reflects cash payments for income taxes of $652,000, $18,000 and $1,040,000 in 1999, 1998 and 1997, respectively.

At December 31, 1999 and 1998, stockholders' equity reflected in the Parent Company balance sheet includes $86.7 million and $82.4 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          AT DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------
   (IN THOUSANDS)                                    1999         1998
-------------------------------------------------------------------------
  ASSETS:
   Cash                                            $ 25,148     $ 29,770

   Investment in subsidiaries                       166,692      170,927

   Debentures receivable from subsidiary banks       20,000       12,000

   Other investments                                  1,408          507

   Dividends receivable from subsidiaries            25,500       21,375

   Other assets                                       8,397        7,115
-------------------------------------------------------------------------
      TOTAL ASSETS                                 $247,145     $241,694
-------------------------------------------------------------------------
  LIABILITIES:
   Dividends payable                               $  6,331     $  5,586

   Other liabilities                                  1,234          418
-------------------------------------------------------------------------
     TOTAL LIABILITIES                                7,565        6,004

     TOTAL STOCKHOLDERS' EQUITY                     239,580      235,690
-------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $247,145     $241,694
-------------------------------------------------------------------------


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-------------------------------------------------------------------------------
   (IN THOUSANDS)                              1999          1998        1997
-------------------------------------------------------------------------------
  INCOME:
   Dividends from subsidiaries               $ 34,500     $ 33,500     $ 45,097

   Interest and dividends                         960          923          790

                  Other                           619           --           --
--------------------------------------------------------------------------------
     TOTAL INCOME                              36,079       34,423       45,887
--------------------------------------------------------------------------------
  EXPENSE:
   Amortization of intangibles                     --          295          304

   Other, net                                   1,767        1,764          465
--------------------------------------------------------------------------------
     TOTAL EXPENSES                             1,767        2,059          769
--------------------------------------------------------------------------------
     INCOME BEFORE FEDERAL TAXES AND EQUITY
      IN UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          34,312       32,364       45,118

  Federal income tax benefit (expense)          1,074          432         (113)
--------------------------------------------------------------------------------
     INCOME BEFORE EQUITY IN
      UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          35,386       32,796       45,005

  Equity in undistributed earnings
   of subsidiaries                             10,361        8,776       (7,312)
--------------------------------------------------------------------------------
     NET INCOME                              $ 45,747     $ 41,572     $ 37,693
--------------------------------------------------------------------------------

                                                                      APPENDIX D

                      [Austin Associates, Inc. Letterhead]


March 13, 2000




CONFIDENTIAL
------------

Board of Directors
U.B. Bancshares, Inc.
401 South Sandusky Avenue
Bucyrus, OH  44820

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to U.B. Bancshares, Inc. ("U.B.") and its shareholders of the terms of the Agreement and Plan of Merger dated as of December 13, 1999 ("Agreement") between U.B. and Park National Corporation ("Park"). The Agreement provides for the merger of U.B. with and into Park (the "Merger").

The financial terms of the Agreement provide for each outstanding share of U.B. common stock to be converted into shares of Park common stock. The total number of shares issued in the transaction will equal 325,500. The number of shares issued to each U.B. common share is approximately .554.


In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of U.B. and Park, including but not limited to the following: (i) the Agreement; (ii) the audited financial statements of U.B. and Park for the periods ending December 31, 1995 through 1998; (iii) certain other publicly available information regarding U.B. and Park; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of U.B. and Park; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.


In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by Park or U.B., and have instead relied upon representations and information concerning loans of U.B. and Park in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to U.B. and its shareholders.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to U.B. and its shareholders.

For our services in rendering this opinion, U.B. will pay us a fee and indemnify us against certain liabilities.


/s/AUSTIN ASSOCIATES, INC.
AUSTIN ASSOCIATES, INC.

                                                                      APPENDIX E

                        OHIO REVISED CODE SECTION 1701.85
          DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Park National regulations provide that Park National will indemnify its directors or officers against expenses, judgments, fines and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of Park National or, at the request of Park National, were serving another entity in a similar capacity, if the directors or officers acted in good faith and in a manner they reasonably believed to be in the best interests of Park National. With regard to criminal matters, directors and officers will be similarly indemnified by Park National if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification will be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of Park National and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Park National will not indemnify any officer or director of Park National who was a party to any completed action or suit instituted by (or in the right of) Park National for any matter asserted in the action as to which the officer or director has been adjudged to be liable for acting with reckless disregard for the best interests of Park National or misconduct (other than negligence) in the performance of his or her duty to Park National. However, if the court in which the action was brought determines that the officer or director is fairly and reasonably entitled to be indemnified, Park National must indemnify that officer or director to the extent permitted by the court.

         Any indemnification not precluded by Park National's regulations will be made by Park National only upon a determination that the director or officer has met the applicable standard of conduct as determined under Park National's regulations. Expenses incurred in defending any action, suit or proceeding will be paid by Park National in advance upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if such director or officer is not entitled to be indemnified by Park National.

         The Park National regulations state that the indemnification provided by the regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Park National regulations provide that Park National may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Park National, or who is or was serving another entity at the request of Park National, against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not Park National would have the obligation or power to indemnify him or her under the Park National regulations.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  EXHIBITS.


          2.1 Agreement and Plan of Merger (excluding exhibits and schedules) dated as of December 14, 1999 by and between Park National Corporation and U.B. Bancshares, Inc. (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix A)
          2.2 Amendment to Agreement and Plan of Merger dated as of February 14, 2000 by and between Park National Corporation and U.B. Bancshares, Inc. (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix B)
         **2.3 Agreement and Plan of Merger (excluding exhibits and schedules) dated as of December 17, 1999 by and between Park National Corporation and SNB Corp.
          2.4 Amendment to Agreement and Plan of Merger dated as of March 3, 2000 by and between Park National Corporation and SNB Corp. (incorporated herein by reference to Exhibit 2.2 to Park National Corporation's Registration Statement on Form S-4 filed on March 6, 2000 (File No. 333-31810))

          3.1     Articles of Incorporation of Park National Corporation as
                  filed with the Ohio Secretary of State on March 24, 1992
                  (incorporated herein by reference to Exhibit 3(a) to Park
                  National Corporation's Form 8-B, filed on May 20, 1992 (File
                  No. 0-18772) ("Park National's Form 8-B"))
          3.2     Certificate of Amendment to the Articles of Incorporation of
                  Park National Corporation as filed with the Ohio Secretary of
                  State on May 6, 1993 (incorporated herein by reference to
                  Exhibit 3(b) to Park National's Annual Report on Form 10-K for
                  the fiscal year ended December 31, 1993 (File No. 0-18772))
          3.3     Certificate of Amendment to the Articles of Incorporation of
                  Park National Corporation as filed with the Ohio Secretary of
                  State on April 16, 1996 (incorporated herein by reference to
                  Exhibit 3(a) to Park National's Quarterly Report on Form 10-Q
                  for the fiscal quarter ended March 31, 1996 (File No.
                  1-13006))
          3.4     Certificate of Amendment by Shareholders to the Articles of
                  Incorporation of Park National Corporation as filed with the
                  Ohio Secretary of State on April 22, 1997 (incorporated herein by reference to Exhibit 3(a)(1) to Park National's Quarterly
                  Report on Form 10-Q for the fiscal quarter ended June 30, 1997
                  (File No. 1-13006)("Park National's June 1997 Form 10-Q"))
          3.5     Articles of Incorporation of Park National Corporation
                  (reflecting amendments through April 22, 1997) (for SEC
                  reporting compliance purposes only - not filed with Ohio
                  Secretary of State (incorporated herein by reference to
                  Exhibit 3(a)(2) to Park National's June 1997 Form 10-Q)
          3.6     Regulations of Park National Corporation (incorporated herein by reference to Exhibit 3(b) to Park National's Form 8-B)
          3.7     Certified Resolution regarding adoption of amendment to
                  Subsection 2.02(A) of the Regulations of Park National
                  Corporation by Shareholders on April 22, 1997 (incorporated herein by reference to Exhibit 3(b)(1) to Park National's June
                  1997 Form 10-Q)
          3.8     Regulations of Park National Corporation (reflecting
                  amendments through April 22, 1997) (for SEC reporting
                  compliance purposes only) (incorporated herein by reference to
                  Exhibit 3(b)(2) to Park National's June 1997 Form 10-Q)
          *5      Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to
                  Park National Corporation, as to the legality of the
                  securities being issued
          *8      Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to
                  Park National Corporation, as to tax matters
         **10.1   Summary of Incentive Bonus Plan of Park National Corporation
         **10.2   Split-Dollar Agreement, dated May 17, 1993, between William T.
                  McConnell and The Park National Bank (incorporated herein by reference to Exhibit 10(f) to Park National's Annual Report on
                  Form 10-K for the fiscal year ended December 31, 1993 (File
                  No. 0-18772)); and Schedule A identifying other identical
                  Split-Dollar Agreements between The Park National Bank or
                  Century National Bank and executive officers or directors of Park National
         **10.3   Split-Dollar Agreement dated September 29, 1993, between
                  Dominic C. Fanello and The Richland Trust Company
                  (incorporated herein by reference to Exhibit 10(g) to Park
                  National's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772)); and Schedule A identifying other identical Split-Dollar Agreements between directors of Park National and The Park National Bank, The
                  Richland Trust Company, Century National Bank or The
                  First-Knox National Bank of Mount Vernon as identified in such Schedule A
           10.4   Park National Corporation 1995 Incentive Stock Option Plan (as
                  amended through April 20, 1998) (incorporated herein by reference to Exhibit 10 to Park National's Registration
                  Statement on Form S-8 filed May 14, 1998 (Registration No.
                  333-52653))
           10.5   Form of Stock Option Agreement executed in connection with the grant of options under the Park National Corporation 1995
                  Incentive Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10(i) to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File
                  No. 1-13006))
           10.6   Description of Park National Corporation Supplemental
                  Executive Retirement Plan (incorporated herein by reference to Exhibit 10(i) to Park National's Registration Statement on
                  Form S-4, filed on January 24, 1997 (Registration No.
                  333-20417))
           13     Annual Report to Shareholders for the fiscal year ended
                  December 31, 1999 (not deemed filed except for portions thereof which are specifically identified in this Registration
                  Statement) (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix C)

           21 Subsidiaries of Park National Corporation (incorporated herein by reference to Exhibit 21 to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-13006))

         *23.1    Consent of Vorys, Sater, Seymour and Pease LLP with respect to its opinion relating to the legality of the securities being issued (included in Exhibit 5)
         *23.2    Consent of Vorys, Sater, Seymour and Pease LLP with respect to its tax opinion (included in Exhibit 8)
         **23.3   Consent of Ernst & Young LLP (with respect to Park National
                  Corporation)
         *23.4    Consent of Austin Associates, Inc., financial advisors to U.B.
                  Bancshares, Inc.
         **24.1   Powers of Attorney of Directors and Executive Officers of Park
                  National Corporation authorizing the signing of their names to this Registration Statement and any and all amendments to this
                  Registration Statement and other documents submitted in
                  connection herewith
         *27      Financial Data Schedule (1999 fiscal year)
         99.1     Fairness Opinion of Austin Associates, Inc. (included in the proxy statement/prospectus forming part of this Registration
                  Statement as Appendix D)
         99.2     Form of Notice of Special Meeting of Shareholders of U.B.
                  Bancshares, Inc. (set forth immediately following the
                  cover-page of this Registration Statement)
         *99.3    Form of Proxy to be used in connection with Special Meeting of
                  Shareholders of U.B. Bancshares, Inc.
         *99.4    Form of letter to be sent to shareholders of U.B. Bancshares

         ---------------------
         * Filed herewith.
         ** Previously filed.


(b)  FINANCIAL STATEMENT SCHEDULES.


         All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the portion of the Annual Report to Shareholders for the fiscal year ended December 31, 1999 which is included as Appendix C to the proxy statement/prospectus forming a part of this Registration Statement.


ITEM 22.  UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned Registrant hereby undertakes:

         (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(F) The undersigned Registrant hereby undertakes:

         (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Ohio, on the 13th day of March, 2000.


                                     PARK NATIONAL CORPORATION


                                     By:   /s/  C. Daniel DeLawder
                                           -------------------------------------
                                           C. Daniel DeLawder
                                           Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on the 13th day of March, 2000.


                   NAME                                                   TITLE


                      *                                 Chairman of the Board and Director
------------------------------------
William T. McConnell



  /s/  C. Daniel DeLawder                               President, Chief Executive Officer and
------------------------------------                    Director (Principal Executive Officer)
C. Daniel DeLawder


  /s/  John W. Kozak                                    Chief Financial Officer and
------------------------------------                    Principal Accounting Officer
John W. Kozak


                      *                                 Director
------------------------------------
Maureen Buchwald


                      *                                 Director
------------------------------------
James J. Cullers


                      *                                 Director
------------------------------------
D. C. Fanello


                      *                                 Director
------------------------------------
R. William Geyer


                      *                                 Director
------------------------------------
Philip H. Jordan, Jr., Ph.D.


                      *                                 Director
------------------------------------
Howard E. LeFevre



                      *                                 Director
------------------------------------
Phillip T. Leitnaker


                      *                                 Director
------------------------------------
Tami L. Longaberger


                      *                                 Director
------------------------------------
James A. McElroy


                      *                                 Director
------------------------------------
John J. O'Neill


                      *                                 Director
------------------------------------
William A. Phillips


                      *                                 Director
------------------------------------
J. Gilbert Reese


                      *                                 Director
------------------------------------
Rick R. Taylor


                      *                                 Director
------------------------------------
John L. Warner

---------------
* By David C. Bowers pursuant to Power of Attorney executed by the directors listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.


  /s/  David C. Bowers
---------------------------------
David C. Bowers
Secretary

                                  EXHIBIT INDEX

         EXHIBIT
         NO.                                   DESCRIPTION OF EXHIBIT
         ---                                   ----------------------

         2.1 Agreement and Plan of Merger (excluding exhibits and schedules) dated as of December 14, 1999 by and between Park National Corporation and U.B. Bancshares, Inc. (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix A)

         2.2 Amendment to Agreement and Plan of Merger dated as of February 14, 2000 by and between Park National Corporation and U.B. Bancshares, Inc. (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix B)

         **2.3 Agreement and Plan of Merger (excluding exhibits and schedules) dated as of December 17, 1999 by and between Park National Corporation and SNB Corp.

         2.4 Amendment to Agreement and Plan of Merger dated as of March 3, 2000 by and between Park National Corporation and SNB Corp. (incorporated herein by reference to Exhibit 2.2 to Park National Corporation's Registration Statement on Form S-4 filed on March 6, 2000 (File No. 333-31810))

         3.1 Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on March 24, 1992 (incorporated herein by reference to Exhibit 3(a) to Park National Corporation's Form 8-B, filed on May 20, 1992 (File No. 0-18772) ("Park National's Form 8-B"))

         3.2 Certificate of Amendment to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on May 6, 1993 (incorporated herein by reference to Exhibit 3(b) to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772))

         3.3 Certificate of Amendment to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on April 16, 1996 (incorporated herein by reference to Exhibit 3(a) to Park National's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (File No. 1-13006))

         3.4 Certificate of Amendment by Shareholders to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on April 22, 1997 (incorporated herein by reference to Exhibit 3(a)(1) to Park National's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (File No. 1-13006)("Park National's June 1997 Form 10-Q"))

         3.5 Articles of Incorporation of Park National Corporation (reflecting amendments through April 22, 1997) (for SEC reporting compliance purposes only - not filed with Ohio Secretary of State (incorporated herein by reference to Exhibit 3(a)(2) to Park National's June 1997 Form 10-Q)

         3.6 Regulations of Park National Corporation (incorporated herein by reference to Exhibit 3(b) to Park National's Form 8-B)

         3.7 Certified Resolution regarding adoption of amendment to Subsection 2.02(A) of the Regulations of Park National Corporation by Shareholders on April 22, 1997 (incorporated herein by reference to Exhibit 3(b)(1) to Park National's June 1997 Form 10-Q)

         3.8 Regulations of Park National Corporation (reflecting amendments through April 22, 1997) (for SEC reporting compliance purposes only) (incorporated herein by reference to
                  Exhibit 3(b)(2) to Park National's June 1997 Form 10-Q)

         *5 Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park National Corporation, as to the legality of the securities being issued

         *8 Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park National Corporation, as to tax matters

         **10.1   Summary of Incentive Bonus Plan of Park National Corporation

         **10.2 Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank (incorporated herein by reference to Exhibit 10(f) to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772)); and Schedule A identifying other identical Split-Dollar Agreements between The Park National Bank or Century National Bank and executive officers or directors of Park National

         **10.3 Split-Dollar Agreement dated September 29, 1993, between Dominic C. Fanello and The Richland Trust Company (incorporated herein by reference to Exhibit 10(g) to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772)); and

                  Schedule A identifying other identical Split-Dollar Agreements between directors of Park National and The Park National Bank, The Richland Trust Company, Century National Bank or The First-Knox National Bank of Mount Vernon as identified in such Schedule A

           10.4 Park National Corporation 1995 Incentive Stock Option Plan (as amended through April 20, 1998) (incorporated herein by reference to Exhibit 10 to Park National's Registration Statement on Form S-8 filed May 14, 1998 (Registration No. 333-52653))

           10.5 Form of Stock Option Agreement executed in connection with the grant of options under the Park National Corporation 1995 Incentive Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10(i) to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-13006))

           10.6 Description of Park National Corporation Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10(i) to Park National's Registration Statement on Form S-4, filed on January 24, 1997 (Registration No. 333-20417))

           13 Annual Report to Shareholders for the fiscal year ended December 31, 1999 (not deemed filed except for portions thereof which are specifically identified in this Registration Statement) (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix C)

           21 Subsidiaries of Park National Corporation (incorporated herein by reference to Exhibit 21 to Park National's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-13006))

         *23.1 Consent of Vorys, Sater, Seymour and Pease LLP with respect to its opinion relating to the legality of the securities being issued (included in Exhibit 5)

         *23.2 Consent of Vorys, Sater, Seymour and Pease LLP with respect to its tax opinion (included in Exhibit 8)

         **23.3 Consent of Ernst & Young LLP (with respect to Park National Corporation)

         *23.4 Consent of Austin Associates, Inc., financial advisors to U.B. Bancshares, Inc.

         **24.1 Powers of Attorney of Directors and Executive Officers of Park National Corporation authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith

         *27      Financial Data Schedule (1999 fiscal year)

         99.1 Fairness Opinion of Austin Associates, Inc. (included in the proxy statement/prospectus forming part of this Registration Statement as Appendix D)

         99.2 Form of Notice of Special Meeting of Shareholders of U.B. Bancshares, Inc. (set forth immediately following the cover-page of this Registration Statement)

         *99.3 Form of Proxy to be used in connection with Special Meeting of Shareholders of U.B. Bancshares, Inc.

         *99.4    Form of letter to be sent to shareholders of U.B. Bancshares

         ---------------------
         * Filed herewith.
         ** Previously filed.